As filed with the Securities and Exchange Commission on October  28 , 2009

Registration No. 333-159730

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Clear Skies Solar, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3433	30-0401535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Clear Skies Solar, Inc.
200 Old Country Road, Suite 610
Mineola, New York 11501-4241
(516) 282-7652
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ezra Green
Chief Executive Officer
Clear Skies Solar, Inc.
200 Old Country Road, Suite 610
Mineola, New York 11501-4241
(516) 282-7652
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Harvey J. Kesner, Esq.
Ben Reichel, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
		MAXIMUM	MAXIMUM
	AMOUNT	OFFERING	AGGREGATE	AMOUNT OF
	TO BE	PRICE PER	OFFERING	REGISTRATION
	REGISTERED	SHARE	PRICE	FEE
	(1)	(2)
Common stock, par value $0.001 per shares (3)	1,250,000	$0.205	$256,250	$19.29
Common stock, par value $0.001 per shares (4)	8,041,270	$0.205	$1,648,460	$91.98
Common stock, par value $0.001 per shares (5)	7,141,270	$0.205	$1,463,960	$81.69

	16,432,539		$3,368,670	$187.96	(6)
_______________

(1)
In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average high and low prices of the common stock of the Registrant as reported on the OTC Bulletin Board on October 27, 2009.

(3)	Represents shares of the Registrant’s common stock being registered for resale that were issued to the selling stockholders named in the prospectus upon exercise of warrants, conversion of promissory notes and in connection with the issuance of notes and warrants.

(4)
Represents shares of the Registrant’s common stock being registered for resale that are issuable to the selling stockholders named in the prospectus or a prospectus supplement upon conversion of outstanding convertible promissory notes.

(5)
Represents shares of the Registrant’s common stock being registered for resale that are issuable to the selling stockholders named in the prospectus or a prospectus supplement upon exercise of outstanding warrants.

(6)	$346.28 was previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THERAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated October  28 , 2009

Clear Skies Solar, Inc.
200 Old Country Road, Suite 610
Mineola, New York 11501-4241
(516) 282-7652

16,432,539 Shares of Common Stock

This prospectus relates to the resale of up to 16,432,539 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” in this prospectus. The shares of common stock offered by this prospectus consist of: (i) 1,250,000 shares of common stock issued in connection with the issuance of notes and warrants, (ii) 7,141,270 shares of our common stock issuable upon conversion of outstanding convertible promissory notes, (iii) 900,000 shares of our common stock that may be issued upon conversion of outstanding convertible promissory notes due to anti-dilution adjustments to the conversion price and  (iv) 7,141,270 shares of our common stock issuable upon exercise of outstanding warrants.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 46). We will not receive any proceeds from the sales by the selling stockholders, but we may receive up to $444,000 of proceeds from the exercise of warrants held by selling stockholders to purchase an aggregate of 6,355,556 shares of our common stock, if such warrants are exercised in full.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTCBB, under the symbol “CSKH.OB.” On October 27, 2009, the last sale price of our common stock on the OTCBB was $0.20 per share.

No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholder will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering other than customary brokerage and sales commissions. The selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October __, 2009

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, references to the “Company,” “Clear Skies,” “we,” “our” and “us,” for periods prior to the closing of the reverse merger on December 20, 2007, refer to Clear Skies Group, Inc., a private New York corporation that is now our wholly owned subsidiary, and such references for periods subsequent to the closing of the reverse merger refer to Clear Skies Solar, Inc., a publicly traded Delaware corporation formerly known as Clear Skies Holdings, Inc., together with its subsidiaries, including Clear Skies Group, Inc.

Corporate History

Our wholly owned operating subsidiary, Clear Skies Group, Inc., was formed in New York on September 23, 2003 for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. BIP Oil, Inc. was formed as a Nevada corporation on January 31, 2007, for the purpose of importing, marketing and distributing Greek olive oils, olives and spices in the United States. On December 12, 2007, BIP Oil Inc. formed a wholly owned subsidiary, Clear Skies Holdings, Inc., a Delaware corporation. On December 18, 2007, BIP Oil, Inc. was merged with and into Clear Skies Holdings, Inc., for the purpose of changing its state of incorporation to Delaware from Nevada and changing its name.

On December 20, 2007, we closed a reverse merger transaction pursuant to which a wholly owned subsidiary of Clear Skies Holdings, Inc. merged with and into Clear Skies Group, Inc., and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc. Immediately following the closing of the reverse merger, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to our then-majority stockholders in exchange for cancellation of shares of our common stock held by those stockholders.

After the reverse merger and the split-off, Clear Skies Holdings, Inc. succeeded to the business of Clear Skies Group, Inc. as its sole line of business, and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors. In addition, on January 25, 2008, we changed our name from Clear Skies Holdings, Inc. to Clear Skies Solar, Inc.

Business Overview

We are a designer, integrator and installer of solar power systems. We market, sell, design and install systems for commercial and industrial customers and to developers of residential properties, sourcing components (such as solar modules and inverters) from third-party manufacturers. We commenced operations in August 2005 and received our initial funding in September 2005. We used those funds and shares of our stock to acquire certain assets, including licenses and certifications, from S&T Electric and TAL Design & Construction, a design and construction firm owned by Ezra Green, our Chief Executive Officer, to file patent applications with respect to proprietary technology we had developed, and to fund our operations. S&T Electric was a licensed electrical contracting business that provided residential and commercial services in New York for 12 years and was owned and operated by William O’Connor, our Vice President of Operations, and another individual. We have also developed XTRAX®, a patented remote monitoring solution for measuring the production of renewable energy systems and for transmission of the data via the cellular telephone, microwave network or satellite.

Our principal executive offices are located at 200 Old Country Road, Suite 610, Mineola, New York 11501-4241 and our telephone number is (516) 282-7652. We maintain a website at www.clearskiessolar.com which contains a description of our company, but such website is not part of this prospectus. Please note that you should not view such website as part of this prospectus and should not rely on such website in making a decision to invest in our common stock.

The Offering

Common stock offered by the selling stockholders:	16,432,539 shares (1)

Common stock outstanding:	58,543,247 (2)

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock, but we may receive proceeds from the exercise of warrants by the selling stockholders. In the event that all of the warrants to purchase shares of common stock included in this offering were exercised, we would receive $566,000 of gross proceeds, which we would use for working capital.

Risk factors:
An investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

OTC Bulletin Board symbol:	CSKH.OB

(1)
Represents (i) 1,250,000 shares of common stock issued in connection with the issuance of notes and warrants, (ii) 7,141,270 shares of our common stock issuable upon conversion of outstanding convertible promissory notes, (iii) 900,000 shares of our common stock that may be issued upon conversion of outstanding secured convertible promissory notes due to anti-dilution adjustments to the conversion price and (iv) 7,141,270 shares of our common stock issuable upon exercise of outstanding warrants.

(2)	Represents the number of shares of our common stock outstanding as of October 27, 2009, and excludes:
•	2,500,000 shares of our common stock issuable upon exercise of outstanding stock options granted under our 2007 Equity Incentive Plan;
•	2,500,000 shares of our common stock issuable upon exercise of outstanding stock options granted under our 2008 Equity Incentive Plan;
•	1,050,000 shares of our common stock issuable upon exercise of outstanding stock options granted under our 2009 Equity Incentive Plan;
•	1,450,000 shares of our common stock reserved for future issuance under our 2009 Equity Incentive Plan;
•	800,000 shares of our common stock issuable upon exercise of outstanding stock options granted under our 2008 Non-Employee Director Compensation Plan;
•	200,000 shares of our common reserved for future issuance under our 2008 Non-Employee Director Compensation Plan;
•	8,041,270 shares of our common stock issuable upon conversion of outstanding convertible promissory notes, which shares are being offered by this prospectus;
•	7,141,270 shares of our common stock issuable upon exercise of outstanding warrants, which shares are being offered by this prospectus; and
•	6,381,401 shares of our common stock underlying other outstanding warrants and convertible notes that are not being offered by this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Prospective investors should carefully consider the risks described below and other information contained in this prospectus before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. If this were to happen, the trading price of our common stock could decline significantly and investors in our common stock might lose all or a part of your investment.

Risks Related to Our Business

We currently have no projects under construction, have earned no revenue to date in 2009 and may not generate revenues in the near future.

At this time, Clear Skies has no active projects under construction.  Our last contract was completed in December 2008, except for several small residential projects that were ordered from us in 2007 or before and have been delayed for a variety of reasons.  We had no revenue in the first quarter of 2009, except for the sale of approximately $11,000 of excess solar panel inventory, and we had no revenue in the second quarter of 2009.  It is not certain when we will begin generating revenues again.  We are negotiating with several parties for the financing and construction of a number of solar energy projects, however there can be no assurance that we will be successful in these negotiations or that such projects would be profitable.  Since we recognize revenue under the percentage of completion method, even if we are successful in negotiating finance and construction agreements, it could be several months after signing before we begin performance and are able to report revenue on our financial statements.

Our cash resources are very limited and if we cannot raise additional funds or start generating revenues, we will not be able to pay our vendors and will probably not be able to continue as a going concern.

As of October 27, 2009, our available cash balance was approximately $215,000. Notwithstanding our recent sales of common stock for $720,000, convertible notes for gross proceeds of $910,000 and borrowings of $257,464 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices.  Our future cash flows depend on our ability to enter into, and be paid under, contracts for the construction of solar energy projects and our ability to sell our debt and equity securities on terms satisfactory to us.  While management believes these can be accomplished, there can be no assurance that we will be successful in entering into such contracts or selling our securities, in which case we shall probably not be able to continue as a going concern. For a full description of the recent sales of convertible notes and common stock see our Forms 8-K filed on May 13, 2009, August 3, 2009, August 5, 2009, September 21, 2009 and October 20, 2009.

We have a limited operating history, and it may be difficult for potential investors to evaluate our business.

Our wholly owned operating subsidiary, Clear Skies Group, Inc., began operations in October of 2005. Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation, we have generated only limited revenues. Our revenues were $2,702,178 and $298,974 for the years ended December 31, 2008 and December 31, 2007, respectively. Our revenues for the first calendar quarter of 2009 were $11,113 compared to $153,224 for the first calendar quarter of 2008. We had no revenue in the second quarter of 2009. As an early stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a relatively new business. Investors should evaluate an investment in our Company in light of the uncertainties encountered by such companies in a competitive environment. Our business is dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for, among other things, the supply of photovoltaic and solar-thermal systems, on commercially favorable terms, as well as the availability and timing of financing from third parties for each project. There can be no assurance that our efforts will be successful or that we will be able to attain profitability.

We have a limited operating history and have sustained recurring losses.

Clear Skies Group, Inc. was incorporated in September 2003 and has reported annual net losses since its inception. For our fiscal years ended December 31, 2008 and December 31, 2007, we experienced losses of approximately $6.8 million and $3.6 million, respectively. We also sustained a loss of approximately $2.3 million for the six months ended June 30, 2009.  As of December 31, 2008, we had an accumulated deficit of approximately $11.4 million which increased to $13.8 million as of June 30, 2009. In addition, we expect to incur additional losses in the foreseeable future, and there can be no assurance that we will ever achieve profitability. Our future viability, profitability and growth depend upon our ability to successfully operate and expand our operations. There can be no assurance that any of our efforts will prove successful or that we will not continue to incur operating losses in the future.

We will need additional financing to execute our business plan and fund operations, and such additional financing may not be available on reasonable terms or at all.

We have limited funds. We may not be able to execute our current business plan and fund business operations long enough to become cash-flow positive or to achieve profitability. Our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments will be dilutive to existing stockholders.  Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other convertible securities, which will have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations.

Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, both generally and specifically in the renewable energy industry, and the fact that we have not been profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Please see Note 15 - Subsequent Events – to our consolidated financial statements for further information concerning certain of our recent financing activities.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of our senior management, especially Ezra J. Green, our Chairman and Chief Executive Officer. The loss of Mr. Green or an inability to attract or retain other key individuals, could materially adversely affect us. We seek to compensate and motivate our executives, as well as other employees, through competitive salaries and bonus and option plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Mr. Green were to leave or be unable to serve, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. We have entered into an employment agreement with Mr. Green. However, there can be no assurance that the terms of the employment agreement will be sufficient to retain him.

We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or have a material adverse effect on our business and results of operations.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, which could have a material adverse effect on our business, financial condition and the market value of our securities.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our reputation, business and operating results may be harmed. In connection with the preparation of Form 10-KSB for our fiscal year ended December 31, 2007, our independent registered public accountants as well as our management identified a material weakness in our internal control over financial reporting, due to insufficient resources in our accounting and finance department, resulting in (i) an ineffective review, monitoring and analysis of schedules, reconciliations and financial statement disclosures and (ii) the misapplication of U.S. GAAP and SEC reporting requirements.  These conditions were remedied during 2008 and no weakness was found as of December 31, 2008.

The period in which these material weaknesses were identified included certain non-recurring reverse merger related events that disproportionately absorbed our financial and administrative resources.   If we are not able to implement controls to avoid the occurrence of material weaknesses in our internal control over financial reporting in the future, then we might report results that are not consistent with our actual results and we may need to restate results that would have been previously reported.

We could become involved in intellectual property disputes that create a drain on our resources and could ultimately impair our assets.

We currently have one issued U.S. patent (No. 7,336,201). In addition, we rely on trade secrets and our industry expertise and know how. We do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, we may be required to spend a significant amount of management time and company money to defend a claim, develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even if without merit, could result in substantial costs and diversion of our time and resources and could materially and adversely affect our business and operating results.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

Since the products we install are devices that produce electricity and heat, it is not likely but possible that users could be electrocuted, burned or otherwise injured or even killed by such products, whether by product malfunctions, defects, improper installation, vandalism, misuse by the customer or other causes. As a distributor and installer of products that are used by consumers, we face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the solar power products we sell or install results in injury or damage, whether we are at fault or not.  Moreover, we may not have adequate resources in the event of a successful claim against us. We have general liability coverage for up to $1,000,000 and umbrella liability coverage for up to $2,000,000; we also have a policy of obtaining certificates of insurance from the property owners where we operate and requiring all subcontractors to name us as an additional insured and as a certificate holder on their policies. Furthermore, we anticipate acquiring a product liability policy once we are ready to launch our XTRAX® product, but there can be no assurance that one will be available on reasonable terms. The successful assertion of product liability claims against us could result in material reputational and/or monetary damages and, if our insurance protection is inadequate, could require us to make significant payments.

Risks Relating to Our Industry

We are dependent upon our suppliers for the components used in the systems we design and install and our major suppliers are dependent upon the continued availability and pricing of silicon and other raw materials used in solar modules.

The solar panels, inverters and other components used in our systems are purchased from a limited number of suppliers. We do not manufacture any of the components used in our solar installations. We have purchased solar panels from Kyocera Solar, Suntech America and Sharp, and we have considered buying from Solar-Fabrik AG, General Electric, SMA American and XANTRAX. We purchase inverters principally from SatCon Power Systems. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation, as we have no supply agreements with these or other suppliers except for purchase orders on a case-by-case basis. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in reduced margins and/or an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our services. Similarly, our suppliers are dependent upon the availability and pricing of silicon, one of the main materials used in manufacturing solar panels. The world market for solar panels has recently experienced a shortage of supply due to insufficient availability of silicon and then a surplus of supply as demand declined due to the worldwide financial crisis. This shortage caused the prices for solar modules to increase and the surplus caused them to decline. Such prices could increase again at any time and prediction of future prices is very difficult.  Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, could limit our sales and growth. Since many solar panel suppliers are located outside the United States international issues or political conditions in the countries of manufacture might impede supply and cause price increases.  In addition, increases in the prices of modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will be able to have solar systems manufactured on acceptable terms or of acceptable quality, or at all, the failure of which could lead to a loss of sales and revenues.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a highly competitive environment that is characterized by price fluctuations, supply shortages and rapid technological change. We compete with major international and domestic companies. Our major competitors include Akeena Solar, Global Solar, Premier Power Renewable Energy, Real Goods Solar, SPG Solar, Sun Edison and SunPower/Powerlight, as well as numerous other regional players, and other companies similar to us primarily located in our operating markets. Our competitors often have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of products than we can.

Some of our competitors own, partner with, have longer term or stronger relationships with solar cell providers which could result in them being able to obtain solar panels on a more favorable basis than we can. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

We may in the future compete for potential customers with solar and heating, ventilation and air conditioning system installers and service providers, electricians, utilities and other providers of solar power equipment or electric power. Competition in the solar power services industry may increase in the future, partly due to low barriers to entry. In addition, we may face competition from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel.

There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

Technological changes in the solar power industry could render our proprietary technology uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales.

Our failure to further refine our technology and develop new technology could cause our products to become uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales. The solar power industry is rapidly evolving and competitive. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. We may need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of solar power and monitoring technologies may be currently under development by other companies that could result in higher product performance than those expected to be produced using our technology. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous than our monitoring system and the installation of solar power products that we can offer.

Our business requires us to place our employees and technicians in our customers’ properties, which could give rise to claims against us.

If we are unsuccessful in our installation of products and provision of services to customers, we could damage or cause a material adverse change to their premises or property, which could give rise to claims against us. Any such claims could be material in dollar amount and/or could significantly damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the workplaces of others, including possible claims of errors and omissions based on the alleged actions of our personnel, including harassment, theft of client property, criminal activity and other claims.

A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost of electricity from other sources and their anticipated return on investment resulting from purchase of a solar power system. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

Installation of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building and electrical codes, zoning, environmental protection regulation, utility interconnection requirements for metering and other rules and regulations. If we fail to observe these shifting requirements on a national, state, or local level, in providing our products and services, we may incur claims and/or reputational damage. Changes in utility electric rates or net metering policies could also have a negative effect on our business. Government regulations or utility policies pertaining to solar power systems are unpredictable, may limit our ability to charge market rates and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in our revenues and/or demand for solar energy systems and our services.

Our business depends on the availability of rebates, tax credits and other financial incentives; reduction or elimination of which would reduce the demand for our services and impair our results.

Certain states, including California, New Jersey and Arizona, offer substantial incentives to offset the cost of solar power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). In addition, the Federal government currently offers a tax credit on the installation of solar power systems. This Federal Investment Tax Credit approved in 2005 was due to expire at the end of 2008 but was extended for eight years in November 2008.  Tax laws can be changed at any time.  Current tax rules also permit businesses to accelerate the depreciation on their system over five years. Reduction in or elimination of such tax and other incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the costs of our systems to customers, resulting in reduced demand for our services, and negatively affecting our sales and financial condition.

Our business strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow. The factors influencing the widespread adoption of solar power technology include but are not limited to:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;
•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
•	success of other alternative distributed generation technologies such as fuel cells, wind power, tidal power and micro turbines;
•
fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	continued deregulation of the electric power industry and broader energy industry; and
•	availability of governmental subsidies and incentives.

Risks Relating to Our Organization and Our Common Stock

As a result of our reverse merger, Clear Skies Group, Inc. became a subsidiary of a company that is subject to the reporting requirements of federal securities laws, which is expensive and diverts resources from other projects, thus impairing our ability to grow.

As a result of the reverse merger, Clear Skies Group, Inc. became a subsidiary of ours and, as a public reporting company, is subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we had remained privately held and did not consummate the reverse merger.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent registered public accountant certifications required by such Act, which may preclude us from keeping our filings with the Securities and Exchange Commission current.  Non-current reporting companies are subject to various restrictions and penalties.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company we expect these new rules and regulations to increase our compliance costs in 2009 and beyond and to make certain activities more time consuming and costly. As a public company we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future or we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with Clear Skies Group, Inc. becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-reverse merger company.

If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of our shareholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of our shareholders to sell their securities in the secondary market.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers, which may expose us to claims for rescission or damages.

If our securities are offered without engaging a registered broker-dealer we may face claims for rescission and other remedies. We may become engaged in costly litigation to defend these claims, which would lead to increased expenditures for legal fees and divert managements’ attention from operating the business. If we could not successfully defend these claims, we may be required to return proceeds of any affected offering to investors, which would harm our financial condition.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile. Since trading of our common stock began on January 8, 2008 through October 27, 2009, the high and low bid prices of our common stock were $2.40 and $.01. The price of our stock could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital or project financing;
•	additions or departures of key personnel;
•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;
•	sales of our common stock;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us that our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a limited trading market for our common stock, and we cannot ensure that a liquid market will be established or maintained.

Trading in our common stock began on January 8, 2008 and only a limited market has developed for the purchase and sale of our common stock. We cannot predict how liquid the market for our common stock might become.  Therefore, the purchase of our shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time.  Because there is a limited public market for the resale of our shares, a prospective investor  may not be able to liquidate its investment, even in the event of an emergency, and our shares may not be acceptable as collateral for a loan.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock is currently a “penny stock,” which may make it more difficult for our investors to sell their shares.

Our common stock is currently and may continue in the future to be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. Since our securities are subject to the penny stock rules, investors may find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares being offered for sale pursuant to this prospectus or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Recent revisions to Rule 144 may result in shares of our common stock that we may issue in the future becoming eligible for resale into the public market without registration in as little as six months after their issuance.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

 In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

 This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. However, we may receive up to $506,000 from the exercise of the warrants if all such warrants are exercised in full. There can be no assurance that any of the warrants will be exercised by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

From September 7, 2007 through January 4, 2008, our common stock was quoted on the OTC Bulletin Board under the trading symbol “BIPO,” and since January 8, 2008, our trading symbol has been “CSKH.OB.” Prior to January 8, 2008, there was no active market for our common stock.  The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

The closing price of our common stock on the OTC Bulletin Board on October 27, 2009 was $.20 per share.

The following table sets forth the range of high and low sales prices as reported on the OTC Bulletin Board for the periods indicated.

	Sales Price
Year Ended December 31, 2008	High	Low
First quarter ended March 31, 2008	$2.40	$1.022
Second quarter ended June 30, 2008	$1.68	$0.90
Third quarter ended September 30, 2008	$1.19	$0.22
Fourth quarter ended December 31, 2008	$0.42	$0.11

	Sales Price
Year Ended December 31, 2009	High	Low
First quarter ended March 31, 2009	$0.225	$0.075
Second quarter ended June 30, 2009	$0.13	$0.01
Third quarter ended September 30, 2009	$0.22	$0.04
Fourth quarter ending December 31, 2009 (through October 27, 2009)	$0.28	$0.17

Holders

As of October 27, 2009, an aggregate of 58,543,247 shares of our common stock were issued and outstanding and were owned by approximately 104 stockholders of record, based on information provided by our transfer agent.

Dividends

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plan approved by security holders (1)	2,500,000	$0.15	0

Equity compensation plan not yet approved by security holders (2)	2,500,000	$0.18	0

Equity compensation plan not yet approved by security holders (3)	1,050,000	$0.12	1,450,000

Non-employee directors compensation plan (4)	800,000	$0.16	200,000

Equity (warrant) compensation plan not approved by security holders (5)	1,327,121	$0.47	0

(1)	Represents our 2007 Equity Incentive Plan.

(2)	Represents our 2008 Equity Incentive Plan.

(3)	Represents our 2009 Equity Incentive Plan.

(4)	Represents our 2008 Non-employee directors compensation plan

(5)
Represents 732,401 shares issuable upon exercise of five-year warrants with an exercise price of $.50 per share issued to a placement agent for private placement services.  A total of 30,280 shares have been purchased on the partial exercise of one warrant.  Also represents 500,000 shares and 125,000 shares issuable upon exercise of five-year warrants with exercise prices of $.50 and $.18, respectively, issued to an investor relations consultant and investment banking consultants for services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND  RESULTS OF OPERATIONS

This discussion should be read in conjunction with our consolidated financial statements and the notes thereto included in this prospectus, as well as the other sections of this prospectus, including “Risk Factors” and “Description of Business.” This discussion contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results may differ materially.

Overview

We deliver turnkey solar electricity installations and renewable energy technology solutions to commercial, industrial and residential developer customers. Our primary business is the design and installation of photovoltaic (sometimes called “solar electric” or “PV” for short) solar power systems for the commercial, industrial and residential developer markets. We have developed certain proprietary photovoltaic panel mounting systems and trade secrets that we believe reduce the required man-hours for system installations. We have also developed XTRAX®, our patented remote monitoring solution for measuring the production of renewable energy systems, among other things. We have served customers in California, New York and New Jersey. We also plan to expand to other locations where the amount of sunshine, the cost of electricity and/or the availability of governmental rebates make prospects of solar energy system sales appear attractive.

Clear Skies Group, Inc. was incorporated in New York in 2003 and began operations in August 2005. As a result of the reverse merger transaction that we consummated on December 20, 2007, our historical financial statements for periods prior to the reverse merger are those of Clear Skies Group, Inc.

Since we began operations we have incurred annual net losses. As of June 30, 2009, we had an accumulated deficit of $13,805,492 and we expect to incur additional losses in the foreseeable future. Our revenues during the six month periods ended June 30, 2009 and 2008 were $11,113 and $1,286,664, respectively. We recognized net losses of $2,317,145 (or a basic and diluted loss of $.07 per common share) for the six months ended June 30, 2009 and a net loss of $3,157,043 (or a basic and diluted loss of $.10 per common share) for the comparable period in 2008.

Since our inception, we have financed our operations primarily through sales of equity and debt securities. From inception through October 27, 2009, we received net offering proceeds from private sales of equity and debt securities (after deducting placement agents’ discounts, commissions and expenses, and our offering expenses) of approximately $8,706,000 in the aggregate.

Based on our current plans and assumptions, which include our expectations relating to the future sale of our equity and debt securities and entering into contracts for the financing and installation of solar energy systems and the resulting cash flows and revenues, we believe that we will have adequate resources to fund our operations in 2009.  However, there can be no assurances that we will be successful in entering into such contracts or arranging financing on terms satisfactory to us, in which case there would be significant doubt as to our ability to continue as a going concern.   As of October 27, 2009, our available cash balance was approximately $215,000. Notwithstanding our recent sales of convertible notes for gross proceeds of $936,000 and borrowings of $257,464 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices and operating expenses.

Depending upon the needs of our customers, we may have to increase our installation staff significantly in 2009 to ensure that installations can be completed while applicable rebates remain in effect. We expect that our selling and general and administrative expenses will increase in future periods, as we expand our administrative, sales and installation workforce.

We outgrew our original offices and in June 2008 leased new office space in Mineola, New York as our headquarters which can accommodate our expected needs for the next three years. See Lease Commitments in Note 10 above. In addition, we anticipate establishing regional field offices for our sales teams. Accordingly, we expect the rental expense component of our general and administrative expenses to increase in future periods.

We expect our immediate capital expenditures, which we do not expect to exceed approximately $400,000, will be related to completing the Beta tests and initial launch of XTRAX®. Subject to industry and governmental approvals, and availability of funds, we expect to be able to have a commercial XTRAX® product during 2009; however, no assurance can be given that our expectations will be met. Cranes and other solar energy system installation equipment are generally available for rental on reasonable terms, and we do not have plans to acquire any.

Generally, we anticipate that our operating costs and expenses will increase in the future to support a higher level of revenues. Increased costs will be attributable to increased personnel, principally sales and installation personnel and support staff for a multi-office infrastructure and increased marketing expenditures to promote our services.

Critical Accounting Policies

Revenue Recognition and Deferred Revenue: We currently have one primary revenue stream generated by our activities as a prime contractor for the design and installation of solar energy systems.  We may have other revenue if we serve as a consultant to others on solar project or, as we have done in years before 2008, work as a subcontractor for others. These revenue streams have very different characteristics and payment time cycles. Therefore, we apply a different revenue recognition policy to each category.

Contract Revenue. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, which was superseded by SAB 104 — “Revenue Recognition in Financial Statements,” we recognize revenues from contracts that we sign directly with the customer using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct costs of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. We maintain all risks and rewards of billing. Regardless of the customer’s structure or industry, if we are the lead contractor, then we recognize all revenues from such customers in this manner.

Subcontracting and Consulting Revenue. Prior to 2008 we performed installation and other services as a subcontractor. We might do so again and may also perform consulting work for others. These services differ from contract revenue as we are entitled to be compensated for subcontractor or consulting work performed prior to completion of the system. We are paid for all invoiced work so long as we complete tasks satisfactorily and invoice the client for our work in a timely manner. We will book all revenues from projects where we act as subcontractor to our income statement as they are invoiced to the client if we are reasonably assured of payment.

Cost Recognition: Contract costs include all direct materials, labor and equipment costs, and those indirect costs related to performance such as indirect labor, supplies, and tool costs. We make provisions for estimated losses on uncompleted contracts in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revenues are determined.

Costs and estimated earnings in excess of billings consist of our costs to acquire materials that we purchased for projects which had not been completed as of the relevant balance sheet date. These costs are charged to the project as they are installed.

Manufacturer and Installation Warranties: We warrant our products and services against defects in material or installation workmanship. The manufacturer’s warranty period on the solar panels and the inverters we use have a warranty period range of five to twenty-five years. We assist the customer in the event that the manufacturer’s warranty needs to be used to replace a defective panel or inverter. We offer a five-year warranty on the installation of a system and all equipment and identical supplies other than solar panels and inverters that are covered under the manufacturer’s warranty. We record a provision for the installation warranty within cost of sales — currently at 2% of contract revenue — based on historical experience and future expectations of the probable cost to be incurred in honoring our warranty commitment.   As we develop sufficient history the 2% rate may change if appropriate.

Results of Operations: Comparison of Fiscal 2008 and 2007

Generally, we anticipate that our operating costs and expenses will increase in the future to support a higher level of revenues. Increased costs will be attributable to increased personnel, principally sales personnel and support staff for a multi-office infrastructure and increased marketing expenditures to promote our services as well as increased installation staff.  In addition, as a public reporting entity, compliance with Securities and Exchange Commission and Sarbanes-Oxley regulations will increase our general and administrative costs.

We had a loss from operations in each of the last two fiscal years.  A major impediment to fully executing our business plan in 2008 was the failure of the U.S. Congress to renew and extend the 30% investment tax credit until enactment of the financial bailout law in November 2008 and the general crisis in the financial and capital markets.  These factors significantly reduced our ability to enter into contracts for solar energy systems and to obtain the required financing for them, including the uncertainty of the extension of the investment tax credit which would have otherwise expired at the end of 2008.  In addition, a lack of operating capital and the time spent by members of management obtaining financing adversely impacted our marketing efforts.  Accordingly, a comparison of our results of operations for the years ended December 31, 2008 and December 31, 2007 may be of limited probative value.

We have restated our financial statements as of and for the year ended December 31, 2007 (see Note 1a to the financial statements). All amounts discussed herein have been updated to conform to the restated financial statements.

Revenues

Total revenues for the year ended December 31, 2008 were $2,702,178 compared to $298,974 for the year ended December 31, 2007. This $2,403,204 increase in revenue is due to completion of three commercial projects in 2008 while in 2007 we were impacted primarily by our lack of operational capital with which to execute our business plan. The shift in focus of our marketing efforts from residential sales and installations prior to 2008 to commercial projects also had an impact. Commercial projects provide greater revenues and margins, but have significantly longer lead times than residential projects. In addition, our move towards managing our own projects rather than serving as a subcontractor has caused delays in our recognition of revenue during 2008, since subcontractor revenue is generally recognized immediately but contract revenue is recognized on the percentage of completion method.

Cost of Goods Sold

Cost of goods sold were $2,465,984 for the fiscal year ended December 31, 2008, compared to $268,707 for the prior year. The $2,197,277 increase in cost of goods sold (and the resulting decrease in gross margin from 10.1% of total revenue to 8.7%) is primarily due to the completion of three commercial projects in 2008 compared to the delay in residential contract completion which resulted in higher job costs in 2007. The average gross margin on the three commercial solar energy systems we installed in 2008 was 23.1%.The gross margin percentage of 8.7% includes the negative gross margin on old holdover single family projects due to increased costs which we were completing and the sale of excess inventory at a loss.

Costs and Estimated Earnings in Excess of Billings

Costs and estimated earnings in excess of billings were zero at December 31, 2008, compared to $27,641 at December 31, 2007.  This account consists of our costs incurred to partially install systems for certain projects that exceeded the to-date billing for that project, as of the balance sheet date.  As the work on projects begun prior to 2008 progressed in 2008, the revenue was recognized in its appropriate period.

Operating Expenses

Our operating expenses are composed of selling expenses and general and administrative expenses.  The year ended December 31, 2008 was our first year of operations as a publicly owned company.  Selling expenses in 2008 increased to $1,190,670 from $468,858 in 2007 for an increase of $721,812 or 154%.  The main causes of this increase were increased salaries and related taxes and benefits of about $319,000, marketing expenses in Greece and Spain of $169,000, public relations costs of $165,000 and higher travel costs of approximately $56,000.

General and administrative expenses increased to $5,698,388 in 2008 from $2,294,039 in 2007, or an increase of $3,404,349 or 148%.  The major components of this increase were higher salaries and related taxes and benefits of $941,000, $836,000 of higher investor relations fees, an increase in legal fees of $517,000, an increase in non-cash amortization of the value of stock, warrants and options of $413,000, an increase in engineering and technical expenses of $220,000, the value of shares of common stock paid to those buying stock in our December 2007 financing as liquidated damages for the late effectiveness of our registration statement of $109,000 and higher consulting fees of $97,000.

Other Expenses

Interest expense in 2008 totaled $14,741 compared to $40,199 in 2007. The interest expense in 2008 was incurred in 2008 due to equipment leases and deferred payments of certain expenses.  Interest expense in 2007 was higher primarily due to payment of interest on the Bridge Notes in the face amount of $745,000.   We had interest income of $46,773 in 2008 compared to none in 2007 due to temporary investment of excess cash in 2008.  Furthermore, in 2007, we had a non-cash amortization of the debt discount expense resulting from the issuance of $745,000 of bridge notes.

Cash Flows from Operations

Non-cash items totaled $1,144,755 in 2008, compared to $1,467,966 in 2007. This decrease of $323,211 (22%) is due to the charges associated with liquidated damages paid in stock and estimated loss on contracts  and stock compensation to staff, vendors, and directors, offset by the amortization of the Bridge Notes we sold in August and September of 2007 that were exchanged for shares in the Reverse Merger.

Results of Operations: Comparison of Six Month Periods Ended June 30, 2009 and 2008

Revenues in the first half of 2009 were $11,113, a decrease of $1,275,551 from the $1,286,664 of revenue for the six months ended June 30, 2008. In the 2009 period, revenue decreased as we had completed all work on our jobs in 2008 and sold excess solar panel inventory, while in the 2008 quarter we only billed relatively small contract and sub-contract work. Cost of revenue in the first half of 2009 was $27,946, down $1,017,956 from the cost of revenue of $1,045,902 in the six months ended June 30, 2008. The gross margin loss in the 2009 quarter was $16,833, a decrease of $257,595 from the gross margin of $240,762 in the first half of 2008.

Selling expenses decreased by $307,419 from the $484,814 incurred in the first half of 2008 to $177,395 in the comparable 2009 period. The decrease is largely accounted for by decreases in salaries of $122,000, public relations of $113,000, travel of $25,000 and advertising and trade show costs of $12,000.

General and administrative expenses were $2,086,113 for the six months ended June 30, 2009 compared to $2,933,292 in the six months ended June 30, 2008, for a decrease of $847,179. This decrease is largely accounted for by  (a) a decrease in legal fees of $360,000, (b) investor relations expenses decreasing by $458,000, (c) a $68,000 decrease in cash salaries and offset in part by an increase in non-cash stock compensation expense of $180,000, (d) an increase in rent of $30,000, (e) a decrease to zero in liquidated damages compared to the payment in the second quarter of 2008 of $34,000, (f) a decline in accounting fees of $37,000, (g) a decline in travel costs of $42,000 and (h) a decline in consulting costs of $31,000.

Interest income of $42,315 for the six months ended June 30, 2008 resulted from the investment of excess cash from our December, 2007 private placement compared to $478 of interest income in the 2009 comparable period.

Liquidity and Capital Resources

At June 30, 2009, we had an accumulated deficit of $13,805,492 and we expect to incur additional losses in the foreseeable future. While we have funded our operations since inception through private placements of equity and bridge loans, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.

As of October 27, 2009, our available balance of cash and cash equivalents was approximately $215,000, which amount is after receipt of the $250,000 proceeds from the September 2009 financing in which we sold (i) secured convertible promissory notes in the aggregate principal amount of $275,000, (ii) warrants to purchase up to 1,718,750 shares of our common stock and (iii) issued 1,250,000 shares of our common stock and after receipt of $720,000 from the sale of common stock in October 2009.  The bulk of the proceeds were to pay a portion of the overdue employee salaries and reimbursable expenses as well as employee benefits and insurance costs.  As part of the July 2009 Financing the conversion price of the convertible notes and the purchase price of warrants issued in the May 2009 Financing were reduced from $.10 and $.15, respectively, to $.07. See our Forms 8-K and 8-K/A filed with the Securities and Exchange Commission on August 3, August 5, 2009, September 21, 2009 and October 20, 2009, respectively.

Based on our current plans and assumptions, which include our expectations relating to the future sale of our equity and debt securities and entering into contracts for the financing and installation of solar energy systems and the resulting cash flows and revenues, we believe that we will have adequate resources to fund our operations in 2009. However, there can be no assurances that we will be successful in entering into such contracts or arranging financing on terms satisfactory to us, in which case there would be significant doubt as to our ability to continue as a going concern. Notwithstanding the October 2009 sale of common stock, the September 2009 financing, the July 2009 financing, the May 2009 financing and borrowings of $282,464 in the first half of 2009 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices and operating expenses.

Clear Skies Group, Inc. began operations in August 2005, and raised $310,000 of gross proceeds from a private placement offering of securities to Rudd-Klein Alternative Energy, LLC (“Rudd-Klein”) that closed on September 30, 2005. On April 18, 2006, Rudd-Klein funded the remaining $100,000 of the purchase price in such private placement. On April 25, 2006, Clear Skies Group, Inc. sold its common stock in an additional private placement transaction that raised gross proceeds of $100,000. From April 26, 2007 through July 26, 2007, Clear Skies Group, Inc. sold its common stock and warrants to two separate purchasers in a series of private placement transactions that raised aggregate gross proceeds of $95,000. In the quarter ended September 30, 2007, Clear Skies Group, Inc. issued an aggregate of $745,000 principal amount of bridge notes in a private placement transaction. The purchasers of such bridge notes paid an aggregate gross purchase price of $745,000 for such Bridge Notes and shares of common stock of Clear Skies Group, Inc. In accordance with the terms of the Bridge Notes, the holders of all $745,000 of outstanding principal amount of Bridge Notes invested in our private placement that closed in December 2007 by exchanging the Bridge Notes for an aggregate of 1,490,000 shares of our common stock (i.e. the number of shares of our common stock offered for sale in the Private Placement for an aggregate purchase price of $745,000). The accrued interest on the Bridge Notes was paid out of the proceeds of the December 2007 private placement. In the fourth quarter of 2007, Clear Skies Group, Inc. borrowed an aggregate of $250,000 and issued 8% promissory notes to evidence such borrowing, which notes were repaid upon closing of the private placement in December 2007. In closings on December 20, 2007 and December 24, 2007, we raised an aggregate of approximately $5,931,000 in net proceeds (in addition to eliminating $745,000 of indebtedness) from the private placement of 16,000,000 shares of our common stock.

Several of our officers and directors, or their affiliates, have from time to time extended loans to Clear Skies Group, Inc. or agreed to defer compensation payable to them in order to fund our operating expenses. In this regard: (i) Quixotic Systems, Inc. (“Quixotic”), an affiliate of Richard Klein, who was then a member of our board of directors, loaned $285,000 ($175,000 of which constitute amounts Quixotic has paid in connection with a settlement agreement among Quixotic, Alpha Energy and Clear Skies Group, Inc., dated as of August 30, 2007), which loan had been repaid in full, together with 10% interest compounded daily, by December 31, 2007; and (ii) Gelvin Stevenson, a director and then also our Secretary and Treasurer loaned $20,000, which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green, our Chairman and Chief Executive Officer, agreed to the deferral of $73,259 of his compensation, of which $69,366 remained unpaid as of December 31, 2007 (and was recorded as a balance due to related party at December 31, 2007). As of March 18, 2008, Mr. Green’s deferred compensation had been paid in full. In addition, Mr. Green had advanced $30,275 to us in 2006 and an additional $70,037 to us in 2007 (which has been recorded as a balance of $100,312 due to related party at December 31, 2007). This related party amount was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and had not been memorialized by written promissory notes. In consideration for the extension and maintenance of such credit and deferral of salary, on May 7, 2007, Clear Skies Group, Inc. granted Mr. Green, Quixotic and Dr. Stevenson securities that were exchanged for 610,452, 290,691 and 77,517 shares of our common stock, respectively, in our reverse merger.

We will need to raise additional funds through either the licensing or sale of our technologies, products and services or additional public or private offerings of our securities. There can be no assurance that we will be able to obtain further financing, do so on reasonable terms, or do so on terms that would not substantially dilute our current stockholders’ equity interests in us. If we are unable to raise additional funds on a timely basis, or at all, we probably will not be able to continue as a going concern.

We expect to put our present and anticipated capital resources to the following uses:

•	payment of operating expenses;
•	towards our budget for the engagement of investor relations and public relations firms;
•	possibly for strategic acquisitions, if and to the extent we determine appropriate;
•	completion of beta testing and commercialization of XTRAX®; and
•	for general working capital purposes.

It is the intention of the Company to make all payments on the overlying securities described in this prospectus.  However, our future cash flows depend on our ability to enter into, and be paid under, contracts for the construction of solar energy products and our ability to sell additional debt and equity securities on terms satisfactory to us.  While management believes that these objectives can be accomplished, there can be no assurance that we will be successful in entering into construction contracts or selling our securities, in which case we will probably not be able to continue as a going concern.

Commitments and Contingencies

We have entered into employment agreements with Ezra J. Green to serve as our Chief Executive Officer and Chairman, with Thomas J. Oliveri to serve as our President and Chief Operating Officer and with Arthur L. Goldberg to serve as our Chief Financial Officer. These agreements were entered into in December 2007, March 2008 and January 2008, respectively, and were all amended and restated in November 2008.  The initial terms of the amended and restated agreements (the “Agreements”) are three years, with automatic one-year renewals following this three-year period in the absence of a notice of non-renewal as provided for in the Agreements.  Pursuant to the Agreements Messrs. Green, Oliveri and Goldberg are to receive minimum annual base salaries of $250,000, $200,000 and $200,000, respectively, for the first three years, and then an agreed upon salary (of not less than the amount specified above) for each future year of employment. Each of Messrs. Green, Oliveri and Goldberg will be entitled to an annual bonus of $50,000 for the twelve months ended March 31, 2009 if we record gross revenues in excess of $5,000,000 during such period (which we did not) and an annual bonus of $75,000 if we record gross revenues in excess of $10,000,000 during the twelve months ended March 31, 2010.  If any of such executives’ employment is terminated without cause or if any resign for good reason (as defined in their employment agreements), then we will be obligated to pay the terminated executive, as severance, his then current annual base salary and annual bonuses (as such is defined within the Agreements) for the remainder of the term.

Our Board of Directors has granted options to purchase our common stock under our 2007, 2008 and 2009 Equity Incentive Plans: to Mr. Green to purchase 425,000 shares on November 12, 2008 at $0.352 per share, 500,000 shares on March 17, 2009 at $.132 per share and 850,000 shares on July 29, 2009 at $.09 per share; to Mr. Oliveri to purchase 187,500 shares on November 12, 2008 at $.32 per share, 512,500 shares on March 17, 2009 at $.12 per share and 300,000 shares on July 29, 2009 at $.09 per share; to Mr. Goldberg to purchase 162,500 shares on November 12, 2008 at $.32 per share, 512,500 shares on March 17, 2009 at $.12 per share and 325,000 shares on July 29, 2009 at $.09 per share.

The options granted on November 12, 2008 vest in three equal installments on the first three anniversaries of the grant date. The options granted on March 17, 2009 vest as follows: 25% vest six months from the grant date, 25% vest twelve months from the grant date and the final 50% vest eighteen months from the grant date. The options granted on July 29, 2009 vested in full on grant. Certain of the options granted to Mr. Green expire five years after grant and the exercise prices are 110% of the fair market value on the date of grant. The options granted to Mr. Oliveri and Mr. Goldberg expire ten years after the grant date and the exercise prices are 100% of the fair market value on the date of grant.

On July 29, 2009 our Board of Directors approved the granting of certain stock options which were only granted to those employees who agreed to the cancellation of previously granted higher priced options for the same number of shares. All employees agreed to the cancellation.

We occupy premises consisting of 3,356 square feet in a modern office building pursuant to a seven year lease. Annual fixed rent under this lease is $93,968 in the first year escalating to $115,510 in the seventh year. Additional payments are due for electricity and real estate tax escalation in amounts to be determined in each future year. We have provided a letter of credit as security under this lease in the initial amount of $113,634 which reduces to $56,817 after two years and to $28,408 after four years. Our obligations for each of the next five calendar years are:

2009	$100,053
2010	$103,399
2011	$104,643
2012	$106,007
2013	$109,717

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements in accounting pronouncements where fair value is the relevant measurement attribute. However, for some entities, the application of this statement will change current practice for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS 157 on its definition and measurement of fair value and disclosure requirements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments at fair value. Unrealized gains and losses on items for which option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159 but does not expect that it will have a material impact on the Company’s financial position and results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations). SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS No. 141(R) is not permitted.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 is effective the first fiscal year beginning after December 15, 2008, and interim periods within that fiscal year. SFAS No. 160 applies prospectively as of the beginning of the fiscal year SFAS No. 160 is initially applied, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS No. 160 will not have a material impact on the financial statements; however, it could impact future transactions entered into by the Company.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The FASB believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s consolidated financial statements.

On May 28, 2009, the FASB issued FASB Statement No. 165, “Subsequent Events” (“SFAS No. 165”). Statement 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, Statement 165 provides:

1.
The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.

2.	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.
3.	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. Management of the Company does not expect the adoption of this pronouncement to have material impact on its financial statements.

Off-Balance Sheet Arrangements

We did not engage in any off-balance sheet arrangements during the fiscal years ended December 31, 2008 or 2007.

Fluctuations in Operating Results

Our results of operations have fluctuated significantly from period to period in the past and are likely to continue to do so in the future. We anticipate that our annual results of operations will be impacted for the foreseeable future by several factors including the progress and timing of expenditures related to award of contract to us, availability and timing of financing for each project, completion of customer contracts, our research and development efforts, marketing expenses related to product launches, and market acceptance of our products. Due to these fluctuations, we believe that the period to period comparisons of our operating results are not a good indication of our future performance.

Certain Risks and Uncertainties

Certain statements in this prospectus, including certain statements contained in “Description of Business” and “Management’s Discussion and Analysis or Plan of Operation,” constitute “forward-looking statements”. The words or phrases “can be,” “may,” “could,” “would,” “expects,” “believes,” “seeks,” “estimates,” “projects” and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described in the section “Risk Factors”, and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control. All such forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

BUSINESS

Corporate History

Our wholly owned operating subsidiary, Clear Skies Group, Inc., was formed in New York on September 23, 2003 for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. BIP Oil, Inc. was formed as a Nevada corporation on January 31, 2007, for the purpose of importing, marketing and distributing Greek olive oils, olives and spices in the United States. On December 12, 2007, BIP Oil Inc. formed a wholly owned subsidiary, Clear Skies Holdings, Inc., a Delaware corporation. On December 18, 2007, BIP Oil, Inc. was merged with and into Clear Skies Holdings, Inc., for the purpose of changing its state of incorporation to Delaware from Nevada and changing its name.

On December 20, 2007, we closed a reverse merger transaction pursuant to which a wholly owned subsidiary of Clear Skies Holdings, Inc. merged with and into Clear Skies Group, Inc., and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc. Immediately following the closing of the reverse merger, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to our then-majority stockholders in exchange for cancellation of shares of our common stock held by those stockholders.

After the reverse merger and the split-off, Clear Skies Holdings, Inc. succeeded to the business of Clear Skies Group, Inc. as its sole line of business, and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors. In addition, on January 25, 2008, we changed our name from Clear Skies Holdings, Inc. to Clear Skies Solar, Inc.

Our Business

We are a designer, integrator and installer of solar power systems. We market, sell, design and install systems for commercial and industrial customers and to developers of residential properties, sourcing components (such as solar modules and inverters) from third-party manufacturers. We commenced operations in August 2005 and received our initial funding in September 2005. We used those funds and shares of our stock to acquire certain assets, including licenses and certifications, from S&T Electric and TAL Design & Construction, a design and construction firm owned by Ezra Green, our Chief Executive Officer, to file patent applications with respect to proprietary technology we had developed, and to fund our operations. S&T Electric was a licensed electrical contracting business that provided residential and commercial services in New York for 12 years and was owned and operated by William O’Connor, our Vice President of Operations, and another individual. We have also developed XTRAX®, a patented remote monitoring solution for measuring the production of renewable energy systems and for transmission of the data via the cellular telephone, microwave network  or satellite.

Customers

We sell our solar power systems directly to commercial and industrial users and residential home developers. We maintain an internal sales and marketing staff to promote our systems. We currently serve customers in California, New York and New Jersey and perform installations through Clear Skies Group, Inc.’s licenses and those of our vendors. We also have agreements, subject to obtaining financing and local approvals, for multi-megawatt projects in Greece and India. We currently plan to expand our domestic operations to Arizona, Georgia, Nevada, New Mexico and Texas and other states where the amount of sunshine, the cost of electricity and/or the availability of governmental rebates make our prospects of solar energy system sales appear attractive to us. We derived a significant percentage of our revenues in 2007 from one or two residential customers. We currently intend to focus our activities on commercial, industrial and governmental customers and have discontinued pursuing activities in the single-family residential market. We believe that, depending upon the size of the projects, it is likely that a significant portion of our business will continue to derive from a small number of customers. There can be no assurance that the loss of any such customer would not adversely affect our business or results of operations.

Research and Development

We not only supply and install solar power systems, but we also seek to develop new technologies and products that will promote the expansion of the industry. Our commitment to improving the effectiveness of renewable energy systems has yielded developments that include proprietary photovoltaic (sometimes called “solar electric” or “PV”) panel mounting systems and trade secrets that reduce the required man-hours on system installations. During 2007 and 2008, we spent approximately $91,024 and $197,921, respectively, on research and development activity, none of which was borne directly by our customers.

Suppliers

We have purchased solar panels used in our solar power systems from Kyocera Solar, Suntech America and Sharp.  Other vendors we would consider purchasing from include, among others, Solar-Fabrik AG, General Electric, SMA American and XANTRAX. We purchased inverters principally from SatCon Power Systems.  Solar panels and inverters represent approximately two-thirds of the cost of our component requirements. Hardware and other materials are readily available for off-the-shelf purchase and make up the balance.  Although solar panels are manufactured world-wide, we are subject to market price fluctuation and vendor lead times and inventory for the components that we purchase.

Products and Services

We offer PV products and services that seek to generate revenue from initial installation activities, as well as potential recurring revenues from an installed base of customers. Such products and services include the following:

Commercial Solar Installations. We install commercial solar systems, with a focus on systems that produce one megawatt or less. This is an area of the market that we believe is underserved. The financial considerations of a project depend significantly upon the available tax credits and depreciation schedules as well as various forms of rebates.  We believe this sector offers the possibility of integrating our monitoring services and generating additional business from existing clients with multiple locations. In 2007, we were subcontractor on installation projects generating approximately $230,000 of revenues (approximately 78% of our 2007 revenues). We did not perform any subcontracting work in 2008. We are currently focusing solely on installation projects where we will act as general contractor for commercial and industrial projects.

Residential Solar Installations. We installed residential solar systems for medium to large single family homes that average a 6.5 kilowatt (KW) system which resulted in approximately 22% of our revenues in 2007. As of 2008, we discontinued our pursuit of the residential market and focused our activities as general contractor in the commercial markets, although we intend to complete our currently existing single-family residential projects.

Other Markets. In addition to commercial PV installations that include corporate buildings and multi-dwelling residential development, subject to receipt of adequate financing, we currently intend to pursue three specific additional markets: agricultural systems; petroleum field systems; and non-profit and institutional clients.

(i)
Agricultural Systems. In 2008 we completed the installation of a PV solar energy system on a dairy farm in California.  We believe that many farms (including vineyards) typically have accessible land or roof space that can accommodate a PV system that can meet their electricity needs. According to the U.S. Department of Agriculture, there are more than 21 million farms in the United States. We believe that the typical farm requires a system installation that exceeds $1 million at current prices, due to their level of power demand.

(ii)
Petroleum Field Systems. According to Gibson Consulting’s website, there are approximately 510,000 oil wells in the US that each pump about 10.5 barrels of oil per day on average. Our energy systems can replace diesel generators that power the pumps, heat water and inject steam into wells to increase production, while also adding the ability to remotely monitor the equipment and the well’s production. Our systems that service one stripper well will sell for approximately $80,000 to $200,000 at current prices.

(iii)
Non-Profit & Institutional Clients. Nonprofit and institutional customers cannot directly benefit from tax credits or depreciation. However, we have identified third parties that are able to arrange power purchase agreements and financing that captures the value of accelerated depreciation and tax credits through third-party investment financing.

Customized Installation Equipment. We have developed a Ballasted Roof Mounting System with Custom Recycled Rubber Feet that is less expensive than comparable roof mounting systems. This mounting system also speeds up the installation process, puts less stress on commercial roofs and has a reduced environmental impact. We also offer a Residential PV Trim Kit that is intended to improve the aesthetic look of residential PV installations.

Industrial and Commercial Solar-thermal. Solar-thermal systems can supplement solar electric systems. These systems heat water directed to a boiler, hot water heater, or separate storage tank. Although these systems require maintenance, solar-thermal is another way to reduce reliance on fossil fuels. Solar thermal is primarily used for commercial, industrial, or large residential buildings with high water usage. This is a secondary product of ours that will be offered as a complement to commercial PV installations.

Remote Monitoring Products

XTRAX® is our patented system for remotely monitoring the energy production of renewable energy systems and provides fault notification. The design philosophy behind XTRAX® is to avoid using relatively expensive personal computers for simple monitoring tasks. The XTRAX® hardware monitor uses a minimalist approach by integrating a microcontroller, an energy measurement device, a cellular card and miscellaneous interface components to provide a small and low cost hardware platform. This platform is capable of being utilized for a variety of measurements, including but not limited to, electrical energy production, temperature, volume and flow.  It can also provide alerts if the system under measurement malfunctions.  The XTRAX® hardware monitor utilizes a database application for the retrieval and reporting of data to owners, customers, and aggregators. Data is regularly reported via the cellular telephone system and it can use microwave technology or connect via satellite. The XTRAX® system as a whole also provides users the ability to retrieve reports through a website or potentially a text message.

Once launched, we expect XTRAX® to generate high margin recurring revenues. We plan to sell XTRAX® to our installation customers as well as to other PV installers and utilities and owners (primarily residential) of existing PV installations. We believe that XTRAX® will enable us to acquire and validate Renewable Energy Credits (RECs) and provide information regarding greenhouse gas emissions that may support the generation of Carbon Credits. Development of our XTRAX® system may also open other potential markets, such as the ability to monitor heat and flow rates for such applications as irrigation, oil well monitoring, and solar-thermal measurement. We have begun beta testing of our proprietary software, and we expect to outsource the manufacturing of XTRAX® units. We currently plan to commercially launch XTRAX® during 2009.

Potential improvements in our XTRAX® technology and related applications that we are pursuing include the following:

Expanded Capabilities. We are working to configure XTRAX® to monitor additional parameters including heat and liquid flow. This would open the possibility of our pursuing the following applications, either directly or through licensing:

(i)	Remote verification of water usage quantities, flow rate, and quality. Potential customers range from golf courses to municipalities to irrigation systems to environmental testing.
(ii)	Remotely monitoring the volume of petroleum storage tanks.
(iii)	Remotely monitoring the production of solar-thermal energy systems.

Greater Distances We are developing MAXTRAX, a remote monitoring product that uses radio and satellite uplinks. Through this product, we hope to enable monitoring in isolated, rural locations in which XTRAX®, with its cellular capability, would not be effective. MAXTRAX is currently in the planning stage and no prototype currently exists but it is expected to utilize our patented technology.

Market Opportunity The price of oil in U.S. dollars has fluctuated widely in 2008 and into 2009 from being at its historic high to relatively low prices while overall global energy demand has been growing over the years. This volatility causes users of oil to be concerned about future costs of power. We believe that sunlight has long been a vast but underutilized source of energy. We also believe that the combination of recent solar energy technology improvements and the uncertain cost of fossil fuels will provide economic incentives for adoption of alternative energy sources. Furthermore, we believe that RECs and Carbon Credits in various countries may grow in demand if the regulatory landscape moves towards market-based cap and trade systems.

Competitive Factors We face intense competition in both the installation and monitoring fields. Many of our competitors are larger with more established businesses than us and have substantially greater resources than we do. We believe that our construction background, through S&T Electric and TAL Design & Construction, provides us with real world experience in delivering results quickly and cost-effectively for our customers. Our commitment to improving the effectiveness of renewable energy systems has yielded developments that include proprietary photovoltaic panel mounting systems and trade secrets that we believe reduce the required man-hours on system installations.

We believe that we compete in part on the basis of: our relatively fast installation of solar power systems resulting in potential reduced costs; our experienced management team with construction backgrounds; our customer service and responsiveness to customer needs; and our delivery capabilities.

We believe our principal PV installation competitors in the United States include:

•	Akeena Solar, Inc., a national installer of solar power systems for residential and commercial customers, currently in California, New Jersey, New York, Pennsylvania, and Connecticut;
•	GoSolar, Inc., a PV installation company currently focused on residential systems, solar thermal, and wind power, in the Long Island region;
•	Power Light Corporation, a wholly owned subsidiary of SunPower, that is focused on large-scale commercial projects, headquartered in California, with employees throughout the U.S., Europe and Asia;
•
Premier Power Renewable Energy, Inc., provides solar power systems and solutions to residential homeowners, commercial and industrial enterprises, municipalities, and other solar energy providers in the United States and Spain. It designs, engineers, installs, and integrates photovoltaic systems.

•	The Solar Center, Inc., a large regional competitor that currently installs in New Jersey, southern New York, Long Island and Connecticut; and
•	Sun Edison, LLC, which focuses on large scale commercial and government projects and delivers solar electricity as a service, not a product.

If and when commercialized, we believe that XTRAX®’s principal monitoring competitors will be:

•	Fat Spaniel Technologies, Inc., which delivers computer-based remote monitoring of solar installations and sends alerts via e-mail or text message if an inverter is shut down.
•
Inverter-specific Communications. Some inverter manufacturers are attempting to improve this technology with new features, such as SMA’s Sunny Boy inverters. Such new features include communication capability in the standard inverter required on all PV system interconnections, through an optional socket modem attached to the existing power line. This software enables continuous monitoring and can record the performance of a PV system on a personal computer through the Windows-based program Sunny Data. The device can also send and receive data and commands to and from a central monitoring device.

•
Digi International Inc.’s Digi RPM is an intelligent power control and monitor device that enables users to remotely turn devices on and off, measure electrical load and monitor ambient temperature and integrate with additional devices to provide power management over Ethernet and Internet connections.

Regulatory Matters

Our operations are also subject to a variety of national, federal, state and local laws, rules and regulations relating to worker safety, zoning, building and electrical codes, and the use, storage, discharge and disposal of environmentally sensitive materials. Because we purchase and do not manufacture our solar power systems, we do not use, generate, store or discharge toxic, volatile or otherwise hazardous chemicals and wastes. We do not engage in such activities in connection with our research and development activities. We believe that we are in compliance in all material respects with all laws, rules, regulations and requirements that affect our business. Further, we believe that compliance with such laws, rules, regulations and requirements does not impose a material impediment on our ability to conduct business.

Solar Energy Industry

We believe that economic and national security issues, technological advances, environmental regulations seeking to limit emissions from the use of fossil fuels, air pollution regulations restricting the release of greenhouse gasses, aging electricity transmission infrastructure and limited and a sometimes unreliable supply of fossil fuels, has made reliance on traditional sources of fuel for generating electricity less attractive. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. For example, in the United States, the 2005 energy bill enacted for three years a 30% investment tax credit for solar which was renewed and extended for eight years in November, 2008, and in February 2009 an alternative cash rebate program was approved. In January 2006 California approved the largest solar program in the country’s history that provides for long term subsidies in the form of rebates to encourage use of solar energy where possible.

Government Subsidies and Incentives

Various subsidies and tax incentive program exist at the federal and state level to encourage the adoption of solar power including capital cost rebates, performance-based incentives, feed-in tariffs, tax credits and net metering. Capital cost rebates provide funds to customers based on the cost or size of a customer’s solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar system. Under a feed-in tariff subsidy, the government sets prices that regulated utilities are required to pay for renewable electricity generated by end-users. The prices are set above market rates and may be differentiated based on system size or application. Feed-in tariffs pay customers for solar power system generation based on kilowatt-hours produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. Under net metering, a customer can generate more energy than it uses, during which periods the electricity meter will spin backwards. During these periods, the customer “lends” electricity to the grid, retrieving an equal amount of power at a later time. Net metering programs enable end-users to sell excess solar electricity to their local utility in exchange for a credit against their utility bills. Net metering programs are usually combined with rebates, and do not provide cash payments if delivered solar electricity exceeds their utility bills. In addition, several states have adopted renewable portfolio standards, or RPS, which mandate that a certain portion of electricity delivered to customers come from a list of eligible renewable energy resources. Under a RPS the government requires regulated utilities to supply a portion of their total electricity generation in the form of electricity from renewable sources. Some programs further specify that a portion of the renewable energy quota must be from solar generated electricity.

Despite the benefits of solar power, there are also certain risks and challenges faced by users of solar power. Solar power is heavily dependent on government subsidies to promote acceptance by mass markets. We believe that the near-term growth in the solar energy industry depends significantly on the availability and size of these government subsidies and on the ability of the industry to reduce the cost of generating solar electricity. The market for solar energy products is, and for some time will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue despite the November 2008 eight year renewal of the 30% investment tax credit applicable to solar energy projects and the February 2009 approval of the alternative cash rebate program. Decrease in the level of rebates, incentives or other governmental support for solar energy would have an adverse affect on our ability to sell our products.

Prior to its commercialization, which we currently expect to be in 2010, XTRAX® will be listed by Underwriters Laboratories (“UL”) and receive approval from the Federal Communications Commission (“FCC”) due to certain low level magnetic emissions from the XTRAX® unit. In addition, it will have to be certified by various cellular network operators as meeting technical requirements for devices that communicate via the cellular network. We currently believe that the UL listing, the FCC approval and these certifications will be obtained by such time.

Building Codes

We are required to obtain building permits and comply with local ordinances and building and electrical codes for each project, the cost of which is included in our estimated costs for each proposal.

Intellectual Property

We have a U.S. patent for a “Remote Access Energy Meter System and Method” (No. 7,336,201 – issued on February 26, 2008), which we currently intend to market as XTRAX®, and have filed other patent applications in the U.S., Europe, Canada, China and Hong Kong.  In addition to our patent and potential future patent applications, we also have trade secrets and know-how.

Our staff is actively exploring new products, devices, systems and methods for installing, monitoring and/or supporting solar installations that lower the cost and time required for installation.

Employees

We currently have 12 employees, including our officers. We expect that additional sales and installation staff will be required to close the prospects currently in our sales pipeline. We hope to keep our operating costs low by using supplemental contract labor and subcontracting portions of work to installers and other specialists, as is common in the construction industry. Our employees are not represented by any union.

Legal Proceedings

Other than routine litigation arising in the ordinary course of business that we do not expect, individually or in the aggregate, to have a material adverse effect on us, there is no currently pending legal proceeding and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.

MANAGEMENT

The following table sets forth the names and positions of our directors and executive officers and other key personnel:

Name	Age	Position
Ezra J. Green	48	Chief Executive Officer and Chairman
Robert L. Dockweiler, Jr.	48	Director of Engineering
Arthur L. Goldberg	70	Chief Financial Officer, Vice President, Secretary and Treasurer
Joshua M. Goldworm	29	Vice President – Business Development
Pamela Newman, Ph.D.	61	Director
William O’Connor	45	Vice President — Operations
Thomas J. Oliveri	50	President and Chief Operating Officer
Gelvin Stevenson, Ph.D.	64	Director

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been elected and qualified. Our officers are elected annually by, and serve at the pleasure of, our board of directors.

Biographies

Ezra J. Green (Chief Executive Officer and Chairman). Ezra Green has been Chief Executive Officer and Chairman of the registrant since the consummation of our reverse merger on December 20, 2007. Ezra Green has been involved with renewable energy companies for seven years and founded Clear Skies Group, Inc. in 2003. Prior to launching Clear Skies Group, Inc., Mr. Green was a successful entrepreneur who founded TAL Design & Construction in 1990, a general contracting firm. Mr. Green has 25 years experience in the construction business, including those in which he led TAL Design & Construction to top rankings for excellence and customer satisfaction in The Franklin Report. TAL Design & Construction consulted on interior design and performed high-end commercial and residential construction in New York City and Long Island. Ezra began his career as a software engineer and programmer.

Robert L. Dockweiler, Jr. (Director of Engineering). Robert Dockweiler joined Clear Skies Group, Inc. as Director of Engineering in October 2005 and took over the same capacity of the registrant upon the consummation of our reverse merger on December 20, 2007. Mr. Dockweiler is responsible for the development of XTRAX® and overseeing Clear Skies Group, Inc.’s engineering team. Prior to joining Clear Skies, Mr. Dockweiler spent 20 years as a Senior Systems Engineer for EEG Enterprises, an engineering firm that provides software for the broadcast, postproduction, and educational industries. Mr. Dockweiler was responsible for designing software, personal computer mother board layouts, integrated communications hardware and software systems, and programming embedded firmware for real-time video data encoders. Mr. Dockweiler earned a Bachelor of Science in Electrical Engineering from SUNY — Farmingdale.

Arthur L. Goldberg (Chief Financial Officer, Vice President, Secretary and Treasurer). Arthur Goldberg joined us as our Chief Financial Officer effective January 21, 2008. He was appointed Secretary and Treasurer on May 16, 2008 and a Vice President on August 24, 2009. Previously he served as CFO of Milestone Scientific, Inc., a publicly traded company that had developed and markets a device for painless injections for both dental and medical purposes. Before that he served as Chief Administrative and Financial Officer of St. Luke’s School, a private college preparatory school. Before working at St. Luke’s School Mr. Goldberg was a partner in the firm Tatum CFO Partners, LLP from 1999 to 2006. Tatum’s business was the furnishing of CFO services on an interim or special project basis. Before Tatum Mr. Goldberg served as CFO of various public and privately owned businesses. He earned an MBA degree from the University of Chicago, JD and LLM degrees from the School of Law at New York University and his bachelor’s degree from the City College of New York. Mr. Goldberg is also a certified public accountant. Mr. Goldberg is a director of SED International Holdings, Inc., a publicly owned distributor of computer related, consumer electronic and wireless products.

Joshua M. Goldworm (Vice President – Business Development).  Joshua M. Goldworm joined Clear Skies in October of 2006 and served as our analyst and salesman until he was promoted to Vice President of Business Development in 2008.  Previously, Mr. Goldworm consulted for Mandalay Capital analyzing acquisition targets and crafting communications for sales development.  Prior to Mandalay Capital, he was an analyst at Miller Tabak Roberts Securities, LLC, a boutique securities firm, specializing in corporate, high yield, convertible and emerging market debt and distressed and reorganized equities, at which firm Mr. Goldworm prepared in-depth fundamental fixed income and convertible research reports on companies within the gaming, healthcare and waste industries.   Prior to that position Mr. Goldworm was a mortgage consultant at American Residential Mortgage. He earned his BA at the University of Colorado in 2002.

Pamela J. Newman, PhD (Director). Pamela J. Newman joined the registrant’s board of directors upon consummation of our reverse merger on December 20, 2007 and was a member of Clear Skies Group, Inc.’s board of directors since October 2005. Dr. Newman has been an Executive Vice President at AON Corporation, specializing in Fortune 500 international clients, since 1991. Before joining AON, Dr. Newman worked for Marsh & McLennan from 1979 to 1991 and, before that, she worked for Peat, Marwick, Mitchell & Co. from 1975 to 1979. Dr. Newman is a member of the board of directors of the publicly listed Ivivi Technologies, Inc. and also serves on the boards of several private companies, including RKO Pictures and Interactive Metronome. Dr. Newman serves on the Medical Center Advisory Board of the New York Hospital-Cornell Medical Center and on the Board of the McGowan Transplant Center, the Brain Trauma Foundation and American ORT. Dr. Newman also serves on the Board of Trustees of The American University of Paris, the Corporate Board of Carnegie Hall and the Associate Committee of The Julliard School and is a Fellow of the Foreign Policy Association. Dr. Newman has co-authored two books; “Organizational Communications” and “Behind Closed Doors; A Guide to Effective Meetings.” Dr. Newman earned her Bachelor of Arts, Master of Arts, and Ph.D. from the University of Michigan and serves on the Horace Rackham University of Michigan Graduate School Board of Advisors.

William O’Connor (Vice President — Operations). William O’Connor was appointed Clear Skies Group, Inc.’s Executive Vice President of Operations in September 2006 and took over the same capacity of the registrant upon the consummation of our reverse merger on December 20, 2007. Mr. O’Connor is responsible for job site supervision and overseeing system installations. Mr. O’Connor received his Master Electrician licensing in New York in 1996 and, prior to joining Clear Skies Group, Inc. in 2005, owned and operated Bill O’Connor Electric, from 1996 to 1999, and S&T Electric Corp., from 1999 to 2005.

Thomas J. Oliveri (President and Chief Operating Officer). Thomas J. Oliveri has been our President and Chief Operating Officer since April 14, 2008. Thomas Oliveri joined CSG in April of 2008 and brings 25 years of experience as a global executive directing and managing all aspects of business operations, strategic planning, engineering, marketing, sales, operations, accounting, HR, and IT functions. His experience working in the United States, Europe, Asia, Russia, Australia, South America, and South Africa will enable CSG to expand to foreign markets as opportunities present themselves. Since 2006, Mr. Oliveri has led a corporate turnaround effort as the Head of the Equipment Flow division of Sulzer Metco, Inc., a worldwide leader in the thermal spray industry. From 1999 to 2006, Mr. Oliveri served in a variety of executive roles, eventually rising to CEO, at Global Payment Technologies, Inc., a currency validation manufacturer. From 1986 through 2000, Mr. Oliveri served in a variety of executive management positions at manufacturing companies around the world. Mr. Oliveri has a Bachelor of Science from SUNY Oswego and a Master of Science from SUNY Stony Brook.   Mr. Oliveri is a director of Table Trac, Inc., a publicly owned company that supplies certain software systems to the gaming industry.

Gelvin Stevenson, PhD (Director). Gelvin Stevenson joined the registrant’s board of directors upon consummation of our reverse merger on December 20, 2007 and was a member of Clear Skies Group, Inc.’s board of directors since August 2005. Dr. Stevenson has been Clear Skies Group, Inc.’s Treasurer since March 2007 and was also appointed Secretary in August 2007. Dr. Stevenson is an economist and served as an Adjunct Professor of Environmental Economics at Cooper Union and Pratt Institute in 2004 and 2006, respectively. Dr. Stevenson is a Program Director for the Center for Economic and Environmental Partnership (since 2002), consults for the clean energy industry and has organized numerous financing forums for start-up clean energy companies. Dr. Stevenson has been an Investment Consultant to the Oneida Tribe of Indians of Wisconsin for over 12 years, and served as Director of Investment Responsibility for the NYC Comptroller’s Office in 1992, when it managed over $40 billion in pension funds. Dr. Stevenson was Economic and Corporate Finance Editor at Business Week magazine from 1977 to 1984, and his writings have appeared in the Business and the Real Estate Sections of the New York Times, New York Magazine and elsewhere. Dr. Stevenson formerly held a Series 7 securities license and is currently a Public Arbitrator for the Financial Industry Regulatory Authority (formerly NASD). Dr. Stevenson holds a Bachelor of Arts from Carleton College and both a Master of Arts and a Ph.D. from Washington University in St. Louis.

There are no family relationships among any of our directors and executive officers.

Director Compensation

On May 1, 2008 the Board of Directors adopted the Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan pursuant to which, as amended on November 12, 2008, options to purchase up to one million shares of common stock may be granted to non-employee directors of the Company.  All options must be at the fair market value on the date of grant and expire no later than ten years from the date of grant.  Non-qualified stock options under the Internal Revenue Code, were granted to each of Dr. Newman and Dr. Stevenson to purchase 90,000 shares at $0.2725 per share on November 12, 2008, additional options to purchase 220,000 shares at $.12 per share were granted to each of them on March 17, 2009 and on July 29, 2009 each were granted an option to purchase 90,000 shares at $.13 per share. In addition, this Plan provides for the payment of $750 to each non-employee director for attending in person each meeting of the Board or any committee thereof and $500 if such attendance is via conference telephone.  We also reimburse our Directors for reasonable expenses incurred in connection with their services as Directors.

In September 2005, Clear Skies Group, Inc. granted its then three non-employee Directors shares of Clear Skies Group, Inc. common stock for agreeing to serve on its Board of Directors for a three year term. The shares of Clear Skies Group, Inc. common stock granted to each such Director were exchanged for 77,518 shares of our common stock in our reverse merger.

Our directors did not receive any compensation for services in our fiscal year ended December 31, 2007.

Directors’ and Officers’ Liability Insurance

We currently have directors’ and officers’ liability insurance insuring our Directors and officers against liability for acts or omissions in their capacities as Directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and Directors. In addition, we have entered into indemnification agreements with key officers and Directors and such persons shall also have indemnification rights under applicable laws, as well as our certificate of incorporation and bylaws.

Code of Ethics

We adopted a code of ethics that applies to our officers, Directors and employees, including our Chief Executive Officer and our Chief Financial Officer.

Board Committees; Corporate Governance

Our Board of Directors has only one standing committee (a compensation committee which does not meet the requirements of a compensation committee for the purposes of our 2007, 2008 or 2009 Equity Incentive Plans). Our compensation committee, comprised of Dr. Newman and Dr. Stevenson, was constituted on February 6, 2008, and did not meet during the year ended December 31, 2008. We expect our Board of Directors, in the future, to appoint an audit committee, a nominating committee and a compensation committee that meets the requirements of our 2007, 2008 and 2009 Equity Incentive Plans, and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by each person acting as our Chief Executive Officer and our other most highly compensated executive officers whose total annual compensation exceeded $100,000 (together, the “Named Executive Officers”). Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.

Summary Compensation Table

					Non-Equity	Nonqualified
				Stock	Incentive Plan	Deferred
	Year	Salary	Bonus	Awards	Compensation	Compensation	Other	Total

Ezra Green	2008	$244,231	-	-	-	-	-	$244,231
CEO and Chairman (1)	2007	$98,441	-	$258,300	-	-	$26,559	$383,300

Thomas J. Oliveri	2008	$143,223	-	-	-	-	-	$143,223
President and COO (2)
		-
Arthur L. Goldberg	2008	$184,923	-	-	-	-	-	$184,923
Chief Financial Officer,
Secretary and Treasurer (3)

Rami Mikhail	2008	$204,308	-	-	-	-	-	$204,308
Executive Vice President	2007	$161,538	-	-	-	-	-	$161,538
of Sales and Marketing (4)

(1)
On December 20, 2007, in connection with our reverse merger, Mr. Green became the registrant's Chief Executive Officer and Chairman.  Mr. Green had served in the same capacities for Clear Skies since he founded it in 2003. Other compensation consists of fees paid to a company controlled by Mr. Green for his consulting services.

(2)	Mr. Oliveri's employment as our President and Chief Operating Officer commenced on April 14, 2008.

(3)
Mr. Goldberg's employment as our Chief Financial Officer commenced on January 21. 2008.  He has also served as our Secretary and Treasurer since May 16, 2008 and as Vice President since August 24, 2009.

(4)	Mr. Mikhail was employed from February 1, 2007 to August 12, 2008.

Employment Agreements

We have entered into employment agreements with Ezra J. Green to serve as our Chief Executive Officer and Chairman, with Thomas J. Oliveri to serve as our President and Chief Operating Officer and with Arthur L. Goldberg to serve as our Chief Financial Officer. These agreements were entered into in December 2007, March 2008 and January 2008, respectively, and were all amended and restated in November 2008.  The initial terms of the amended and restated agreements (the “Agreements”) are three years, with automatic one-year renewals following this three-year period in the absence of a notice of non-renewal as provided for in the Agreements.  Pursuant to the Agreements Messrs. Green, Oliveri and Goldberg are to receive minimum annual base salaries of $250,000, $200,000 and $200,000, respectively, for the first three years, and then an agreed upon salary (of not less than the amount specified above) for each future year of employment. Each of Messrs. Green, Oliveri and Goldberg were entitled to an annual bonus of $50,000 for the twelve months ended March 31, 2009 if we recorded gross revenues in excess of $5,000,000 during such period (which we did not) and an annual bonus of $75,000 if we record gross revenues in excess of $10,000,000 during the twelve months ended March 31, 2010.  If any of such executives’ employment is terminated without cause or if any resign for good reason (as defined in their employment agreements), then we will be obligated to pay the terminated executive, as severance, his then current annual base salary and annual bonuses (as such is defined within the Agreements) for the remainder of the term.  The three Agreements have provisions regarding non-disclosure of confidential information, non-solicitation and non-competition.  On March 17, 2009 the Board granted Mr. Green a bonus award of 3,000,000 shares of common stock of the Company.

EQUITY COMPENSATION PLAN INFORMATION

2007, 2008 and 2009 Equity Incentive Plans

We have adopted the Clear Skies Holdings, Inc. 2007, 2008 and 2009 Equity Incentive Plans, pursuant to each 2,500,000 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, and other service providers. The term of the 2007 Plan is ten years from December 19, 2007, the term of the 2008 Plan is ten years from July 28, 2008 and the term of the 2009 Plan is ten years from March 17, 2009, their respective effective dates. At December 31, 2007, we had no outstanding awards under the 2007 Plan but options under both the 2007 and 2008 Plans were granted in 2008 and further awards were granted under all plans in 2009. To date, the Board of Directors has granted options to eleven of our employees to purchase a total of 5,550,000 shares of our common stock with a weighted-average exercise price of $0.15 per share.

On July 29, 2009 our Board of Directors approved the granting of certain stock options which where only granted to those employees who agreed to the cancellation of previously granted higher priced options for the same number of shares. The new options vested upon grant and were granted to all eligible employees, for the purchase of 1,955,000 shares at $.09 per share, the fair market value on date of grant as defined in the employee equity incentive plans.

The purpose of our Plans is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into our development and financial success. The Plan permits the grant of the following types of incentive awards:

•	Incentive stock options;

•	Non-qualified stock options; and

•	Restricted Stock.

The Plans are administered by our Board of Directors or a committee of the Board of Directors consisting of at least two directors who qualify as “independent directors” under the rules of the NASDAQ Stock Market, “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our board of directors has not yet appointed a committee meeting the above qualifications.

Subject to the terms of the Plans, the Board of Directors as administrator has the sole discretion to select the directors, officers, employees, consultants and advisors who will receive awards, determine the terms and conditions of the awards, and interpret the provisions of the Plans and outstanding awards. Our Board of Directors generally may amend or terminate the Plans at any time and for any reason, except that no amendment, suspension, or termination may impair the rights of any participant without his or her consent, and except that approval of our stockholders is required for any amendment which:

•	materially increases the number of shares subject to the Plan;

•	materially increases the benefits accruing to the participants;

•	materially modifies the requirements for eligibility for awards;

•	decreases the exercise price of an option to less than 100% of the Fair Market Value (as defined in the Plan) on the date of grant;

•	extends the term of any option beyond the limits currently provided by the Plan; or

•	reduces the exercise price of outstanding options or effects repricing through cancellations and regrants of new options.

Subject to the foregoing, our Plan’s administrator also has authority to amend outstanding awards prospectively or retrospectively, but no such amendment shall impair the rights of any participant without such participant’s consent.

The number of shares of our common stock initially reserved for issuance under the Plans is 2,500,000 in each Plan.  If any award under the Plan is cancelled prior to its exercise or vesting in full, or if the number of shares subject to an award is reduced for any reason, the shares of our stock that are no longer subject to such award will be returned to the available pool of shares reserved for issuance under the Plan, except where such reissuance is inconsistent with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended.

We have also adopted the 2008 Non-Employee Directors Compensation Plan, as amended on November 12, 2008, pursuant to which one million shares of our common stock are reserved for issuance.  The term of this Plan is ten years from May 1, 2008, its effective dates. To date, the Board of Directors has granted options to two current non-employee directors to purchase a total of 800,000 shares of our common stock with a weighted-average exercise price of $0.16 per share.

The Plan provides for an automatic grant of an option to purchase 90,000 shares of our common stock upon a non-employee first being elected a Director of the Company, or being an incumbent upon adoption of the Plan or otherwise as the Board may determine.  Options vest one third on each of the first three anniversary dates of the grant of the option except that the grants on March 17, 2009 vest to the extent of 25% six months from the grant date,  a further 25% twelve months from the grant date and the last 50% eighteen months from the grant date.

On July 29, 2009 our Board of Directors approved the granting of certain stock options which were only granted to the non-employee directors who agreed to the cancellation of previously granted higher priced options for the same number of shares. The new options to non-employee directors vested upon grant and permit the purchase of up to 180,000 shares at $.13 per share, the fair market value on the date of grant as defined in the relevant plan.

Subject to the terms of the Plans, the Board of Directors as administrator has the sole discretion to select the directors who will receive awards, determine the terms and conditions of the awards, and interpret the provisions of the Plan and outstanding awards. Our Board of Directors generally may amend or terminate the Plan at any time and for any reason, except that no amendment, suspension, or termination may impair the rights of any participant without his or her consent.

Grants of Plan-Based Awards

The following sets forth information regarding stock option awards to our named executive officers under our stock option plans for the year ended December 31, 2008 as follows:

Our Board of Directors has granted options to purchase our common stock under our 2007 and 2008 Equity Incentive Plans: to Mr. Green to purchase 425,000 shares on November 12, 2008 at $0.352 per share, 500,000 shares on March 17, 2009 at $.132 per share and to purchase 850,000 shares on July 29, 2009 at $.09 per share; to Mr. Oliveri to purchase, 187,500 shares on November 12, 2008 at $.32 per share, 512,500 shares on March 17, 2009 at $.12 per share and 300,000 shares on July 29, 2009 at $.09 per share; to Mr. Goldberg to purchase, 162,500 shares on November 12, 2008 at $.32 per share, 512,500 shares on March 17, 2009 at $.12 per share and 325,000 shares on July 29, 2009 at $.09 per share.

Outstanding Equity Awards at Fiscal Year-End

None of the options granted (see Grants of Plan-Based Awards above) have been exercised and therefore all are presently outstanding.

Option Exercises and Stock Vested

The options granted on November 12, 2008 vest in three equal installments on the first three anniversaries of the grant date. The options granted on March 17, 2009 vest to the extent of 25% six months after grant, an additional 25% one year after grant and the final 50% 18 months after grant and the options granted on July 29, 2009 vested in full on grant. Certain of the options granted to Mr. Green expire five years after grant and the exercise prices are 110% of the fair market value on the date of grant. The options granted to Mr. Oliveri and Mr. Goldberg expire ten years after the grant date and the exercise prices are 100% of the fair market value on the date of grant. No options have been exercised to date.

Pension Benefits

The Company does not have any plan which provides for payments or other benefits at, following, or in connection with retirement.

Non-qualified Deferred Compensation

The Company does not have any defined contribution or other plan which provides for the deferral of compensation on a basis that is not tax-qualified.

Director Compensation Arrangements

The following sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2008.  The following includes only directors that were not employees of the Company.  Any director who was also an executive officer is included in the Summary Compensation Table.

On May 1, 2008 the Board of Directors adopted the Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan, as amended on November 12, 2008, pursuant to which options to purchase up to one million shares of common stock may be granted to non-employee directors of the Company.  All options must be at the fair market value on the date of grant and expire no later than ten years from the date of grant.  Non-qualified stock options under the Internal Revenue Code, to purchase 90,000 shares at $.2725 per share each were granted to Dr. Newman and Dr. Stevenson on November 12, 2008, additional options to purchase 220,000 shares at $.12 were granted to each of them on March 17, 2009 and options to purchase 90,000 shares each at $.13 per share were granted on July 29, 2009. In addition, this Plan provides for the payment of $750 to each non-employee director for attending in person each meeting of the Board or any committee thereof and $500 if such attendance is via conference telephone.  We also reimburse our Directors for reasonable expenses incurred in connection with their services as Directors. The July, 2009 options to non-employee directors vested upon grant and permit the purchase of up to 180,000 shares at $.13 per share, the fair market value on the date of grant as defined in the relevant plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Richard Klein, a former member of our board of directors, is also the owner and Chief Executive Officer of Quixotic. From October 2005 to October 2006, Quixotic provided certain sales, back-office and engineering support to Clear Skies Group, Inc. Since October 2006, however, Quixotic’s relationship to us has been primarily as a source of referrals in the New York area for Clear Skies Group, Inc.’s installation work. Quixotic earns commissions from us for projects so referred. In lieu of paying an aggregate of $50,000 of cash commissions owed by Clear Skies Group, Inc. to Quixotic, Clear Skies Group, Inc. issued Quixotic shares of its common stock on May 7, 2007, which shares were exchanged for 48,449 shares of our common stock in the reverse merger.

At various times from March 2006 to August 2006, Quixotic ordered certain power systems components from Alpha Energy, a division of Alpha Technologies Services, Inc. (“Alpha”) on behalf of us, and such components were shipped to or as directed by us. On July 19, 2007, Alpha filed a complaint against Quixotic, in the United States District Court for the Western District of Washington at Seattle. The complaint alleged, among other things, that Quixotic purchased approximately $270,000 worth of power systems components from Alpha for which Quixotic had not timely and fully paid. In August 2007, Alpha, Quixotic and we entered into a settlement agreement, pursuant to which Quixotic and we agreed, jointly and severally, to pay an aggregate of $206,778 to Alpha to settle the Alpha lawsuit. Pursuant to the settlement agreement, Quixotic and we executed a confession of judgment in the amount of approximately $251,014, plus reasonable attorneys’ fees and expenses, which Alpha agreed to hold in trust pending payment in full of the $206,778 settlement amount by us and/or Quixotic. Also, pursuant to the settlement agreement, the Alpha lawsuit was dismissed with prejudice and without award of costs or attorneys’ fees to any party, and the parties exchanged mutual releases relating to the Alpha lawsuit. In August 2007, Ezra Green, our Chief Executive Officer and Chairman, we and Quixotic entered into an indemnity and guaranty agreement in order to induce Quixotic to enter into the settlement agreement with Alpha and to refrain from taking legal action against Mr. Green and/or us. Pursuant to the indemnity and guaranty agreement, among other things, Mr. Green and we agreed, jointly and severally, to assume liability for, to guarantee payment to or on behalf of Quixotic and to indemnify Quixotic from and against liabilities in connection with the Alpha lawsuit and the settlement agreement. All payments due to Alpha under the settlement agreement were timely made, with the final payment made by us on December 21, 2007, and we have reimbursed Quixotic in full for $175,000 of settlement payments that it had advanced to Alpha. The confession of judgment referred to above has been destroyed.

Several of our officers and directors, or their affiliates, have from time to time extended loans to Clear Skies Group, Inc. or agreed to defer compensation payable to them in order to fund our operating expenses. In this regard: (i) Quixotic loaned $285,000 (including amounts Quixotic had paid in connection with the Alpha settlement agreement), which loan had been repaid in full, together with 10% interest compounded daily, by December 31, 2007; and (ii) Gelvin Stevenson loaned $20,000, which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green agreed to the deferral of $73,259 of his compensation, of which $69,366 remained unpaid as of December 31, 2007. As of March 18, 2008, Mr. Green’s deferred compensation had been paid in full. In addition, Mr. Green had advanced $30,275 to us in 2006 and an additional $70,037 to us in 2007 (which has been booked as a balance of $100,312 due to related party at December 31, 2007). This related party transaction was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and had not been memorialized by written promissory notes. In consideration for the extension and maintenance of such credit and deferral of salary, on May 7, 2007, Clear Skies Group, Inc. granted Mr. Green, Quixotic and Dr. Stevenson securities that were exchanged for 610,452, 290,691 and 77,517 shares of our common stock, respectively, in our reverse merger.

Clear Skies Group, Inc. and Sustainable Profitability Group, Inc. (“SPG”) entered into a consulting agreement, dated as of June 17, 2005 (the “SPG Agreement”), for SPG to perform certain consulting services for Clear Skies Group, Inc. Pursuant to the SPG Agreement, SPG was entitled to designate one member of Clear Skies Group, Inc.’s Board of Directors and designated SPG’s Executive Vice-President Mayur V. Subbarao. Mr. Subbarao served as a member of Clear Skies Group, Inc.’s Board of Directors from August 2005 until November 2007 and was also the Secretary of Clear Skies Group, Inc. from August 2005 until August 2007. On or around February 16, 2007, SPG provided Clear Skies Group, Inc. with notice of termination of the SPG Agreement. Clear Skies Group, Inc., SPG, Mr. Subbarao and Ezra Green entered into a Settlement Agreement and Release, dated as of November 8, 2007, pursuant to which, among other things:

•	Clear Skies Group, Inc. paid SPG $250,000;

•
SPG and Mr. Subbarao transferred to Ezra Green all of the shares of Clear Skies Group, Inc. common stock owned or controlled, directly or indirectly, by SPG and/or Mr. Subbarao (the “SPG Shares”), which shares were exchanged in our reverse merger for an aggregate of 271,312 shares of our common stock;

•
Ezra Green delivered to SPG a promissory note in the principal amount of $150,000, due in two installments in January 2008 and June 2009, bearing interest at 8% per annum and secured by a pledge of the SPG Shares;

•
Mr. Subbarao resigned from the Board of Directors of Clear Skies Group, Inc. and from any directorships or other offices or positions held with Clear Skies Group, Inc. or any subsidiaries or affiliated companies;

•	SPG agreed to the termination of warrants to purchase 500,000 shares of Clear Skies Group, Inc.’s common stock; and

•	The parties exchanged mutual releases.

In order to finance the cash portion of the settlement, Clear Skies Group, Inc. entered into Note Purchase Agreements, dated as of November 7, 2007, with two investors, pursuant to which Clear Skies Group, Inc. issued $250,000 aggregate principal amount of 8% Promissory Notes which were repaid on December 20, 2007.

Our predecessor, BIP Oil, Inc. was incorporated in the State of Nevada on January 31, 2007 and issued an aggregate of 5,000,000 shares of its common stock to its founders, Bobby Stanley and Ike Lewis, for $50 cash and services rendered that were valued, in the aggregate, at $5,000 by its board of directors. On December 18, 2007, BIP Oil, Inc. merged with and into its wholly owned subsidiary, Clear Skies Solar, Inc., a Delaware corporation then known as Clear Skies Holdings, Inc., pursuant to which merger each outstanding share of common stock of BIP Oil, Inc. was converted into 9.19230769 shares of our common stock.

Immediately following our reverse merger and the closing of our December 2007 private placement, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to Messrs. Stanley and Lewis in exchange for cancellation of all of the shares of our common stock then held by them, including the founders’ shares issued to them in January 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of October 27, 2009 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) each executive officer; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each of the stockholders named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o Clear Skies Solar, Inc., 200 Old Country Road, Suite 610, Mineola, New York 11501-4241.

	Number of Shares		Percentage
	Beneficially Owned (1)		Beneficially Owned (2)
Name of Beneficial Owner

Beneficial owners of more than 5%:
Alpha Capital Anstalt	3,440,035	(3)	5.9	%(3)
Pradafant 7, Furstentums
Vaduz, Liechtenstein 9490
KHG Trust	6,020,000		10.3%
672 Dogwood Ave., Ste 106
Franklin Square, NY 11010

Executive officers and directors:
Ezra J. Green	1,116,667	(4)	1.8%
Robert L. Dockweiler	250,027	(5)	*
Arthur L Goldberg	1,009,078	(6)	1.7%
Joshua M. Goldworm	442,917	(7)	*
Pamela Newman	252,218	(8)	*
William O’Connor	366,303	(9)	*
Thomas J. Oliveri	490,625	(10)	*
Gelvin Stevenson	330,035	(11)	*
All executive officers and directors as a group (eight persons)	4,257,870	(4-11)	7.3%

* Represents less than 1%

  (1)  Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named beneficial owner.

  (2)  Based on 58,543,247 shares of our common stock outstanding as of October 27, 2009, together with securities exercisable or convertible into shares of our common stock within 60 days of October 27, 2009, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of October 27, 2009, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

   (3)  Due to a limitation on stock ownership in the agreements with Alpha to 4.99%, or under certain conditions to 9.99%, does not include 3,973,214 shares issuable upon conversion of outstanding convertible promissory notes and 687,500 shares issuable upon exercise of outstanding warrants.  Without this limitation and including the excluded shares Alpha would own 14.7%.

   (4)   Includes various shares of our common stock issuable upon exercise of options that are vested or exercisable within 60 days in amounts and at exercise prices as follows: 141,667 shares at $.352, 125,000 shares at $.132 and 850,000 shares at $0.09. Does not include certain shares of our common stock issuable upon exercise of options that will not vest within 60 days with amounts and at exercise prices as follows: 375,000 shares at $.132, and 283,333 shares at $.352.

   (5)   Includes 28,750 shares of our common stock issuable upon exercise of options that are vested with an exercise price of $.12 per share, 15,000 shares at $.32 and 90,000 shares at $.09. Does not include certain shares of our common stock issuable upon exercise of options that will not vest within 60 days with amounts and at exercise prices as follows: 30,000 shares at $.32 and 86,250 shares at $.12.

  (6)   Includes 225,893 shares issuable upon conversion of outstanding convertible promissory notes and 225,893 shares issuable upon exercise of outstanding warrants.  Also includes various shares of our common stock issuable upon exercise of options that are vested or exercisable within 60 days in amounts and at exercise prices as follows: 128,125 shares at $.12, 54,167 shares at $.32 and 325,000 shares at $.09. Does not include certain shares of our common stock issuable upon exercise of options that will not vest within 60 days with amounts and at exercise prices as follows: 108,333 shares at $.32 and 384,375 shares at $.12.

  (7)   Includes various shares of our common stock issuable upon exercise of options that are vested or exercisable within 60 days in amounts and at exercise prices as follows: 116,250 shares at $.12, 31,667 shares at $.32 and 190,000 shares at $.09. Does not include certain shares of our common stock issuable upon exercise of options that will not vest within 60 days with amounts and at exercise prices as follows: 63,333 shares at $.32 and 348,750 shares at $.12.

  (8)   Includes 90,000 shares of our common stock issuable upon exercise of options that are exercisable within 60 days at an exercise price of $.13, 30,000 shares at $.2725 and 55,000 shares at $.12. Does not include certain shares of our common stock issuable upon exercise of options that will not vest within 60 days with amounts and at exercise prices as follows: 60,000 shares at $.2725 and 165,000 shares at $.12.

  (9)   Includes 90,000 shares of our common stock issuable upon exercise of options that are exercisable within 60 days at an exercise price of $.09, 15,000 shares at $.32 and 28,750 shares at $.12. Does not include certain shares of our common stock issuable upon exercise of options that will not vest within 60 days with amounts and at exercise prices as follows: 30,000 shares at $.32 and 86,250 shares at $.12.

  (10)  Includes 300,000 shares of our common stock issuable upon exercise of options that are exercisable within 60 days at an exercise price of $.09, 62,500 shares at $.32 and 128,125 shares at $.12. Does not include certain shares of our common stock issuable upon exercise of options that will not vest within 60 days with amounts and at exercise prices as follows: 125,000 shares at $.32 and 384,375 shares at $.12.

  (11)  Includes 90,000 shares of our common stock issuable upon exercise of options that are exercisable within 60 days at an exercise price of $.13 per share, 30,000 shares at $.2725 and 55,000 shares at $.12. Does not include certain shares of our common stock issuable upon exercise of options that will not vest within 60 days with amounts and at exercise prices as follows: 60,000 shares at $.2725 and 165,000 shares at $.12.

KHG Trust received 724,333 shares of our common stock by gift on July 29, 2009 and 3,000,000 shares by gift on October 21, 2009.  In addition, KHG Trust purchased convertible promissory notes held by another trust and converted those notes into 2,520,000 shares of common stock on September 18, 2009.  Between August 14, 2009, and September 11, 2009, KHG Trust sold a total of 224,333 shares leaving it with 6,020,000 shares.

Pursuant to an engagement letter with Sichenzia, Ross, Friedman & Ference, LLP, we are obligated to pay a monthly retainer of $12,000 for legal services.  Our agreement permits us to deliver shares of our common stock to the firm. Starting in April 2009, the firm received on a monthly basis shares of our common stock which shares were issued in amounts determined based upon 75% of the 10 day average price of the stock prior to the month in which the shares were issued. In addition, from time to time, we have issued additional shares to the firm in order to satisfy our account balance for special matters falling outside the activities contemplated in the monthly retainer.

SELLING STOCKHOLDERS

Up to 16,432,539 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•	1,250,000 outstanding shares issued in connection with our private placement that closed on September 16, 2009.

•	7,141,270 shares of our common stock issuable upon conversion of secured convertible promissory notes issued in our private placements that closed on July 28, 2009 and September 16, 2009.

•
900,000 shares of our common stock which might be issued on conversion of secured convertible promissory notes issued in our private placements that closed on July 28, 2009, and September 16, 2009, depending on the impact of anti-dilution provisions.

•	7,141,270 shares of our common stock issuable upon exercise of warrants issued in our private placements which closed on May 8, 2009, July 28, 2009 and September 16, 2009.

May 2009 Private Placement

On May 8, 2009, we entered into a Subscription Agreement (the “May Subscription Agreement”) with Alpha Capital Anstalt, Barry Honig and Michael Brauser (the “May Subscribers”), pursuant to which we sold (i) secured convertible promissory notes (the “May Notes”) in the original aggregate principal amount of $400,000 and (ii) warrants to purchase up to 4,000,000 shares of our common stock. The net proceeds to the Company from the sale of the May Notes and warrants was $385,000, representing $400,000 of gross proceeds less legal fees of $15,000.

The May Notes mature one year from the issuance date (the “Maturity Date”) and accrue interest at the rate of 6% per annum, payable on the Maturity Date.  During an Event of Default (as defined in the May Notes), the interest rate of the May Notes will be increased to 18% per annum until paid in full.  In addition, upon the occurrence of an Event of Default, all principal and interest then remaining unpaid shall immediately become due and payable upon demand. Events of Default include but are not limited to (i) the Company’s failure to make payments when due, (ii) breaches by the Company of its representations, warranties and covenants, and (iii) delisting of the Company’s common stock from the OTC Bulletin Board.

Pursuant to the terms of the May Notes, the May Subscribers have the right, so long as the May Notes are not fully repaid, to convert the May Notes into shares of the Company’s common stock at a conversion price of $.10 per share, as may be adjusted.  The May Notes contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing conversion price, then the conversion price of the May Notes will automatically be reduced to such lower price. Pursuant to such anti-dilution provisions, as of July 28, 2009 the conversion price was adjusted to $.07 per share. The May Notes also contain limitations on conversion, including the limitation that the holder may not convert its Note to the extent that upon conversion the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the Subscriber to the Company, of up to 9.99%).

The May Notes are secured by a security interest in certain assets of the Company, pursuant to a security agreement.

The Warrants are exercisable for a period of three (3) years at an exercise price of $.15 per share, as may be adjusted.  The Warrants contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing exercise price, the exercise price of the Warrants will automatically be reduced to such lower price.  Pursuant to such anti-dilution provisions, as of July 28, 2009 the exercise price was adjusted to $.07 per share. The Warrants also contain limitations on exercise, including the limitation that the holders may not exercise their Warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the Subscriber to the Company, of up to 9.99%).

The Warrants may be exercised on a “cashless” basis commencing ninety-one (91) days after their  issuance, only with respect to underlying shares not included for unrestricted public resale in an effective registration statement on the date notice of exercise is given by the holder.

Pursuant to the terms of the May Subscription Agreement, the Company agreed to file a registration statement covering the resale of the shares of common stock underlying the May Notes and the Warrants no later than 30 days from the closing of the offering and to have such registration statement declared effective no later than 90 days from the closing of the offering (the “Effective Date”).  If the Company did not timely file the registration statement or does not cause it to be declared effective by the required dates, then each Subscriber shall be entitled to liquidated damages equal to 1% of the aggregate purchase price paid by such Subscriber for the May Notes and Warrants for each month that the Company does not file the registration statement or cause it to be declared effective.  As of July 28, 2009, the Effective Date has been changed to September 8, 2009.

The Company also granted the May Subscribers, until the later of one year from the closing or so long as the May Notes are outstanding, a right of first refusal in connection with future sales by the Company of its common stock or other securities or equity linked debt obligations, except in connection with certain Excepted Issuances (as defined in the May Subscription Agreement).

In addition, in connection with the May 2009 private placement, we issued an aggregate of 150,000 shares of our common stock to Grushko & Mittman, P.C. for legal services provided to the investors.

The May 2009 private placement is more fully described in our Form 8-K filed with the Securities and Exchange Commission on May 13, 2009.

July 2009 Private Placement

As of July 28, 2009, we entered into Subscription Agreements (the “July Subscription Agreements”) with Alpha Capital Anstalt, Barry Honig and Arthur Goldberg (the “July Subscribers”), pursuant to which we sold for an aggregate of $260,000, (i) secured convertible promissory notes (the “July Notes”) in the original aggregate principal amount of $286,000 and (ii) warrants to purchase up to 4,085,714 shares of our common stock. The net proceeds to the Company from the sale of the July Notes and warrants was $260,000.

The July Notes mature one year from the issuance date (the “Maturity Date”) and accrue interest at the rate of 6% per annum, payable on the Maturity Date.  During an Event of Default (as defined in the July Notes), the interest rate of the July Notes will be increased to 18% per annum until paid in full.  In addition, upon the occurrence of an Event of Default, all principal and interest then remaining unpaid shall immediately become due and payable upon demand. Events of Default include but are not limited to (i) the Company’s failure to make payments when due, (ii) breaches by the Company of its representations, warranties and covenants, and (iii) delisting of the Company’s common stock from the OTC Bulletin Board.

Pursuant to the terms of the July Notes, the July Subscribers have the right, so long as the July Notes are not fully repaid, to convert the July Notes into shares of the Company’s common stock at a conversion price of $.07 per share, as may be adjusted.  The July Notes contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing conversion price, then the conversion price of the July Notes will automatically be reduced to such lower price. The July Notes also contain limitations on conversion, including the limitation that the holder may not convert its Note to the extent that upon conversion the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the Subscriber to the Company, of up to 9.99%).

The July Notes are secured by a security interest in certain assets of the Company, pursuant to a security agreement.

The Warrants are exercisable for a period of three (3) years at an exercise price of $.07 per share, as may be adjusted.  The Warrants contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing exercise price, the exercise price of the Warrants will automatically be reduced to such lower price.  The Warrants also contain limitations on exercise, including the limitation that the holders may not exercise their Warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the Subscriber to the Company, of up to 9.99%).

The Warrants may be exercised on a “cashless” basis commencing ninety-one (91) days after their  issuance, only with respect to underlying shares not included for unrestricted public resale in an effective registration statement on the date notice of exercise is given by the holder.

Pursuant to the terms of the July Subscription Agreements, the Company agreed to amend its filed registration statement to cover the resale of the shares of common stock underlying the July Notes and the Warrants no later than 30 days from the closing of the offering and to have such registration statement declared effective no later than 90 days from the closing of the offering.  If the Company did not timely file the registration statement or does not cause it to be declared effective by the required dates, then (i) the exercise price of the Warrants is reduced to $.05 per share and (ii) each Subscriber shall be entitled to liquidated damages equal to 1% of the aggregate purchase price paid by such Subscriber for the July Notes and Warrants for each month that the Company does not file the registration statement or cause it to be declared effective.

The Company also granted certain of the July Subscribers, until the later of one year from the closing or so long as the July Notes are outstanding, a right of first refusal in connection with future sales by the Company of its common stock or other securities or equity linked debt obligations, except in connection with certain Excepted Issuances (as defined in the July Subscription Agreements).

In addition, in connection with the May 2009 private placement, we issued an aggregate of 550,000 shares of our common stock to Grushko & Mittman, P.C. for legal services provided.

The July 2009 private placement is more fully described in our Form 8-K and 8-K/A filed with the Securities and Exchange Commission on August 3 and August 5, 2009, respectively.

September 2009 Private Placement

On September 16, 2009, we entered into a Subscription Agreement (the “September Subscription Agreement”), with Alpha Capital Anstalt, Barry Honig, Michael Brauser and Arthur Goldberg (the “September Subscribers”), pursuant to which we sold for an aggretate of $250,000, (i) secured convertible promissory notes (the “September Notes”) in the original aggregate principal amount of $275,000, (ii) warrants to purchase up to 1,718,750 shares of our common stock (the “September Warrants”) and (iii) 1,250,000 shares of common stock (the “Incentive Shares”). The net proceeds to the Company from the sale of the September Notes, warrants and Incentive Shares was $250,000.

The September Notes will mature 45 days from the issuance date (the “Maturity Date”) and will accrue interest at the rate of 5% per annum, payable on the Maturity Date. During an Event of Default (as defined in the September Notes), the interest rate of the September Notes will be increased to 18% per annum until paid in full.  In addition, upon the occurrence of an Event of Default, all principal and interest then remaining unpaid shall immediately become due and payable upon demand. Events of Default include but are not limited to (i) the Company’s failure to make payments when due, (ii) breaches by the Company of its representations, warranties and covenants, and (iii) delisting of the Company’s common stock from the OTC Bulletin Board.

Pursuant to the terms of the September Notes, the September Subscribers have the right, so long as the September Notes are not fully repaid, to convert the September Notes into shares of the Company’s common stock at a conversion price of $.16 per share, as may be adjusted.  The September Notes contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing conversion price, the conversion price of the September Notes will automatically be reduced to such lower price. The September Notes contain limitations on conversion, including the limitation that the holder may not convert its September Note to the extent that upon conversion the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the Subscriber to the Company, of up to 9.99%). In addition, in the event the Company does not raise additional capital of not less than $700,000 of net proceeds to the Company from the sale of Common Stock within twenty-eight days of September 16, 2009, then the conversion price shall be reduced to $.07 and the conversion price will be further reduced to $.04 if said capital raise is not completed within fifty-six days of September 16, 2009.

The September Notes are secured by a security interest in certain assets of the Company, pursuant to a security agreement.

The September Warrants are exercisable for a period of three (3) years at an exercise price of $.16 per share, as may be adjusted.  In the event (i) the September Notes are outstanding after the Maturity Date, or (ii) if the Company does not consummate a sale of its common stock that nets at least $700,000 (the “Additional Funding”) within twenty-eight days after the issuance date, then the exercise price shall be reduced to $0.07, or if the Additional Funding is not consummated within fifty-six days after the issuance date, then the exercise price will be further reduced to $0.04.  The September Warrants also contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing conversion price, the conversion price of the September Warrants will automatically be reduced to such lower price and the number of shares to be issued upon exercise will be proportionately increased.  The September Warrants contain limitations on exercise, including the limitation that the holders may not convert their September Warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the September Subscriber to the Company, of up to 9.99%).

The September Warrants may be exercised on a “cashless” basis commencing ninety-one (91) days after their  issuance, only with respect to underlying shares not included for unrestricted public resale in an effective registration statement on the date notice of exercise is given by the holder.

The Company also granted the September Subscribers, until the later of one year from the closing or so long as the September Notes are outstanding, a right of first refusal in connection with future sales by the Company of its common stock or other securities or equity linked debt obligations, except in connection with certain Excepted Issuances (as defined in the September Subscription Agreement).

The September 2009 private placement is more fully described in our Form 8-K filed with the Securities and Exchange Commission on September 21, 2009.

October 2009 Private Placement

On October 14, 2009, the Company entered into Subscription Agreements (the “Subscription Agreements”) by and among the Company and the subscribers listed therein (the “Subscribers”).  The Subscription Agreements provide for the sale by the Company of 8,003,662 shares of its Common Stock, par value $.001, for which the Company received $720,329.  The net proceeds to the Company from the sale of the common stock was $720,329 less legal fees of approximately $15,000.

The October 2009 private placement is more fully described in or Form 8-K filed with the Securities and Exchange Commission on October 20, 2009.

Certain Other Notes

In connection with a series of loans from the Green Energy Trust (the “Trust”), a non-affiliated third party, we issued unsecured two year notes (the “GET Notes”) in an aggregate face amount of $257,464, bearing interest at a rate of 8% per annum, payable quarterly in cash or stock at our option and, if stock, at $.15 per share.  The GET Notes are convertible into shares of our common stock with the conversion price of each note set originally set at $.03 below the closing price per share of our common stock on the day before the issuance of each note.  During an event of default (as defined in the GET Notes), their interest rate will be increased to 12% per annum until paid in full.  In addition, upon the occurrence of an event of default, all principal and interest then remaining unpaid shall immediately become due and payable upon demand in an amount equal to 115% thereof. Events of default include but are not limited to (i) the Company’s failure to make payments when due and (ii) change of control of the Company as defined therein.

Simultaneously with the issuance of the GET Notes we issued warrants to the Trust.  The warrants are exercisable for a period of five (5) years at an exercise price of $.05 per share higher than the closing price per share of our common stock on the day before the issuance of each note, as may be adjusted. The Warrants contain anti-dilution provisions including in the event of a recapitalization, reclassification, subdivision or combination of shares, a stock dividend is declared or a stock and rights offering is made to shareholders.

The Warrants may be exercised on a “cashless” basis only with respect to underlying shares not included for unrestricted public resale in an effective registration statement on the date notice of exercise is given by the holder.

The dates of the loans from the Trust are: February 12, 19, 24 and 27, 2009, March 12, 20, 25, 26 and 30, 2009, April 3, 17, 27 and 29, 2009 and May 5, 2009.  On August 26, 2009 we and the Trust entered into an agreement whereby the conversion price of the GET Notes was reduced to $.05, the Trust surrendered for cancellation warrants to purchase 1,922,957 shares of our common stock and the Trust waived its registration rights beyond two million shares of our common stock underlying the GET Notes.   The Trust then entered into agreements with two other trusts, both non-affiliated third parties, for the sale of the GET Notes.  One of those trusts has converted the GET Notes into our common stock.

The following table sets forth the dollar amount of each payment in connection with the above described transactions that we have made or may be required to make to any of the selling stockholders:

	Payments Made in			Dollar Value of	Payments that may be made in the future in				Payments that may be made in the future in		Dollar Value of the Stock less exercise
Selling Stockholders	Cash	Stock		the Stock (1)	Cash		Stock		Cash	Stock (7)	price (8)
					related to notes				related to warrants
Related to the May 8, 2009 transaction
Barry Honig		4,000,000	(2)	$400,000
Barry Honig		1,038,700	(3)		$10,500	(4)		(4)
Alpha Capital Anstalt		993,827	(3)		$10,500	(4)		(4)
Michael Brauser		299,438	(3)		$3,000	(4)		(4)
Liquidated damages (5)

Related to the July 28, 2009 transaction
Barry Honig					$13,200	(4)		(4)		3,142,857	$314,286
Alpha Capital Anstalt		446,208	(3)		$3,300	(4)		(4)
Arthur Goldberg					$660	(4)		(4)		157,143	$15,714
Liquidated damages (5)

Related to the September 16, 2009 transaction
Barry Honig					$344	(8)		(6)		343,750	$3,438
Alpha Capital Anstalt					$688	(8)		(6)		687,500	$6,875
Michael Brauser					$619	(8)		(6)		68,750	$688
Arthur Goldberg					$69	(8)		(6)		618,750	$6,188
Liquidated damages (5)

(1)
In all cases the value per share is the mean between the high and low prices of our common stock on October 2, 2009, or $.17 per share unless stated otherwise in a footnote. The comparable per share values for the three transactions are:  May 8 = $.10, July 28 = $.085 and September 16 = $.165.

(2)
Mr. Honig and the Company entered into a consulting agreement pursuant to which he was paid 4,000,000 shares of the Company's common stock on May 8, 2009. The mean between the high and low prices of our common stock on that date was $.10 per share making the value of the shares issued $400,000. The consulting agreement was filed as Exhibit 10.2 to our 8-K filed on May 13, 2009.

(3)	Represents shares of our common stock issued upon the cashless exercise of warrants issued in the transaction.

(4)
These cash payments are for interest due under the notes (6% per annum) payable at maturity of the notes one year from issuance.  Does not include the number of shares issuable on conversion of these notes.

(5)
At this time, the Company has not triggered the liquidated damages provisions, so the amount of such damages, if any, cannot be determined.  If applicable, liquidated damages shall be paid in cash and shall be equal to one percent (1%) for each thirty (30) days (or such lesser pro-rata amount for any period of less than thirty (30) days) of the principal amount of the outstanding Notes and purchase price of the Conversion Shares and Warrant Shares issued upon conversion of Notes and exercise (but excluding cashless exercise) of Warrants held by Subscribers.

(6)
These cash payments are for interest under to the notes (5% per annum) payable at maturity of the notes 45 days from issuance.  Does not include the number of shares issuable on conversion of these notes.

(7)	Payments to be made in common stock represent shares that may be issued in the future upon exercise of outstanding warrants.

(8)	The dollar value is based on the October 2, 2009 price of our common stock ($.17 per share) less the cash exercise to be paid.

The following table sets forth the total possible profit that the selling stockholders could realize as a result of the conversion discount for the securities underlying the convertible notes sold in the transactions described above:

Selling Stockholders	Face amount of notes	Market price on date of Issuance (1)	Conversion price on Issuance (2)	Maximum underlying shares (3)	Combined market price on underlying Shares (4)	Combined value based on conversion price	Possible profit due to conversion discount

Related to the May 8, 2009 transaction (5)
Barry Honig	$175,000	$0.100	$0.07	2,650,000	$265,000	$185,500	$79,500
Alpha Capital Anstalt	$175,000	$0.100	$0.07	2,650,000	$265,000	$185,500	$79,500
Michael Brauser	$50,000	$0.100	$0.07	757,143	$75,714	$53,000	$22,714

Related to the July 28, 2009 transaction (5)
Barry Honig	$200,000	$0.085	$0.07	3,331,429	$283,171	$233,200	$49,971
Alpha Capital Anstalt	$50,000	$0.085	$0.07	832,857	$70,793	$58,300	$12,493
Arthur Goldberg	$10,000	$0.085	$0.07	166,571	$14,159	$11,660	$2,499

Related to the September 16, 2009 transaction (6)
Barry Honig	$50,000	$0.165	$0.16	345,898	$57,073	$55,344	$1,729
Alpha Capital Anstalt	$100,000	$0.165	$0.16	691,797	$114,146	$110,688	$3,459
Michael Brauser	$90,000	$0.165	$0.16	622,617	$102,732	$99,619	$3,113
Arthur Goldberg	$10,000	$0.165	$0.16	69,180	$11,415	$11,069	$346

(1)	The price is the mean of the high and low sales prices on the day in question.

(2)	The initial conversion price of the May notes was $.10 but was later reduced to $.07 in accordance with anti-dilution provisions.

(3)	Based on the principal amount of the note and assuming no interest is paid (per the SEC comment).

(4)	Using the market price per share on the date of issuance of the note.

(5)	The warrants issued in the May transaction, and the Alpha warrant in the July transaction, have been exercised on a cashless basis.

(6)
The conversion price of the notes is subject to reset to $.07 per share if the Company does not receive net proceeds of at least $700,000 from the sale of common stock by October 14, 2009 and a further reset to $.04 per share if such funding is not consummated by November 11, 2009.

There are provisions in the convertible notes in the May, July and September transactions providing for the adjustment to the conversion price upon the occurrence of certain events, but none are directly related to the market price of the Company’s common stock.  The adjustments would be applicable in the event of a merger or sale of assets by the Company, or the reclassification of its common stock or declaration of stock splits or combinations or stock dividends.  In addition, except in the case of “Excluded Issuances” as defined in the subscription agreements applicable to each of the three transactions, if the Company issues common stock or any security convertible into common stock at (or amends the terms of any outstanding convertible securities to) a price below the then conversion price of the convertible notes, the conversion price will be lowered to that amount.  In addition, the conversion prices would be reduced if the pending registration statement becomes effective after specified dates.

The September notes contain a provision that if the Company fails to sell its common stock and receive net proceeds of at least $700,000 by October 14, 2009, the conversion price will be reduced from $.16 to $.07 per share, and if this sale does not occur by November 11, 2009, the conversion prices will be further reduced to $.04 per share.  The Company completed the sale of its common stock on October 14, 2009, so this adjustment does not apply; however, as the sale of the 8,003,662 shares of common stock was at $.09 per share the conversion price of the September notes was reduced from $.16 to $.09.

Other than as described above, the Company does not have any information as to the total possible profit to be realized as a result of any conversion discounts for securities underlying any other warrants, options, notes, or other securities of the Company held by the selling stockholders or any affiliates of the selling stockholders with the exception of (i) the 1,000,000 shares purchased by Alpha Capital Anstalt for $0.50 per share in connection with the Company’s private placement in December 2007, which shares were included in the Company’s registration statement filed in July 2008 as to which the Company has no information relating to the possible sale of these shares, and (ii) shares that may be purchased and sold in the future by Mr. Goldberg pursuant to employee stock options which have been awarded to him by the Board of Directors, as disclosed in this prospectus, none of which have been exercised to date.

The following table sets forth (i) the gross proceeds paid or payable to the Company in connection with the issuance of the May 2009 Notes, the July 2009 Notes and the September 2009 Notes; (ii) all payments that have been made or will be required to be made by the Company to the selling stockholders in connection with the above described transactions; (iii) the resulting net proceeds to the Company and (iv) the combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible notes and any other warrants, options, notes or other securities of the Company that are held by the selling stockholders or any affiliates of the selling stockholders:

Date of Transaction	Gross Proceeds (1)	Payments by Issuer (2)	Net Proceeds to Issuer	Potential Profits for Selling Stockholders (3)	All Possible Payments (4)	Total Profits Plus Payments	Percent (5)	Term of Notes in Months	Annualized Return

May 8, 2009	$400,000	$15,000	$385,000	$181,714	$24,000	$205,714	53.4%	12	53.4%
July 28, 2009	$260,000		$260,000	$64,963	$17,160	$82,123	31.6%	12	31.6%
September 16, 2009	$250,000		$250,000	$8,647	$1,719	$10,366	4.1%	1.5	33.2%

				$255,325	$42,879	$298,203

(1)	Cash proceeds that excludes OID in the July and September transactions.

(2)
The issuer paid its counsel an aggregate of 500,000 shares of its common stock in connection with the July and September transactions and paid counsel to the lenders a total of 900,000 shares of its common stock in connection with all three transactions.

(3)	The potential profits are based on the information in response to comment 3. Also, see the response to comment 4.

(4)	This is the sum of payments that may be made in the future in cash and the dollar value of stock related to the convertible notes issued in all three transactions - see response to comment 2.

(5)	This is the total potential profits plus possible payments, divided by the net proceeds to the issuer.

The following table sets forth (i) number of shares outstanding prior to the convertible note transactions that are held by persons other than the selling stockholders, affiliates of the Company, and affiliates of the selling stockholders; (ii) the number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements; (iii) the number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders; (iv) the number of shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders; and (v) the number of shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the transactions described above:

Date of transaction:	8-May-09	28-Jul-09	16-Sep-09

Total shares outstanding on the day prior to each convertible note sale	35,348,844	43,036,853	50,438,956

Less shares of record held on day before date of sale by
selling stockholders and affiliates	1,059,156	6,897,397	7,283,888
officers, directors and affiliates	4,410,716	3,686,383	3,686,383

Balance	29,878,972	32,453,073	39,468,685

Shares previously registered by selling stockholders
Barry Honig			2,500,000
Alpha Capital Anstalt			1,000,000

Number of registered shares still held by selling stockholders				(1)

Shares sold in registered resale transactions by selling stockholders and their affiliates				(1)

Shares registered for resale on behalf of the selling stockholders in the current transaction
Alpha Capital Anstalt			4,722,027
Barry Honig			8,222,552
Michael Brauser			2,794,000
Arthur Goldberg			643,901

Total number of shares being registered			16,432,540

(1)           The issuer has no information as to the number of shares previously registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders or the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders.

It is the intention of the Company to make all payments on the overlying securities described in this prospectus.  However, our future cash flows depend on our ability to enter into, and be paid under, contracts for the construction of solar energy products and our ability to sell additional debt and equity securities on terms satisfactory to us.  While management believes that these objectives can be accomplished, there can be no assurance that we will be successful in entering into construction contracts or selling our securities, in which case we will probably not be able to continue as a going concern.

We have no knowledge of any short position of any selling stockholder.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”). There were no placement agents used in connection with such transactions.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. None of the selling stockholders named below is a registered broker-dealer or an affiliate of a broker-dealer. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 58,543,247 shares of common stock outstanding as of October 27, 2009.

	Ownership Before Offering				After Offering(1)
					Number of
	Number of				shares of		Percentage of
	shares of				common stock		common stock
	common stock				beneficially		beneficially
	beneficially		Number of		owned		owned
	owned prior to		shares		following the		following the
Selling Stockholder	the offering		offered		offering		offering

Alpha Capital Anstalt (2)	9,594,053	(3)	4,772,027	(3)	4,822,026		8.2%
Barry Honig	12,258,566	(4)	8,222,552	(4)	4,036,014		6.9%
Michael Brauser	3,333,923	(5)	2,794,000	(5)	539,923		*
Arthur L. Goldberg	1,115,551	(6)(7)	643,961	(6)	471,590	(7)	*

* less than 1%

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge, except as set forth below, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Konrad Ackerman as Director of Alpha Capital Anstalt has voting and dispositive power over these securities.

(3)
Includes (i) 2,007,937 shares issuable upon conversion of outstanding convertible promissory notes, (ii) 256,154 shares that may be issued upon conversion of outstanding convertible promissory notes due to anti-dilution adjustments to the conversion price and (iii) 2,007,937 shares issuable upon exercise of outstanding warrants.

(4)
Includes (i) 3,753,968 shares issuable upon conversion of outstanding convertible promissory notes, (ii) 464,615 shares that may be issued upon conversion of outstanding convertible promissory notes due to anti-dilution adjustments to the conversion price and (iii) 3,753,968 shares issuable upon exercise of outstanding warrants.

(5)
Includes (i) 1,100,000 shares issuable upon conversion of outstanding convertible promissory notes, (ii) 144,000 shares that may be issued upon conversion of outstanding convertible promissory notes due to anti-dilution adjustments to the conversion price and (iii) 1,100,000 shares issuable upon exercise of outstanding warrants.

(6)
Includes (i) 279,365 shares issuable upon conversion of outstanding convertible promissory notes, (ii) 35,231 shares that may be issued upon conversion of outstanding convertible promissory notes due to anti-dilution adjustments to the conversion price and (iii) and 279,365 shares issuable upon excercise of outstanding warrants.

(7)	Includes various shares of our common stock are issuable upon exercise of options that are vested or exercisable within 60 days in amounts and at exercise prices as follows: 128,125 shares at $.12, 54,167 shares at $.32 and 325,000 shares at $.09. Does not include certain shares of our common stock issuable upon exercise of options that will not vest within 60 days with amounts and at exercise prices as follows: 108,333 shares at $.32 and 384,375 shares at $.12.

None of the selling stockholders has held any position or office or has had any other material Relationship with us or any of our predecessors or affiliates during the past three years, except that Mr. Goldberg is the Chief Financial Officer of the Company and on May 8, 2009, the Company entered into a one-year consulting agreement with Barry Honig, pursuant to which Mr. Honig will consult with the Company regarding its XTRAX® business.  As consideration for these services, the Company issued to Mr. Honig 4,000,000 shares of its common stock (the “Honig Shares”) and agreed to register 2,500,000 of such Honig Shares on a Form S-8.  The Form S-8 was filed by the Company on May 20, 2009.

We will file a prospectus supplement to name successors to any selling stockholders who are able to use this prospectus to resell the securities covered by this prospectus.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have authorized 110,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 10,000,000 are shares of preferred stock.

Capital Stock Issued and Outstanding

Our issued and outstanding securities as of October 27, 2009, on a fully diluted basis, are as follows:

•	58,543,247 shares of our common stock;
•	No shares of preferred stock;
•	Options granted to employees to purchase an aggregate of 5,550,000 shares of our common stock, at a weighted average exercise price of $.15 per share;
•	Options granted to non-employee directors and other non-employees to purchase an aggregate of 1,300,000 shares of our common stock at a weighted average exercise price of $.18 per share;
•	Warrants to purchase 1,327,121 shares of our common stock issued to a placement agent and investor relations and investment banking consultants for private placement and consulting services;
•	Warrants to purchase 10,355,556 shares of our common stock issued to third parties in private placements at a weighted average exercise price of $.12 per share; and
•
Convertible promissory notes issued to third parties in private placements that can currently be converted into 12,855,555 shares of our common stock (which conversion amount may change based on certain anti-dilution provisions).

Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Private Placement Warrants

In a private placement, we issued a warrant to a third party to purchase 225,000 shares of our common stock at an exercise price (subject to adjustment) of $.12 per share which was $.05 higher than the closing price of a share of our common stock on the day before issuance of the warrant and the warrant expires five years from the date of issuance. Prior to exercise, such warrant does not confer upon holders any voting or any other rights as a stockholder. Such warrant contains provisions that protect the holders against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits and other similar events.

Convertible Promissory Notes

In connection with a series of private placements with a third party, we issued unsecured two year notes in an aggregate face amount of $257,464, bearing interest at a rate of 8% per annum, payable quarterly in cash or stock at our option and, if stock, at $.15 per share.  These notes are now convertible into shares of our common stock with the conversion price of each note set at $.05. During an event of default (as defined in the notes), the interest rate of the notes will be increased to 12% per annum until paid in full.  In addition, upon the occurrence of an event of default, all principal and interest then remaining unpaid shall immediately become due and payable upon demand in an amount equal to 115% thereof. Events of default include but are not limited to (i) the Company’s failure to make payments when due and (ii) change of control of the Company as defined therein. $126,000 of these notes have been converted into 2,520,000 shares of our common stock.

Secured Convertible Promissory Notes

In connection with the private placements that we closed in May, July and September 2009, we issued secured convertible promissory notes in the original aggregate principal amount of $400,000, $286,000 and $275,000, respectively.

The May and July notes will mature one year from the issuance date and will accrue interest at the rate of 6% per annum, payable on the maturity date. The September notes mature on October 31, 2009 and accrue interest  at 5% per annum. During an event of default (as defined in the notes), the interest rate of the notes will be increased to 18% per annum until paid in full.  In addition, upon the occurrence of an event of default, all principal and interest then remaining unpaid shall immediately become due and payable upon demand. Events of default include but are not limited to (i) the Company’s failure to make payments when due, (ii) breaches by the Company of its representations, warranties and covenants, and (iii) delisting of the Company’s common stock from the OTC Bulletin Board.

Pursuant to the terms of the notes, the subscribers have the right, so long as the notes are not fully repaid, to convert the notes into shares of the Company’s common stock at a conversion price of $0.07 per share as to the May Notes and July Notes, and at $.16 as to the September Notes, all as may be adjusted.  The notes contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing conversion price, the conversion price of the Notes will automatically be reduced to such lower price. The conversion price of the September Notes was reduced to $.09 as a result of the October private placement. The Notes contain limitations on conversion, including the limitation that the holder may not convert its note to the extent that upon conversion the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the subscriber to the Company, of up to 9.99%).

In addition, the September Notes contain terms so that in the event the Company does not raise additional capital of not less than $700,000 of net proceeds to the Company from the sale of Common Stock within twenty-eight days of September 16, 2009, then the conversion price shall be reduced to $.07 and the conversion price will be further reduced to $.04 if said capital raise is not completed within fifty-six days of September 16, 2009. The additional capital was raised within the twenty-eight day period so this adjustment did not apply.

The notes are secured by a security interest in certain assets of the Company, pursuant to a security agreement.

Warrants

In connection with the private placement that we closed in December 2007, we issued warrants to purchase an aggregate of 640,000 shares of our common stock to designees of the placement agent for such offering. Each such warrant entitles the holder to purchase shares of our common stock at an exercise price of $0.50 per share (subject to adjustment) and will expire on December 20, 2010. Prior to exercise, such warrants do not confer upon holders any voting or any other rights as a stockholder. We issued an additional 92,401 of these same warrants to the placement agent in connection with Clear Skies Group, Inc.’s private placement of bridge notes and common stock of Clear Skies Group, Inc. that closed in August and September 2007. Such warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events.

Pursuant to a consulting agreement, we issued warrants to purchase 500,000 shares to a consultant. Such warrants entitle the holder to purchase shares of our common stock at an exercise price of $0.50 per share (subject to adjustment) and will expire on December 20, 2010. Prior to exercise, such warrants do not confer upon holders any voting or any other rights as a stockholder. Such warrants contain provisions that protect the holder against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events.

In connection with the private placements that we closed in May, July and September, 2009, we issued warrants to purchase up to 4,000,000, 4,085,714 and 1,718,750 shares of our common stock, respectively.  The May and July warrants are exercisable for a period of three (3) years at an exercise price of $.07 per share, and the September warrants have an exercise price of $.16 per share as may be adjusted.  The exercise price of the September warrants was reduced to $.09 as a result of the October private placement.  The warrants contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing exercise price, the exercise price of the warrants will automatically be reduced to such lower price.  The warrants contain limitations on exercise, including the limitation that the holders may not convert their warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the subscriber to the Company, of up to 9.99%). In addition, the September Warrants contain terms so that in the event the Company does not raise additional capital of not less than $700,000 of net proceeds to the Company from the sale of Common stock within twenty-eighty days of September 16, 2009 then the exercise price of the Warrants shall be reduced to $.07 and the exercise price will be further reduced to $.04 if said capital raise is not completed within fifty-six days of September 16, 2009. The additional capital was raised within the twenty-eight day period so this adjustment did not apply.

Options

We have adopted the Clear Skies Holdings, Inc. 2007, 2008 and 2009 Equity Incentive Plans, pursuant to each 2,500,000 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, and other service providers. The term of the 2007 Plan is ten years from December 19, 2007,the term of the 2008 Plan is ten years from July 28, 2008 and the term of the 2009 Plan is ten years from March 17, 2009, their respective effective dates. At December 31, 2007, we had no outstanding awards under the 2007 Plan but options under the 2007 and 2008 Plans were granted in 2008 and under all Plans in 2009. To date, the Board of Directors has granted options to eleven of our employees to purchase a total of 5,550,000 shares of our common stock with a weighted-average exercise price of $.15 per share.

On July 29, 2009 our Board of Directors approved the granting of certain stock options which were only granted to those employees who agreed to the cancellation of previously granted higher priced options for the same number of shares. The new options vested upon grant to all eligible employees and permit the purchase of up to 1,955,000 shares at $.09 per share, the fair market value on date of grant as defined in the employee equity incentive plans.

On May 1, 2008 the Board of Directors adopted the Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan, as amended on November 12, 2008, pursuant to which options to purchase up to one million shares of common stock may be granted to non-employee Directors of the Company.  All options must be at the fair market value on the date of grant and expire no later than ten years from the date of grant.  Options, which are non-qualified stock options under the Internal Revenue Code, to purchase 90,000 shares at $.13 per share each were granted to Dr. Newman and Dr. Stevenson on May 1, 2008, options to purchase an additional 90,000 shares at $0.2725 per share were granted to each of them on November 12, 2008 and options to purchase 220,000 shares at $.12 were granted to each of them on March 17, 2009. On July 29, 2009 our Board of Directors approved the granting of certain stock options which were only granted to the non-employee directors who agreed to the cancellation of previously granted higher priced options for the same number of shares. The new options to non-employee directors vested upon grant and permit the purchase of up to 180,000 shares at $.13 per share, the fair market value on the date of grant as defined in the relevant plan. In addition, this Plan provides for the payment of $750 to each non-employee director for attending in person each meeting of the Board or any committee thereof and $500 if such attendance is via conference telephone.  We also reimburse our Directors for reasonable expenses incurred in connection with their services as Directors.

In addition, the September Warrants contain terms so that in the event the Company does not raise additional capital of not less than $700,000 of net proceeds to the Company from the sale of Common Stock within twenty-eight days of September 16, 2009, then the exercise price of the Warrant shall be reduced to $.07 and the exercise price will be further reduced to $.04 if said capital raise is not completed within fifty-six days of September 16, 2009.

Registration Rights

We have agreed to file, by October 16, 2009, an amendment to our registration statement filed on June 4, 2009 registering for resale (i) the shares of our common stock underlying the secured convertible promissory notes issued in our May, July and September 2009 private placements, (ii) the shares of our common stock issuable upon exercise of the warrants issued in our May, July and September 2009 private placements and (iii) shares of common stock issued in connection with the September 2009 private placement. We filed the amendment on October 8, 2009. We have also agreed to have such registration statement declared effective no later than December 15, 2009 for securities issued in the three private placements. If we do not timely file the amendment or cause it to be declared effective by the required dates, then (i) the exercise price of the warrants shall be reduced to $.05 per share from the $.07 for the July placement and to $.04 from $.16 for the September placement and (ii) each subscriber shall be entitled to liquidated damages equal to 1% of the aggregate purchase price paid by such subscriber for the notes and warrants for each month that we do not file the registration statement or cause it to be declared effective.

 Transfer Agent

Our transfer agent is Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, Utah 84121.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions

Certain provisions of our By-Laws are intended to strengthen the Board’s position in the event of a hostile takeover attempt. These provisions have the following effects:

•
they provide that only business brought before an annual meeting by the Board or by a stockholder who complies with the procedures set forth in the By-Laws may be transacted at an annual meeting of stockholders; and

•	they provide for advance notice or certain stockholder actions, such as the nomination of directors and stockholder proposals.

We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, buy, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR Rule IM-2440.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. To the extent permitted by applicable law, the selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Davis Accounting Group P.C., an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing to the extent and for the periods indicated in their report appearing elsewhere herein.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP ("SRFF"), 61 Broadway, 32nd Floor, New York, New York 10006 has passed upon the validity of the shares of common stock to be sold in this offering. Harvey Kesner, a member of SRFF, beneficially owns shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 200 Old Country Road, Suite 610, Mineola, New York 11501.

CLEAR SKIES SOLAR, INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Clear Skies Solar, Inc.:

We have audited the accompanying consolidated balance sheets of Clear Skies Solar, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2008, and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Skies Solar, Inc. and subsidiaries as of December 31, 2008, and 2007, and the results of its consolidated operations and its cash flows for the each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the consolidated financial statements, the Company has established only limited sources of revenues to cover its operating costs.  As such, it has incurred an accumulated deficit, has negative working capital, and its cash resources are insufficient to carrying out its business plan.  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan regarding these matters is also described in Note 4 to the consolidated financial statements.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
May 14, 2009.

CLEAR SKIES SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,	2008	2007
		Restated
ASSETS

Current assets
Cash and cash equivalents	$155,577	$4,866,842
Accounts receivable, less allowance for doubtful accounts of $65,275 and $32,775 as of December 31, 2008 and 2007, respectively	157,225	92,291
Inventory	11,113
Costs and estimated earnings in excess of billings		27,641

Total current assets	323,915	4,986,774

Property and equipment, net	192,653	13,293
Prepaid expenses and investor relations fees	195,273	645,644
Security deposit	113,634
Other assets	44,801	54,017

TOTAL ASSETS	$870,276	$5,699,728

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$1,274,563	$788,468
Billings in excess of costs and estimated earnings	40,332	35,007
Due to related parties	—	104,410
Customer deposits	—	5,000
Obligation to issue options and warrants	47,500	9,401
Estimated loss on uncompleted contracts	109,305	0
Payroll liabilities	31,047	140,729
Installation warranty liability	56,964	7,743

Total current liabilities	1,559,711	1,090,758
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,696,066 and 30,883,723 issued and outstanding on December 31, 2008 and 2007, respectively	31,696	30,883
Additional paid-in capital	10,767,217	9,247,682
Accumulated (deficit)	(11,488,348)	(4,669,595)

Total stockholders’ equity (deficit)	(689,435)	4,608,970

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$870,276	$5,699,728

See accompanying notes to the consolidated financial statements.

CLEAR SKIES SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,	2008	2007
		(Restated)

Revenues
Contract revenue	$2,476,004	$74,520
Subcontractor revenue		224,454
Other	226,174

Total revenues	2,702,178	298,974

Cost of revenues	2,465,984	268,707

Gross margin	236,194	30,267

Operating expenses
Research and development	197,921	91,024
Selling expenses	1,190,670	468,858
General and administrative expenses	5,698,388	2,294,039

	7,086,979	2,853,921

Loss from operations	(6,850,785)	(2,823,654)

Other Expenses
Interest income	46,773
Interest expense	14,741	40,199
Amortization of debt discount expense		745,000

	32,032	785,199
Provision for income taxes	-	-
Net (loss)	$(6,818,753)	$(3,608,853)

Weighted average common shares outstanding, basic and diluted	31,358,282	7,229,534

(Loss) per share, basic and diluted	$(0.22)	$(0.50)

See accompanying notes to the consolidated financial statements.

CLEAR SKIES SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2008 and 2007 (Restated)

	Common Stock		Additional Paid-
	$.001 par value		in	Accumulated
	Shares		Capital	Deficit	Total

Balance, December 31, 2006	3,042,571	$3,042	$(2,542)	$(1,060,742)	$(1,060,242)

Issuance of common stock to satisfy common stock to be issued (Note 8)	2,020,297	2,020	891,980	—	894,000

Issuance of common stock and warrants as compensation (Note 9)*	1,065,869	1,066	656,694	—	657,760

Issuance of common stock and warrants (Note 9)*	72,673	73	74,927	—	75,000

Issuance of common stock and warrants (Note 9)*	19,379	19	19,981	—	20,000

Issuance of common stock and embedded conversion feature associated with Bridge Notes (Note 7)*	1,782,906	1,783	573,217	—	575,000

Issuance of common stock and embedded conversion feature associated with Bridge Notes (Note 7)*	527,120	527	169,473	—	170,000

Issuance of shares subsequently forfeited	77,576	77	(77	—	—

Forfeited shares (Note 2)*	(116,276)	(116	116	—	—

Conversion of warrants (Note 2)*	416,658	417	(417	—	—

Shares sold at $.50 each, net of costs of $1,323,945 (Note 2)	14,510,000	14,510	5,916,546	—	5,931,056

Shares sold at $.50 each (Notes 2 and 7)	1,490,000	1,490	743,510	—	745,000

Shares retained by owners of the shell company in the reverse merger (Note 2)	59,841,923	59,842	(28,182	—	31,660

Forfeit of shares in split-off (Note 2)	(53,866,923)	(53,867)	22,207	—	(31,660)

Issuance of warrants and options in exchange for consulting and other services (Note 10)			210,250	—	210,250

Net loss - 2007				(3,608,853)	(3,608,853)

Balance, December 31, 2007	30,883,723	$30,883	$9,247,682	$(4,669,595)	$4,608,970

Issuance of shares to investor and public relations consultants	446,072	446	527,808	—	528,254

Issuance of shares on exercise of a warrant	30,280	31	14,922	—	14,953

Issuance of shares in payment of liquidated damages for the late filing and late effectiveness of a registration statement	187,991	188	109,505	—	792,142

Issuance of options to employees and directors			682,448	—	682,448

Issuance of shares to former shareholders in connection with the December 2007 reverse merger	148,000	148	184,852	—	185,000

Net loss - 2008				(6,818,753)	(6,818,753)

Balance, December 31, 2008	31,696,066	$31,696	$10,767,217	$(11,488,348)	$(689,435)

See accompanying notes to the consolidated financial statements.

CLEAR SKIES SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,	2008	2007
		(Restated)

Cash flows from operating activities
Net loss	$(6,818,753)	$(3,608,853)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	17,915	4,512
Stock-based compensation	875,530	732,429
Amortization of debt discount		745,000
Liquidated damages paid in stock	109,505	-
Estimated loss on contracts	109,305	-
Bad debt expense (recoveries)	32,500	(13,975)
Increase (decrease) in cash and cash equivalents attributable to changes in operating assets and liabilities
Accounts receivable	(97,434)	(8,179)
Inventory	14,007	-
Costs and estimated earnings in excess of billings	27,641	52,234
Prepaid expenses and investor relations fees	453,977	(425,993)
Other assets	(19,205)	4,594
Accounts payable and accrued expenses	1,002,663	443,913
Customer deposits	(5,000)	5,000
Billings in excess of costs and estimated earnings	5,325	(13,049)
Security deposits	(110,334)	-
Obligations to issue an option and warrant	38,099	-
Payroll liabilities	(109,682)	64,604
Installation warranty liability	49,222	1,642

Net cash provided by (used in) operating activities	2,394,034	(2,016,121)

Net cash flows used in investing activities, purchases of property and equipment	(197,276)	(97)

Cash flows from financing activities
Issuance of loan payable, stockholder
Advances from related party	(104,410)	74,135
Repayment of loan payable, stockholder	-	(73,569)
Proceeds from the issuance of common stock, net of bridege loan payment	-	7,255,000
Payment of deal expenses	-	(1,323,945)
Proceeds from loan	-	20,000
Proceeds from exercise of a warrant	15,140
Payment of loan	-	(20,000)
Proceeds from loan	-	285,000
Payment of loan	-	(285,000)
Proceeds from the bridge loan	-	745,000
Issuance of common stock	-	95,000
Common Stock to be issued (Note 8)

Net cash provided by (used in) financing activities	(89,270)	6,771,621

Net increase (decrease) in cash and cash equivalents	(4,711,265)	4,755,403

Cash and cash equivalents, beginning of year	4,866,842	111,439

Cash and cash equivalents, end of year	$155,577	$4,866,842

Supplemental disclosures of cash flow information

Cash paid for interest expense	$14,741	$25,199
Income Taxes	$-	$-
Supplemental disclosure of noncash financing and investing activities

Issuance of shares to satisfy common stock to be issued		$894,000

Issuance of warrants to purchase 500,000 shares of common stock at $.50 per share for investor relations and consulting services (see Note 10)		$210,250

Recognition of debt discounts related to common stock and embedded conversion feature associated with the Bridge Notes		$745,000

See accompanying notes to consolidated financial statements.

CLEAR SKIES SOLAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

1. Basis of presentation and nature of operations
Nature of Operations

Clear Skies Group, Inc. (“CSG”) was formed in New York in September 2003 for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. CSG commenced operations in August 2005 and received its initial funding  in September 2005. The Company also has proprietary and patented remote monitoring technology under the name XTRAX® with applications in the solar electricity production industry and other potential markets.

Unless the context requires otherwise, references to the “Company,” for periods prior to the closing of the Reverse Merger (Note 2) on December 20, 2007 refer to Clear Skies Group, Inc., a private New York corporation that is now Clear Skies Solar, Inc.’s wholly owned subsidiary, and such references for periods subsequent to the closing of the Reverse Merger on December 20, 2007, refer to Clear Skies Solar, Inc., a publicly traded Delaware corporation formerly known as Clear Skies Holdings, Inc. (“CSH”), together with its subsidiaries, including Clear Skies Group, Inc.

Basis of Presentation

The consolidated financial statements include the accounts of Clear Skies Solar, Inc. and its wholly owned subsidiaries Clear Skies Group, Inc. and Carbon 612 Corporation. Periods prior to the date of the reverse merger reflect the financial condition and results of operations of Clear Skies Group, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

1a. Restatement and reclassifications of previously issued financial statements
Summary of Restatement Items

In July 2008 the Company concluded that it was necessary to restate its financial results for the fiscal year ended December 31, 2007 to reflect the reclassification of its obligations to issue shares of its common stock and an option to purchase its common stock to two consultants. The Company had previously classified the value of these obligations as a current liability. After further review, the Company has determined that these obligations are not liabilities as defined by GAAP and therefore should not be reflected on the Company’s balance sheet and therefore the recording of the offsetting prepaid expenses should also not have been recorded as assets. The accompanying balance sheet and statement of operations as of and for the year ended December 31, 2007 have been restated to effect the changes described above. The impact of the adjustments related to these re-classifications is summarized below. The statement of cash flows has not been shown below, as the adjustments offset each other and there is no change in the total net cash used for operating activities.

Balance Sheet Impact

The following table sets forth the effects of the restatement adjustments on the Company’s balance sheet as of December 31, 2007:

	As
	Originally		As
	Reported	Changes	Restated
Cash and cash equivalents	$4,866,842		$4,866,842
Acounts receivable, less allowance for doubtful accounts of $32,775	92,291		92,291
Costs and estimated earnings in excess of billings	27,641		27,641

Total current assets	4,986,774		4,986,774

Property and equipment, net	13,293		13,293
Prepaid expenses and investor relations fees	960,507	$314,863	645,644
Other assets	54,017		54,017

	$6,014,591	$314,863	$5,699,728

Acounts payable and accrued expenses	$788,468		$788,468
Billings in excess of costs and estimated earnings	35,007		35,007
Due to related parties	104,410		104,410
Customer deposits	5,000		5,000
Obligations to issue options and warrants	327,650	318,249	9,401
Payroll liabilities	140,729		140,729
Installation warranty	7,743		7,743

Total current liabilities	1,409,007	318,249	1,090,758

Total stockholders’ equity	4,605,584	3,386	4,608,970

	$6,014,591	$314,863	$5,699,728

Impact on the Statement of Operations

The following table sets forth the effects of the restatement adjustments on the Company’s statement of operations for the year ended December 31, 2007:

	As
	Originally		As
	Reported	Changes	Restated
Revenues
Contract revenue	$74,520		$74,520
Subcontract revenue	224,454		224,454

Total revenues	298,974		298,974

Cost of revenues	268,707		268,707

Gross margin	30,267		30,267

Operating expenses
Selling expenses	468,858		468,858
General and administrative expenses	2,388,449	3,386	2,385,063

	2,857,307	3,386	2,853,921

Loss from operations	(2,827,040)	3,386	(2,823,654)

Other expenses
Interest expenses	40,199		40,199
Amortization of debt discount expense	745,000		745,000

	785,199		785,199

Net loss	$(3,612,239)	$3,386	$(3,608,853)

Weighted average common shares outstanding, basis and diluted	7,229,534		7,229,534

Loss per share, basic and diluted	$(0.50)		$(0.50)

2. Business combination and subsequent financing

The Reverse Merger

On December 13, 2007, our predecessor, BIP Oil, Inc., a Nevada corporation (“BIP”), and Clear Skies Holdings, Inc., a Delaware corporation and wholly owned subsidiary of BIP (“CSH”), entered into an Agreement and Plan of Merger. On December 18, 2007, BIP merged with and into CSH, so that BIP and CSH became a single corporation named Clear Skies Holdings, Inc., which exists under, and is governed by, the laws of the State of Delaware (the “Reincorporation”). Immediately following the Reincorporation, there were 59,841,923 shares of Clear Skies Holdings, Inc. issued and outstanding to stockholders of record.

On December 20, 2007, Clear Skies Acquisition Corp., a newly formed wholly owned subsidiary of Clear Skies Holdings, Inc., was merged with and into Clear Skies Group, Inc. (the “Reverse Merger”), and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc. Prior to the Reverse Merger, certain stockholders of Clear Skies Group, Inc. agreed to surrender an aggregate of 60,000 shares of Clear Skies Group, Inc. (exchangeable for an aggregate of 116,276 shares of common stock of Clear Skies Holdings, Inc. in the Reverse Merger) for cancellation. Pursuant to the Reverse Merger, the outstanding shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 8,492,067 shares of Clear Skies Holdings, Inc. at a conversion rate of 1.937943 shares of Clear Skies Holdings, Inc. for each share of Clear Skies Group, Inc. In addition, pursuant to the Reverse Merger, outstanding warrants to purchase an aggregate of 760,000 shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 416,658 shares of common stock of Clear Skies Holdings, Inc.

Immediately following the closing of the Reverse Merger, Clear Skies Holdings, Inc. transferred all of its pre-Reverse Merger operating assets and liabilities to its newly formed wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of BIP Holdings, Inc.’s outstanding capital stock to Clear Skies Holdings, Inc.’s then-majority stockholders in exchange for cancellation of 53,866,923 shares of Clear Skies Holdings, Inc. common stock held by those stockholders (such transaction, the “Split-Off”). The remaining stockholders of Clear Skies Holdings, Inc. continued to hold 5,975,000 shares of Clear Skies Holdings, Inc. after the split-off.
After the Reverse Merger, Clear Skies Holdings, Inc. succeeded to the business of Clear Skies Group, Inc. as its sole line of business, and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors.

On January 25, 2008, Clear Skies Holdings, Inc. changed its name to Clear Skies Solar, Inc.

The Reverse Merger was accounted for as a reverse acquisition and recapitalization of Clear Skies Group, Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in the Company’s consolidated financial statements for periods prior to the Reverse Merger are those of Clear Skies Group, Inc. and have been recorded at the historical cost basis of Clear Skies Group, Inc., and the Company’s consolidated financial statements for periods after completion of the reverse merger include both the Company’s and Clear Skies Group, Inc.’s assets and liabilities, the historical operations of Clear Skies Group, Inc. prior to the Reverse Merger and the Company’s operations from the closing date of the Reverse Merger.

The Private Placement

Following the business combination discussed above, the Company completed a private placement offering of 16,000,000 shares of its common stock for an aggregate gross purchase price of $8,000,000, including $745,000 of exchanged debt. The cash costs of the issuance of the bridge notes discussed in Note 7 and private placement of common stock discussed in Note 2 were approximately $2 million in the aggregate, and the Company issued warrants expiring in December 2010, in connection with both financings, to the placement agent and its designees to purchase an aggregate of up to 732,401 shares of the Company’s common stock at $.50 per share. The common stock of Clear Skies Solar, Inc. trades on the over the counter bulletin board under the symbol CSKH:OB. The Company agreed to file a registration statement with the Securities and Exchange Commission within ninety days of the closing of the private placement (by March 23, 2008) seeking registration of the 16,000,000 shares as well as shares issuable under certain options and warrants issued in connection with the sale of the bridge notes and to two consultants. The Company also agreed to use its best efforts to cause the registration statement to become effective within 180 days of the closing of the private placement. Neither obligation was met and therefore the Company was required to pay the purchasers of the 16,000,000 shares, pro rata liquidated damages of $80,000 per month (or approximately $2,700 per day for periods less than a full month). As permitted by the agreement, the Company elected to satisfy this obligation by the issuance of 187,991 shares of its common stock to said purchasers.

3. Summary of significant accounting policies
Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash and cash equivalents, which consist primarily of short term obligations and demand deposits, with high credit quality financial institutions. At certain times, such amounts have exceeded FDIC insurance limits. The Company has not experienced any losses on these investments.

Accounts Receivable and Allowance for Doubtful Accounts
The Company regularly evaluates the validity of its accounts receivable. The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, if necessary, based on a history of past bad debts and collections and current credit conditions. Accounts receivable are written-off as uncollectible on a case-by-case basis at the discretion of management. Accounts receivable consist of trade receivables and when applicable amounts due from state agencies for rebates on state-approved solar systems installed. A total of $37,080 of rebates was included in accounts receivable at December 31, 2008. When the Company sells systems with a rebate component, the savings is passed directly to the customer and the Company takes ownership of the rebate receivable from the applicable state agency.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation principally using the straight-line method as follows:

Asset	Useful Life	Principal Method

Computer equipment	3 Years	Straight-line
Equipment and tools	3 Years	Straight-line
Automobile	5 Years	Straight-line

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of its long-lived assets or whether the remaining balance of long-lived assets should be evaluated for impairment. The Company does not believe that there were any indicators of impairment that would require an adjustment to such assets or their estimated periods of recovery at December 31, 2008.

Revenue Recognition
The Company has two distinct revenue streams that have very different characteristics and payment time cycles. Therefore, a different revenue recognition policy applies to each category.

Contract revenue: In accordance with SEC Staff Accounting Bulletin No. 101 — “Revenue Recognition in Financial Statements” (“SAB”), which was superseded by SAB 104, contract revenues are recognized using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct costs of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known. The Company maintains all the risks and rewards of billing. Regardless of a customer’s structure or industry, if the Company is the lead contractor, then the Company recognizes all revenues using the percentage of completion method.

Subcontractor Revenue: From time to time, the Company has performed installation and other services as a subcontractor. These services differ from contract revenue in that the Company is entitled to be compensated for subcontractor work performed prior to completion of the system, because the Company has no obligation or ownership of the system so long as it completes its tasks satisfactorily. Revenues from subcontractor projects are realized as they are completed.

Cost Recognition
Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supply, and tool costs. The Company makes provisions for estimated losses on uncompleted contracts in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.

The Company does not typically carry inventory.

Manufacturer and Installation Warranties
The Company warrants its products and services against defects in material or installation workmanship. The manufacturer’s warranty period on the solar panels and inverters used by the Company have a warranty period range of 5 — 25 years. The Company assists its customer in the event that the manufacturer’s warranty needs to be used to replace a defective panel or inverter. The Company provides a 5-year warranty on the installation of a system and all equipment and identical supplies other than solar panels and inverters that are covered under the manufacturer’s warranty. The Company records a provision for the installation warranty, within cost of revenues — currently at 2% of contract revenue — based on historical experience and future expectations of the probable cost to be incurred in honoring its warranty commitment. The provision charged to warranty expense for the years ended December 31, 2008 and 2007 was approximately $49,000 and $2,000, respectively.

Fair Value of Financial Instruments
The carrying values reported for cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their respective fair values in the accompanying balance sheet due to the short-term maturity of these financial instruments.

Income Taxes
The Company complies with SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company also complies with the provisions of the Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The Company adopted FIN 48 and has determined that the adoption did not have an impact on the Company’s financial position, results of operations, or cash flows.

Earnings Per Share
The Company complies with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requiring dual presentation of basic and diluted income/loss per share for all periods presented. Basic income/loss per share excludes dilution and is computed by dividing income/loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income/loss of the Company. The difference between the number of shares used to compute basic income/loss per share and diluted income/loss per share relates to additional shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise. As the Company reported a net loss for the years ended December 31, 2008 and 2007, the effects of the 1,202,121 and 1,332,401 shares issuable upon exercise of outstanding warrants and options as of December 31, 2008and December 31, 2007, respectively, have not been considered in the diluted net loss per common share since these dilutive securities would reduce the loss per common share and become anti-dilutive.

Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements in accounting pronouncements where fair value is the relevant measurement attribute. However, for some entities, the application of this statement will change current practice for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS 157 on its definition and measurement of fair value and disclosure requirements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments at fair value. Unrealized gains and losses on items for which option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159 but does not expect that it will have a material impact on the Company’s financial position and results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS No. 141(R) is not permitted.

Stock Based Compensation
The FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation (Revised).” SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized of the period during which an employee is required to provide service in exchange for the award. No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The Company adopted SFAS No. 123(R) at commencement of operations.

Concentration of credit risk:
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal depository insurance coverage of $100,000. Such coverage has recently been increased to $250,000.  The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Operations and Going Concern
Since inception, the Company has incurred losses and negative cash flows from operations and at December 31, 2008 the Company has an accumulated deficit of approximately $11.5 million. In December 2007 the Company completed a private placement of 16 million shares of its common stock and received net proceeds of approximately $5.9 million, including the cancellation of $745,000 of debt. At December 31, 2008 and March 31, 2009 we had approximately $155,000 and $8,000, respectively, in cash and cash equivalents.  Based on our current plans and assumptions, which include our expectations relating to the future sale of our equity and debt securities and entering into contracts for the financing and installation of solar energy systems and the resulting cash flows and revenues, we believe that we will have adequate resources to fund our operations in 2009.  However, there can be no assurances that we will be successful in entering into such contracts or arranging financing on terms satisfactory to us, in which case there would be significant doubt as to our ability to continue as a going concern. Notwithstanding our recent sale of convertible notes for gross proceeds of $400,000 and borrowings of $248,464 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices.

5. Property and equipment
Details of property and equipment at December 31, 2008 and 2007 are:

	2008	2007
Computer equipment	$20,825	$1,780
Equipment and tools	34,315	6,162
Automobile	25,848	17,000
Land	128,449
Software	12,781
	222,218	24,942
Accumulated depreciation	29,564	11,649
	$192,654	$13,293

For the years ended December 31, 2008 and 2007, depreciation expense amounted to approximately $18,000 and $5,000, respectively.

6. Prepaid expenses and investor relations fees
Prepaid expenses and prepaid investor relation fees at December 31, 2008 and 2007 are as follows:

	2008	2007
Payments to US public and investor relations firms	$191,667	$14,000
Payment to a European investor relations firm	-	394,790
Payment of compensation to be amortized over the periods in which the services are rendered	-	201,610
Prepaid insurance premiums	3,607	35,244

	$195,274	$645,644

The Company has entered into agreements with several firms in the US to provide it with both public relations and investor relations advice and services over periods from one to three years. These agreements call for payments in both cash and common stock and payments are being amortized over the period of each agreement. In addition to the amounts above, the Company has committed to pay monthly retainers to the above firms ranging from $5,000 to $15,000 per month over the life of the agreement The payment to the European firm was pursuant to a six month agreement and represented an advance payment of anticipated out of pocket expenses of the consultant in 2008 but, as of December 31, 2007 none of the funds had been expended. The consultant has agreed to return any funds not spent and returned $167,988 to the Company in 2008.

7. Notes payable

On August 31, 2007 and September 12, 2007, the Company issued an aggregate of $745,000 principal amount of 10% convertible secured notes (“Bridge Notes”). The purchasers of the Bridge Notes paid an aggregate gross purchase price of $745,000 for such Bridge Notes and also received shares of common stock of Clear Skies Group, Inc., which were exchanged for 2,310,026 shares of the common stock of the Company in the Reverse Merger. The Bridge Notes became due and payable upon the closing of the December 2007 private placement transaction (see Note 1). Pursuant to the terms of the Bridge Notes, each holder had the right to exchange its Bridge Note for an amount of securities that could be purchased in such private placement for a purchase price equal to the outstanding amount of such holder’s Bridge Note. The holders of all of the Bridge Notes exercised their exchange rights and, consequently, there is no Bridge Note balance due to the holders as of December 31, 2007.

All of the proceeds of the Bridge Notes were allocated to the 1,782,906 and 527,120 shares (after giving effect to the exchanged on completion of the Reverse Merger) issued on August 31, 2007 and September 12, 2007, respectively and the embedded conversion feature. The resulting discount was charged to interest expense in 2007 as every Bridge Note holder exercised their right to convert their Bridge Notes into common stock on December 20, 2007.

8. Stock-based compensation and common stock issued and agreed to be issued
Upon commencement of operations, the Company entered into multiple agreements in which the Company received consulting and other services in exchange for the Company’s common stock or options to purchase the Company’s common stock. The Company complies with SFAS 123(R) and records compensation expense for the fair value of these services over the periods in which they are provided.

In September 2005, the Company agreed to grant 120,000 shares (exchanged for 232,553 shares in the Reverse Merger) to three individuals for agreeing to serve on the Board of Directors for a three year term. The fair value of these shares at the date of such agreement was estimated to be approximately $96,000. For the years ended December 31, 2008 and 2007, the Company recorded Board of Director fees and compensation expense, which are included in general and administrative expenses, of approximately $21,000 and $32,000, respectively, for these shares. Included in other assets as of December 31, 2008 and December 31, 2007 are deferred Board of Director fees of approximately zero and $21,000 and $53,000, respectively.

In September 2005, the Company agreed to grant 160,000 shares (exchanged for 310,070 shares in the Reverse Merger) to two entities for agreeing to provide consulting and other services over a two year term. The fair value of these shares at the date of such issuance was estimated to be approximately $128,000 which results in a monthly compensation expense of approximately $5,333 over the term of the agreement. For the years ended December 31, 2008 and December 31, 2007, the Company recorded consulting and other service fees, which is included in general and administrative expenses, of approximately zero and $48,000, respectively.

As a result of the above transactions, capital advances of $310,000 in September 2005 and $200,000 in April 2006, and services performed in exchange for shares issued prior to 2006, the Company became contractually obligated to issue shares in excess of its 200 authorized shares (“Old Shares of Clear Skies Group, Inc.”). As a result, the Company recorded a liability of approximately $894,000 as of December 31, 2006 for the value of the contractual obligations. Due to the contractual obligation to issue the excess shares, the Board of Directors, with stockholder approval, passed a resolution to increase the authorized shares to 10,000,000. On January 30, 2007, the certificate of incorporation (the “Charter”) was officially amended to authorize the Company to issue 10,000,000 shares (“New Shares of Clear Skies Group, Inc.”) of $0.01 par value common stock. Concurrently with the amendment to the Charter, the Company’s sole shareholder was issued 1,570,000 New Shares of Clear Skies Group, Inc. (exchanged for 3,042,570 shares in the Reverse Merger) in exchange for the Old Share of Clear Skies Group, Inc. previously issued. Upon the amendment to the Charter, the obligation to issue 1,042,500 shares of CSG common stock (exchanged for 2,020,297 in the Reverse Merger) was fulfilled and the liability was reclassified to stockholders equity as Common Stock to the extent of par value with the excess classified as Additional Paid-In Capital.

In May 2007, the Company issued a stockholder a warrant to purchase 50,000 New Shares of Clear Skies Group for services rendered. Such warrant had a three year term and an exercise price of $2.00 per share. The fair value of the warrant at issuance was estimated to be approximately $31,000 which was recorded as service fees and included in general and administrative expenses for the year ended December 31, 2007. As part of the Reverse Merger, the warrant was cancelled in exchange for the issuance of 96,897 shares of the Company’s common stock.

The Company is obligated under a contract with a public relations consultant to issue $4,500 worth of its common stock to the consultant each month during the term of the contract which expired on September 30, 2008. As of December 31, 2007, the Company was obligated to issue $13,500 worth of its common stock and the $13,500 was recorded as an expense on the accompanying statement of operations and the obligation recorded as an accrued expense on the consolidated balance sheet.

9. Related party transactions
In April 2007, the Company issued 37,500 shares of common stock and warrants to purchase 37,500 shares of CSG common stock for $75,000. These shares were exchanged for 72,673 shares in the Reverse Merger and the warrants were exchanged for an additional 72,673 shares of our common stock in the Reverse Merger.

In April 2007, the Company issued 40,000 shares (exchanged for 77,517 shares in the Reverse Merger) to an individual who was a director as compensation for services rendered other than as a director. The fair value of these shares at issuance was estimated to be approximately $33,000 which was recorded as service fees and included in general and administrative expenses for the year ended December 31, 2007.

In April 2007, the Company issued 60,000 shares (exchanged for 116,276 shares in the Reverse Merger) to an individual to serve as the Company’s Chief Operating Officer during 2007. The fair value of these shares at the date of such agreement was estimated to be approximately $49,000. At December 31, 2007, the Company recorded compensation expense, which is included in general and administrative expenses, of approximately $49,000 for these shares.

In May 2007, the Company issued 300,000 shares and a warrant to purchase 150,000 additional New Shares of Clear Skies Group, Inc. to the president of the Company as compensation for services rendered. The 300,000 shares and the warrant were exchanged for 581,383 and 29,069 shares in the Reverse Merger, respectively. The balance of the warrant was cancelled. The warrant had a three year term and an exercise price of $2.00 per New Share of Clear Skies Group, Inc. The fair value of the shares at issuance was estimated to be approximately $246,000 and the fair value of the warrant at issuance was estimated to be approximately $12,000. Total service fees of approximately $258,000 was recorded which are included in general and administrative expenses for the year ended December 31, 2007.

In May 2007, the Company issued 150,000 shares (exchanged for 290,691 shares in the Reverse Merger) to a related party as compensation for services rendered. The fair value of these shares at issuance was estimated to be approximately $123,000 which was recorded as service fees and included in general and administrative expenses for the year ended December 31, 2007.

In July 2007, the Company issued 10,000 shares of common stock and warrants to purchase shares of CSG common stock for $20,000. These shares were exchanged for 19,379 shares in the Reverse Merger and the warrants were cancelled.

Several of the Company’s officers and directors, or their affiliates, have from time to time extended loans to the Company or agreed to defer compensation payable to them in order to fund the Company’s operating expenses. In this regard: (i) Quixotic Systems, Inc. (“Quixotic”), an entity owned by a then director of the Company,  loaned $285,000 at 10% interest compounded daily, which had been repaid in full as of December 31, 2007; and (ii) Gelvin Stevenson, a director of the Company, loaned $20,000 all of which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green, our Chairman and Chief Executive Officer, agreed to the deferral of $73,259 of his compensation (of which $69,366 was unpaid and included in accrued expenses as of December 31, 2007).  As of March 18, 2008, Mr. Green’s deferred compensation had been repaid in full. Mr. Green advanced $30,275 to the Company in 2006 and an additional $70,037 in 2007 (which has been recorded as a balance of $100,312 due to related party at December 31, 2007). This related party transaction was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and have not been memorialized by written promissory notes. At December 31, 2007, there were miscellaneous due to related parties of approximately $4,000.
Refer to Note 8 for details of stock-based compensation to stockholders.

10. Stock Options and Warrants
In accordance with SAS No. 123(R), the Company uses the Black-Scholes option pricing model to measure the fair value of its Option awards granted in 2007 as part of or after the Reverse Merger described in Note 1. All Option awards granted prior to the Reverse Merger transaction described in Note 2 were exchanged for common stock as part of that transaction. The Black-Scholes model requires the input of highly subjective assumptions including volatility, expected term, risk-free interest rate and dividend yield. As the Options were granted to non-employee consultants the resulting fair value is recorded as consulting expense on a straight-line basis over the period of service of the consultants, in this case one year. The amount of this expense charged to earnings for the years ended December 31, 2008 and 2007 was $644,000 and $9,700, respectively, and $375,000 will be charged against earnings in the following calendar year. The warrants granted to the placement agent and its designees to purchase a total of 732,401 shares at $.50 per share expiring on December 20, 2010 are reflected as offsetting charges to additional paid-in capital as of and for the year ended December 31, 2007.

The value of a warrant issued to a consultant was estimated using the Black-Scholes model and the following assumptions: risk free rate of return ranging from 3.25% to 4.20%; zero estimated dividend yield; expected terms ranging from three to five years and volatility of 121%. The estimated stock price volatility was derived based on the average volatility of 34 companies that the Company considered reasonably similar to it. The risk free rate of return was based on the yield of US Treasury debt of comparable maturities on the date of issuance of the Options. The resulting value of this warrant was $210,250 of which $8,640 has been charged to earnings in 2007 with the remainder amortized during 2008 over the period in which services were rendered under the applicable consulting agreement.

In December 2007 the Company’s shareholders approved its 2007 Equity Incentive Plan which provides for the granting of options to both employees and non-employees to purchase up to 2,500,000 shares of the Company’s common stock. The Plan is administered by the Company’s Board of Directors or a committee appointed by the Board. As of December 31, 2007 no options have been granted under this Plan but a total of 2,400,000 options were outstanding under this Plan as of December 31, 2008.

The Board of Directors approved our 2008 Equity Incentive Plan in July 2008 which also provides for the granting of options to both employees and non-employees to purchase up to 2,500,000 shares of the Company’s common stock.  A total of 680,000 options were outstanding under this Plan as of December 31, 2008.

			Weighted
		Weighted	Average
		Average	Remaining
	Number	Exercise	Contractual
	of	Price per	Term
	Options	Option	(Years)
Employees:
Outstanding, January 1, 2008	—
Granted — February 6, 2008	1,045,000	$1.59	7.68
Granted — March 31, 2008	500,000	$1.25	7.15
Granted — April 14,2008	225,000	$1.52	9.50
Granted — May 1, 2008	50,000	$1.30	9.58
Granted - July 28, 2008	510,000	$0.98	5.91
Granted - November 12, 2008	1,065,000	$0.33	7.84
Cancelled/forfeited	-365,000	$1.47
Outstanding, December 31, 2008	3,030,000

Non-employees:
Granted - April 2, 2008	100,000	$1.50	2.25
Granted — June 20, 2008	50,000	$1.21	1.25
Outstanding, December 31, 2008	3,180,000

No options were granted during the 2007 calendar year.

The following table summarizes additional information about stock options granted during the calendar year 2008:

Risk free rate	2.64%
Stock price volatility	121%
Dividend yield	0

The Company has issued options and warrants to public and investor relations consultants mentioned in Note 6 which could result in the issuance of up to 800,000 shares of common stock at purchase prices of $.50 to $1.50 per share. In addition, the Company agreed to issue a total of common stock with a value of $4,500 per month pursuant to a one year contract with one of the consultants, the exact number of shares being dependant on the market price of the Company’s common stock. For the three months in which the contract was in effect in 2007 the Company is required to issue a total of 27,000 shares of common stock to this consultant and a further 44,072 shares were issued in 2008.

11. Significant Concentration of Business and Credit Risk

The Company had three vendors that accounted for approximately 16% of materials purchased during 2007. At December 31, 2007 all amounts due to these vendors had been paid in full.

The Company had one customer that accounted for approximately 75% of revenues recognized during 2007. At December 31, 2007, accounts receivable included amounts owed to the Company from this customer of approximately $2,500.

The Company had two vendors that accounted for approximately 85% of materials purchased during 2006. The Company had two customers that accounted for approximately 49% of revenues billed during 2006.

The Company had three vendors that accounted for approximately 64% of materials purchased during 2008. At December 31, 2008 all amounts due to these vendors had been paid in full.

The Company had three customers that accounted for approximately 92% of revenues recognized during 2008. At December 31, 2008, accounts receivable included amounts owed to the Company from one of these customers of approximately $56,000.

12. Contracts

The Company generates billings based on the fulfillment of milestones, which are set forth in the signed contract for each project. Milestones may include, but are not limited to, initial permits being obtained, delivery of materials, and when installation is subsequently complete.

As of December 31,	2008	2007

Costs incurred on contracts	$2,381,574	$355,183
Estimated earnings, less foreseeable losses	483,488	30,610
	2,865,062	385,793

Billings to date	(2,905,394)	(393,159)

Net costs and estimated earnings//loss in excess billings	$(40,332)	$(7,366)

These amounts are included in the accompanying December 31, 2008 and 2007 under the following captions:

Costs and estimated earnings in excess of billings	-	27,641

Billings in excess of costs and estimated earnings	(40,332)	(35,007)

	(40,332)	(7,366)

13. Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2008, and 2007, were as follows (assuming a 23 percent effective tax rate):

	Years Ended December 31,
	2008	2007
Federal and State- Provision for income taxes	$-	$-
Total current tax provision	$-	$-
Federal and State- Loss carryforwards	$1,568,300	$830,000
Change in valuation allowance	(1,568,300)	(830,000)
Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of December 31, 2008 and 2007, as follows:

	As of December 31,
	2008	2007
Loss carryforwards	$2,642,300	$1,074,000
Less - Valuation allowance	(2,642,300)	(1,074,000)
Total net deferred tax assets	$-	$-

These NOL carryforwards are limited due to section 382 of the Internal Revenue Code.

The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2008, and 2007, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of December 31, 2008, and 2007, the Company had approximately $11,418,300 and $4,599,600 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire in the year 2028.

14. Commitments and Contingencies
Litigation

From time to time, the Company is a party to various legal matters in the normal course of business, the outcome of which, in the opinion of management, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Lease commitments
We lease approximately 3,356 square feet of office space at 200 Old Country Road, Mineola, New York from HUB Properties Trust at an initial base rental of $7,831 per month increasing to $9,626 per month pursuant to a seven year lease. We also rent storage space pursuant to an oral arrangement from United Store All for $400 per month.

Employment agreements
The Company has entered into several employment agreements with certain employees providing for severance arrangements. The severance arrangements become Company obligations if the Company terminates such a contract without “cause” or if the employee terminates his contract with “good reason” (as such terms are defined in the relevant agreement) and vary in amount (based on the salary in effect on such termination date) and duration from three months to the remainder of the contract term.

15. Subsequent Events

  Consulting Agreements

On May 8, 2009, Clear Skies Solar, Inc., a Delaware corporation (the “Company”), entered into a six-month Consulting Services Agreement with Ice Cold Stocks (“ICS”), pursuant to which ICS will provide, among other services, public relations, advisory and consulting services to the Company in conjunction with the development of the Company’s marketing plan, business plan and goals.  As consideration for these services, the Company issued to ICS (i) 1,000,000 shares of its common stock (the “ICS Shares”) and (ii) one-year warrants to purchase an additional 1,000,000 shares of common stock, at a cash exercise price of $.25 per share.  Pursuant to the terms of this agreement, ICS was granted piggy-back registration rights for the ICS Shares.

On May 8, 2009, the Company entered into a one-year Consulting Agreement with Barry Honig, pursuant to which Mr. Honig will consult with the Company regarding its XTRAX business.  As consideration for these services, the Company issued to Mr. Honig 4,000,000 shares of its common stock (the “Honig Shares”) and agreed to register 2,500,000 of the Honig Shares on a Form S-8.

The foregoing is not a complete summary of the terms of the consulting agreements and reference is made to their complete texts attached hereto as Exhibits 10.35, 10.36 and 10.37.

Consulting Agreements

On May 8, 2009, Clear Skies Solar, Inc., a Delaware corporation (the “Company”), entered into a six-month Consulting Services Agreement with Ice Cold Stocks (“ICS”), pursuant to which ICS will provide, among other services, public relations, advisory and consulting services to the Company in conjunction with the development of the Company’s marketing plan, business plan and goals.  As consideration for these services, the Company issued to ICS (i) 1,000,000 shares of its common stock (the “ICS Shares”) and (ii) one-year warrants to purchase an additional 1,000,000 shares of common stock, at a cash exercise price of $.25 per share.  Pursuant to the terms of this agreement, ICS was granted piggy-back registration rights for the ICS Shares.

On May 8, 2009, the Company entered into a one-year Consulting Agreement with Barry Honig, pursuant to which Mr. Honig will consult with the Company regarding its XTRAX business.  As consideration for these services, the Company issued to Mr. Honig 4,000,000 shares of its common stock (the “Honig Shares”) and agreed to register 2,500,000 of the Honig Shares on a Form S-8.

The foregoing is not a complete summary of the terms of the consulting agreements and reference is made to their complete texts attached hereto as Exhibits 10.35, 10.36 and 10.37.

Private Placement

On May 8, 2009, the Company entered into a Subscription Agreement (the “Subscription Agreement”), by and among the Company and the subscribers listed therein (the “Subscribers”).  The Subscription Agreement provides for, among other things, the sale by the Company of (i) secured convertible promissory notes (the “Notes”) in the original aggregate principal amount of $400,000 and (ii) warrants to purchase up to 4,000,000 shares of the Company’s common stock (the “Warrants”).  The Company will receive gross proceeds in the amount of $400,000 from the sale of the Notes and Warrants.  The Company has received $135,000 of the proceeds and will receive the remaining funds upon filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 on or before May 18, 2009.  Immediately after the closing, the Company had 40,498,844 shares of common stock outstanding.

The Notes will mature one year from the issuance date (the “Maturity Date”) and will accrue interest at the rate of 6% per annum, payable on the Maturity Date. During an Event of Default (as defined in the Notes), the interest rate of the Notes will be increased to 18% per annum until paid in full.  In addition, upon the occurrence of an Event of Default, all principal and interest then remaining unpaid shall immediately become due and payable upon demand. Events of Default include but are not limited to (i) the Company’s failure to make payments when due, (ii) breaches by the Company of its representations, warranties and covenants, and (iii) delisting of the Company’s common stock from the OTC Bulletin Board.

Pursuant to the terms of the Notes, the Subscribers have the right, so long as the Notes are not fully repaid, to convert the Notes into shares of the Company’s common stock at a conversion price of $.10 per share, as may be adjusted.  The Notes contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing conversion price, the conversion price of the Notes will automatically be reduced to such lower price. The Notes contain limitations on conversion, including the limitation that the holder may not convert its Note to the extent that upon conversion the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the Subscriber to the Company, of up to 9.99%).

The Notes are secured by a security interest in certain assets of the Company, pursuant to a security agreement.

The Warrants are exercisable for a period of three (3) years at an exercise price of $.15 per share, as may be adjusted.  The Warrants contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing exercise price, the exercise price of the Warrants will automatically be reduced to such lower price.  The Warrants contain limitations on exercise, including the limitation that the holders may not convert their Warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the Subscriber to the Company, of up to 9.99%).

In the event the shares of common stock underlying the Warrants have not been registered for resale in an effective registration statement within 90 days of the issuance of the Warrants, then the Warrants may be exercised on a “cashless” basis.

Pursuant to the terms of the Subscription Agreement, the Company agreed to file a registration statement covering the resale of the shares of common stock underlying the Notes and the Warrants no later than 30 days from the closing of the offering and to have such registration statement declared effective no later than 90 days from the closing of the offering.  If the Company does not timely file the registration statement or cause it to be declared effective by the required dates, then (i) the exercise price of the Warrants is reduced to $.10 per share and (ii) each Subscriber shall be entitled to liquidated damages equal to 1% of the aggregate purchase price paid by such Subscriber for the Notes and Warrants for each month that the Company does not file the registration statement or cause it to be declared effective.

The Company also granted the Subscribers, until the later of one year from the closing or so long as the Notes are outstanding, a right of first refusal in connection with future sales by the Company of its common stock or other securities or equity linked debt obligations, except in connection with certain Excepted Issuances (as defined in the Subscription Agreement).

The foregoing is not a complete summary of the terms of the private placement described in this Note 15  and reference is made to the complete text of the Subscription Agreement, Form of Note, Form of Warrant and Security Agreement attached hereto as Exhibits 10.38, 10.39, 10.40 and 10.41, respectively.

CLEAR SKIES SOLAR, INC.
Condensed Consolidated Balance Sheets

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,817	$155,577
Accounts receivable, less allowance for doubtful accounts of $65,275 at June 30, 2009 and at December 31, 2008, respectively	29,542	157,225
Inventory	-	11,113
Costs and estimated earnings in excess of billings	19,841

Total current assets	68,200	323,915

Property and equipment, net	172,580	192,653
Prepaid expenses and investor relations fees	525,622	195,273
Security deposit	113,634	113,634
Other assets	57,579	44,801

Total Assets	$937,615	$870,276

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Liabilities:
Accounts payable and accrued expenses	$1,410,007	$1,274,563
Billing in excess of costs and estimated earnings	42,553	40,332
Customer deposits	28,386
Obligation to issue options and warrants	-	47,500
Notes and loan payable	400,033
Payroll liabilities	176,461	31,047
Provision for estimated warranty liability	56,964	56,964
Estimated loss on uncompleted contracts	109,305	109,305
Total current liabilities	2,223,709	1,559,711

Long-term liabilities:
Notes payable	41,057	-
Total long-term liabilities	41,057	-

Commitments and contingencies

Stockholders' (Deficit)

Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued and outstanding
Common stock, $.001 par value, 100,000,000 shares authorized, 42,002,945 and 31,696,066 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	42,003	31,696
Additional paid-in capital	12,436,338	10,767,217
Accumulated (deficit)	(13,805,492)	(11,488,348)

Total stockholders' (deficit)	(1,327,151)	(689,435)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$937,615	$870,276

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

CLEAR SKIES SOLAR, INC.
Unaudited Condensed Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
Revenues
Contract revenue	-	$1,133,440	-	$1,271,664
Subcontract revenue		-
Other		-	11,113	15,000
Total revenues	-	1,133,440	11,113	1,286,664

Cost of revenues	-	852,554	27,946	1,045,902

Gross margin	-	280,886	(16,833)	240,762

Operating expenses
Selling expenses	86,140	251,137	177,395	484,814
General and administrative expenses	1,045,639	1,531,055	2,086,113	2,933,292
Research and development	176	4,659	2,311	7,273
Total operating expenses	1,131,955	1,786,851	2,265,819	3,425,379

Loss from operations	(1,131,955)	(1,505,965)	(2,282,652)	(3,184,617)

Other income (expense)
Interest income	8	9,968	478	42,315
Interest expense	(29,619)	(8,811)	(34,971)	(14,741)

Provision for income taxes

Net loss	$(1,161,566)	$(1,504,808)	$(2,317,145)	$(3,157,043)

Loss per share, basic and diluted	$(0.03)	$(0.05)	$(0.07)	$(0.10)

Weighted average common shares outstanding, basic and diluted	38,679,545	30,886,678	35,305,025	31,093,778

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

CLEAR SKIES SOLAR, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the six months ended June 30, 2009

	Common Stock
	$.001 par value		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2008	31,696,066	$31,696	$10,767,217	$(11,488,348)	$(689,435)

Issuance of shares to an investor relations consultant for services rendered	25,000	25	4,975		5,000

Issuance of shares to a law firm for consulting services rendered	200,000	200	47,800		48,000

Issuance of options to employees and directors			228,580		228,580

Bonus to employee			210,000		210,000

Issuance of warrant to an investment banking firm for services rendered			18,738		18,738

Issuance of convertible notes and warrants to a lender			146,464		146,464

Issuance of shares to attorneys for services rendered	706,879	707	51,899		52,606

Issuance of shares to Chief Executive Officer as a bonus (1)	3,000,000	3,000	(3,000)		-

Issuance of shares to a marketing consulting firm	250,000	250	47,250		47,500

Issuance of shares in connection with a borrowing in May 2009	5,150,000	5,150	412,570		417,720

Issuance of shares to two investor relations firms	975,000	975	180,131		181,106

Issuance of convertible notes and warrants in connection with loans			71,648		71,648

Issuance of stock options to employees			252,066		252,066

Net loss for the three months ended June 30, 2009				(2,317,144)	(2,317,144)

Totals	42,002,945	42,003	12,436,338	(13,805,492)	(1,327,151)

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

CLEAR SKIES SOLAR, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
For the six months ended June 30,

	2009	2008
Net loss	$(2,317,145)	$(3,157,043)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,076	5,319
Stock-based compensation	1,397,712	501,019
Estimated loss on contracts		41,842
Bad debt expense		9,000
Increase (decrease) in cash and cash equivalents attributable to changes in operating assets and liabilities:
Accounts receivable	127,683	(46,171)
Inventories	11,113	(932,728)
Costs and estimated earnings in excess of billings	(19,841)	(438,446)
Prepaid expenses and investor relations fees	(330,349)	225,492
Security deposits		(113,634)
Other assets	(12,780)	(13,819)
Accounts payable and accrued expenses	417,160	406,235
Provision for estimated warranty liability		25,158
Customer deposits	28,386	5,000
Billings in excess of costs and estimated earnings	2,221	7,277
Payroll liabilities	145,414	(121,478)
Obligations to issue option and warrant	(47,500)	31,962

Net cash (used in) operating activities:	(585,850)	(3,565,015)

Net cash provided by (used in) investing activities:
Purchases of equipment		(166,374)
Sales of equipment	8,000

Net cash provided by (used in) investing activities:	8,000	(166,374)
Net cash provided by (used in) financing activities:
Advances received from (paid to) related party		(104,410)
Repayment of loans payable	(9,000)
Notes payable	450,090

Net cash provided by (used in) financing activities:	441,090	(104,410)

Net (decrease) in cash and cash equivalents:	(136,760)	(3,835,799)

Cash and cash equivalents, beginning of period	155,577	4,866,842

Cash and cash equivalents, end of period	$18,817	$1,031,043

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$14,741

Supplemental disclosure of non-cash financing and investment activities:
Value of shares of common stock issued to consultants	$217,104	$525,250

Reclassification of prepaid investor relations to other receivables		$167,988

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of presentation, current status and nature of operations

The accompanying unaudited condensed consolidated financial statements as of June 30, 2009 and for the three and six month periods ended June 30, 2009 and 2008 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, and with the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, these interim financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company, these unaudited condensed consolidated financial statements include all adjustments necessary to present fairly the information set forth therein. All such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results to be expected for a full year. The condensed consolidated balance sheet information as of December 31, 2008 was derived from the audited financial statements and notes thereto, together with management’s discussion and analysis or plan of operations,  included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The interim financial statements contained herein should be read in conjunction with that Report.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates estimates, including those related to bad debts, inventory reserves, and warranty expense. The Company bases its estimates on historical data and experience, when available, and on various other assumptions that are believed to be reasonable under the circumstances, the combined results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Current Status

At this time, Clear Skies has no active commercial projects under construction.  Our last contract was completed in December 2008, except for several small residential projects that were ordered from us in 2007 or before and have been delayed for a variety of reasons.  We had no revenue in the first quarter of 2009, except for the sale of approximately $11,000 of excess solar panel inventory and we had no revenue in the second quarter of 2009.  It is not certain when we will begin generating revenues again.  We are negotiating with several parties for the financing and construction of a number of solar energy projects, however there can be no assurance that we will be successful in these negotiations or that such projects would be profitable.  Even if we are successful in negotiating finance and construction agreements, since we recognize revenue under the percentage of completion method, it could be several months after signing before we begin performance and are able to report revenue on our financial statements.

As of July 31, 2009, our available balance of cash and cash equivalents was approximately $61,000 which amount is after receipt of the proceeds from a financing closed as of July 28, 2009 (the “July 2009 Financing”).  See Note 4. Liquidity and Capital Resources and Item 2 – Management’s Discussion – Liquidity and Capital Resources. Notwithstanding the receipt of $260,000 from the July 2009 Financing, our sale of convertible notes in May 2009 (the “May 2009 Financing”) for gross proceeds of $400,000 and for borrowings of $282,464 in the first half of 2009 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices and operating expenses.  Our future cash flows depend on our ability to enter into, and be paid under, contracts for the construction of solar energy projects and our ability to sell our debt and equity securities on terms satisfactory to us.  While management believes these can be accomplished, there can be no assurance that we will be successful in entering into construction contracts or selling our securities, in which case we will probably not be able to continue as a going concern.

Nature of Operations

Clear Skies Group, Inc. (“CSG”) was formed in New York for the purpose of providing turnkey solar electricity installations and renewable energy technology solutions to commercial and residential customers across the United States. CSG commenced operations in August 2005 and received its initial funding in September 2005. The Company also has proprietary and patented remote monitoring technology under the name XTRAX® with applications in the solar electricity production industry and other potential markets.

Unless the context requires otherwise, references to the “Company” for periods prior to the closing of the Reverse Merger (see Note 2) on December 20, 2007 refer to Clear Skies Group, Inc., a private New York corporation that is now Clear Skies Solar, Inc.’s wholly-owned subsidiary, and such references for periods subsequent to the closing of the Reverse Merger on December 20, 2007, refer to Clear Skies Solar, Inc., a publicly traded Delaware corporation formerly known as Clear Skies Holdings, Inc. (“CSH”), together with its subsidiaries, including Clear Skies Group, Inc.

2. Business combination and subsequent financing

The reverse merger

On December 13, 2007, BIP Oil, Inc., a Nevada corporation (“BIP”), and Clear Skies Holdings, Inc., a Delaware corporation (“CSH”) and wholly owned subsidiary of BIP, entered into an Agreement and Plan of Merger. On December 18, 2007, BIP merged with and into CSH, so that BIP and CSH became a single corporation named Clear Skies Holdings, Inc., which exists under, and is governed by, the laws of the State of Delaware (the “Reincorporation”).  Immediately following the Reincorporation, there were 59,841,923 shares of Clear Skies Holdings, Inc. issued and outstanding to stockholders of record.

On December 20, 2007, Clear Skies Acquisition Corp., a newly formed wholly owned subsidiary of Clear Skies Holdings, Inc., was merged with and into Clear Skies Group, Inc. (the “Reverse Merger”), and Clear Skies Group, Inc., as the surviving corporation, became a wholly owned subsidiary of Clear Skies Holdings, Inc. Prior to the Reverse Merger, certain stockholders of Clear Skies Group, Inc. agreed to surrender an aggregate of 60,000 shares of Clear Skies Group, Inc. (exchangeable for an aggregate of 116,276 shares of common stock of Clear Skies Holdings, Inc. in the Reverse Merger) for cancellation. Pursuant to the Reverse Merger, the outstanding shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 8,492,067 shares of Clear Skies Holdings, Inc. at a conversion rate of 1.937943 shares of Clear Skies Holdings, Inc. for each share of Clear Skies Group, Inc. In addition, pursuant to the Reverse Merger, outstanding warrants to purchase an aggregate of 760,000 shares of common stock of Clear Skies Group, Inc. were exchanged for an aggregate of 416,656 shares of common stock of Clear Skies Holdings, Inc.

Immediately following the closing of the Reverse Merger, Clear Skies Holdings, Inc. transferred all of its pre-Reverse Merger operating assets and liabilities to its newly formed wholly owned subsidiary, BIP Holdings, Inc., a Delaware corporation, and transferred all of BIP Holdings, Inc.’s outstanding capital stock to Clear Skies Holdings, Inc.’s then-majority stockholders in exchange for cancellation of 53,866,923 shares of Clear Skies Holdings, Inc. common stock held by those stockholders (such transaction, the “Split-Off”). The remaining pre-Reverse Merger stockholders of Clear Skies Holdings, Inc. continued to hold 5,975,000 shares of Clear Skies Holdings, Inc. after the split-off. After the Reverse Merger, Clear Skies Holdings, Inc. succeeded to the business and activities of Clear Skies Group, Inc. as its sole line of business and all of Clear Skies Holdings, Inc.’s then-current officers and directors resigned and were replaced by Clear Skies Group, Inc.’s officers and directors.

On January 25, 2008, Clear Skies Holdings, Inc. changed its name to Clear Skies Solar, Inc.

The Reverse Merger was accounted for as a reverse acquisition and recapitalization of Clear Skies Group, Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in the Company’s consolidated financial statements for periods prior to the Reverse Merger are those of Clear Skies Group, Inc. and have been recorded at the historical cost basis of Clear Skies Group, Inc., and the Company’s consolidated financial statements for periods after completion of the reverse merger include both the Company’s and Clear Skies Group, Inc.’s assets and liabilities, the historical operations of Clear Skies Group, Inc. prior to the Reverse Merger and the Company’s operations from the closing date of the Reverse Merger.

The December 2007 private placement

Following the business combination discussed above, the Company completed a private placement offering of 16,000,000 shares of its common stock for an aggregate gross purchase price of $8,000,000, including $745,000 of exchanged debt. The cash costs of the private placement of common stock and the prior issuance of $745,000 of bridge notes were approximately $1.2 million in the aggregate, and the Company issued warrants expiring in December 2010 in connection with both financings to the placement agent and its designees to purchase an aggregate of up to 732,401 shares of the Company’s common stock at $.50 per share. The common stock of Clear Skies Solar, Inc. trades on the over the counter bulletin board under the symbol CSKH.OB.

3. Summary of significant accounting policies

Accounts Receivable and Allowance for Doubtful Accounts
The Company regularly evaluates the collectability of its accounts receivable. The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, if necessary, based on a history of past bad debts and collections and current credit conditions.  Accounts receivable are written-off as uncollectible on a case-by-case basis at the discretion of management.  Accounts receivable consist of trade receivables and when applicable amounts due from state agencies for rebates on state-approved solar systems installed. A total of $29,542 of rebates was included in accounts receivable at June 30, 2009. When the Company sells systems with a rebate component, the savings is passed directly to the customer and the Company takes ownership of the rebate receivable from the applicable state agency.

Inventories
Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method or the weighted average method. Inventory includes materials, labor and manufacturing overhead costs and is recorded net of an allowance for obsolete or unmarketable inventories. Such allowance is based upon both historical experience and management’s understanding of market conditions and forecasts of future product demand. In addition, items in inventories in excess of one year’s usage are compared to the allowance for adequacy. If the actual amount of obsolete or unmarketable inventories significantly exceeds the estimated allowance, the Company’s cost of sales, gross profit and net earnings would be significantly affected.

Revenue Recognition
The Company delivers turnkey solar electricity installations and renewable energy technology solutions to commercial, industrial and residential developer customers. The Company’s primary business is the design and installation of photovoltaic (sometimes called “solar electric” or “PV” for short) solar power systems for the commercial, industrial and residential developer markets. Based on its design the Company orders components from manufacturers, has them shipped to the job site and then completes the job. The Company will also order extra solar panels for inventories and hold them until needed for a particular job.

The Company recognizes revenue from its contracts over the contractual period under the percentage-of-completion (“POC”) method of accounting. Under the POC method of accounting, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at the completion of the contract. Recognized revenue that will not be billed under the terms of the contract until a later date is recorded as an asset captioned “Costs and estimated earnings in excess of billings on uncompleted contracts.” Contracts where billings to date have exceeded recognized revenue are recorded as a liability captioned “Billings in excess of costs and estimated earnings on uncompleted contracts.”  Changes to the original estimates may be required during the life of the contract.  Estimates are reviewed monthly and the effect of any change in the estimated gross margin percentage for a contract is reflected in cost of sales in the period the change becomes known. The use of the POC method of accounting involves considerable use of estimates in determining revenue, costs and profits and in assigning the amounts to accounting periods. As a result, there can be a significant disparity between earnings (both for accounting and taxes) as reported and actual cash received by the Company during any reporting period. The Company continually evaluates all of the issues related to the assumptions, risks and uncertainties inherent with the application of the POC method of accounting; however, it is not assured that its estimates will be accurate. If the Company’s estimates are not accurate or a contract is terminated, it will be forced to adjust revenue in later periods. Furthermore, even if its estimates are accurate, the Company may have a shortfall in its cash flow and it may need to borrow money to fund its work in process or to pay taxes until the reported earnings materialize in actual cash receipts.

From time to time, the Company performs installation and other services as a subcontractor. These services differ from contract revenue in that the Company is entitled to be compensated for subcontractor work performed prior to completion of the system, because the Company has no obligation or ownership of the system so long as it completes its tasks satisfactorily. Revenues from subcontractor projects are realized as they are completed.

Cost Recognition
Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supply, and tool costs. The Company makes provisions for estimated losses on uncompleted contracts in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.

The Company carries inventories as it needs to buy materials in advance of anticipated orders due to possible long lead times at vendors. In addition, the Company will have purchased material at job sites prior to installation and completion of the job.

Loss Per Share
The Company complies with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires dual presentation of basic and diluted income/loss per share for all periods presented. Basic income/loss per share excludes dilution and is computed by dividing income/loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income/loss of the Company. The difference between the number of shares used to compute basic income/loss per share and diluted income/loss per share relates to additional shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise. As the Company reported a net loss for the three and six month periods ended June 30, 2009 and 2008, the effects of the 28,281,366 shares issuable on exercise of outstanding warrants and options and on the conversion of notes and contractual obligations as of June 30, 2009 has not been considered in the diluted net loss per common share since these dilutive securities would reduce the loss per common share and become anti-dilutive.

Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides a new single authoritative definition of fair value and provides enhanced guidance for measuring the fair value of assets and liabilities and requires additional disclosures related to the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 is effective as of November 15, 2007. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, ''The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115”, (''SFAS 159’’). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of fiscal 2008. The adoption of this statement did not have a material effect on our financial position or results of operations since the Company did not elect to measure any applicable assets and liabilities at fair value.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS No. 141(R) is not permitted.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51”. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 is effective the first fiscal year beginning after December 15, 2008, and interim periods within that fiscal year. SFAS No. 160 applies prospectively as of the beginning of the fiscal year SFAS No. 160 is initially applied, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS No. 160 will not have a material impact on the financial statements; however, it could impact future transactions entered into by the Company.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The FASB believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s consolidated financial statements.

On May 28, 2009, the FASB issued FASB Statement No. 165, “Subsequent Events” (“SFAS No. 165”). Statement 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, Statement 165 provides:

1.
The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.

2.	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.
3.	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. Management of the Company does not expect the adoption of this pronouncement to have material impact on its financial statements.

Stock Based Compensation
The FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation (Revised).” SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized during the period in which an employee is required to provide service in exchange for the award. No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The Company adopted SFAS No. 123(R) at commencement of operations.

4. Liquidity and capital resources

Since inception, the Company has incurred losses and negative cash flows from operations and at June 30, 2009, the Company had an accumulated deficit of approximately $13.8 million.  At June 30, 2009 we had approximately $18,000 in cash and cash equivalents.  As of July 31, 2009, our available balance of cash and cash equivalents was approximately $61,000, which amount is after the receipt of the $260,000 proceeds from the July 2009 Financing, in which we sold (i) secured convertible promissory notes in the aggregate principal amount of $286,000 and (ii) warrants to purchase up to 4,085,714 shares of the Company’s common stock.  The bulk of these proceeds were to pay a portion of the overdue employee salaries and reimbursable expenses as well as employee benefits and insurance costs.  As part of the July 2009 Financing, the conversion price of the convertible notes and the purchase price of the warrants issued in the May 2009 Financing were reduced from $.10 and $.15, respectively, to $.07. See our Form 8-K filed with the Securities and Exchange Commission on August 3, 2009 and our Form 8-K/A filed with the Securities and Exchange Commission on August 5, 2009.

Based on our current plans and assumptions, which include our expectations relating to the future sale of our equity and debt securities and entering into contracts for the financing and installation of solar energy systems and the resulting cash flows and revenues, we believe that we will have adequate resources to fund our operations in 2009.  While management believes these can be accomplished, there can be no assurance that we will be successful in entering into construction contracts or selling our securities, in which case we will probably not be able to continue as a going concern.   Notwithstanding the July 2009 Financing, the May 2009 Financing and borrowings of $282,464 in the first half of 2009 from an unrelated third party, we will need to raise additional funds to pay outstanding vendor invoices and operating expenses.

5. Prepaid expenses and investor relations fees

Prepaid expenses and prepaid investor relation fees at June 30, 2009 and December 31, 2008 are as follows:

	June 30,	December 31,
	2009	2008
Payments to US public and investor relations firms	$141,667	$191,667
Prepayment to compensation to be amortized over the periods in which the services will be rendered	360,000	0
Prepaid – other	23,955	0
Prepaid insurance premiums	0	3,606

Totals	$525,622	$195,273

The Company has entered into agreements with several firms in the US to provide it with both public relations and investor relations advice and services over periods from six months to three years. These agreements call for payments in both cash and common stock and payments are being amortized over the period of each agreement.

6. Stock-based compensation and common stock issued and agreed to be issued

Upon commencement of operations, the Company entered into multiple agreements in which the Company received consulting and other services in exchange for the Company’s common stock or options to purchase the Company’s common stock. The Company complies with SFAS 123(R) and records compensation expense for the fair value of these services over the periods in which they are provided.

In September 2005, the Company agreed to grant 120,000 shares (exchanged for 232,553 shares in the Reverse Merger) to three individuals for agreeing to serve on the Board of Directors for a three-year term. The fair value of these shares at the date of such agreement was estimated to be approximately $96,000. For the six months ended June 30, 2009 and 2008, the Company recorded Board of Director fees and compensation expense, which are included in general and administrative expenses, of approximately zero, and $21,333, respectively, for these shares.  The balance of these costs was charged to earnings during 2008 and therefore there were no amounts on the balance sheets as at June 30, 2009 or December 31, 2008.

As a result of the above transactions, capital advances of $310,000 in September 2005 and $200,000 in April 2006, and services performed in exchange for shares issued prior to 2006, the Company became contractually obligated to issue shares in excess of its 200 authorized shares (“Old Shares of Clear Skies Group, Inc.”). As a result, the Company recorded a liability of approximately $894,000 as of December 31, 2006 for the value of the contractual obligations. Due to the contractual obligation to issue the excess shares, the Board of Directors, with stockholder approval, passed a resolution to increase the number of authorized shares to 10,000,000. On January 30, 2007, the certificate of incorporation (the “Charter”) was officially amended to authorize the Company to issue 10,000,000 shares (“New Shares of Clear Skies Group, Inc.”) of $0.01 par value common stock. Concurrently with the amendment to the Charter, the Company’s sole shareholder was issued 1,570,000 New Shares of Clear Skies Group, Inc. (exchanged for 3,042,570 shares in the Reverse Merger) in exchange for the Old Shares of Clear Skies Group, Inc. previously issued. Upon the amendment to the Charter, the obligation to issue 1,042,500 shares of CSG common stock (exchanged for 2,020,297 in the Reverse Merger) was fulfilled and the liability was reclassified to Stockholders’ Equity as Common Stock to the extent of par value with the excess classified as Additional Paid-In Capital. The Company was obligated under a contract with a public relations consultant to issue $4,500 worth of its common stock to the consultant each month during the term of the contract which expired on September 30, 2008. The Board determined the value of the shares for each month at the closing price of the Company’s common stock on the last trading day of the prior month.

7. Related party transactions

In April 2007, the Company issued 40,000 shares (exchanged for 77,517 shares in the Reverse Merger) to an individual who was a director as compensation for services rendered other than as a director. The fair value of these shares at issuance was estimated to be approximately $33,000 which was recorded as service fees and included in general and administrative expenses for the nine months ended September 30, 2007. In June 2008, the Company issued an option to an individual who was a director at that time as compensation for services rendered other than as a director. The option allows the individual to purchase up to 50,000 shares of the Company’s common stock at $1.21 per share and expires in December 2009. The fair value of the option at issuance was estimated to be $33,000 which was recorded as a service fee and included in general and administrative expenses when the option was issued.

Several of the Company’s officers and directors, or their affiliates, have from time to time extended loans to the Company or agreed to defer compensation payable to them in order to fund the Company’s operating expenses. In this regard: (i) Quixotic Systems, Inc. (“Quixotic”) loaned $285,000 at 10% interest compounded daily, which had been repaid in full as of December 31, 2007; and (ii) Gelvin Stevenson loaned $20,000 all of which had been repaid in full as of December 31, 2007. Furthermore, Ezra Green, the Company’s Chairman and Chief Executive Officer, agreed to the deferral of $73,259 of his compensation (of which $69,366 was unpaid and included in accrued expenses as of December 31, 2007). As of March 18, 2008, Mr. Green’s deferred compensation had been repaid in full. Mr. Green advanced $30,275 to the Company in 2006 and an additional $70,037 in 2007 (which has been recorded as a balance of $100,312 due to related party at December 31, 2007). This related party balance was also repaid in full by March 18, 2008. Such loans and other arrangements were interest free (except for Quixotic) and have not been memorialized by written promissory notes. At December 31, 2007, there were miscellaneous amounts due to related parties of approximately $4,000 which were paid in March, 2008.  As of June 30, 2009 and December 31, 2008 no related party loans were outstanding.

8. Stock Options and Warrants

In accordance with Statement on Auditing Standards ("SAS") No. 123(R), the Company uses the Black-Scholes option pricing model to measure the fair value of its Option awards granted in 2007 as part of or after the Reverse Merger described in Note 1. All Option awards granted prior to the Reverse Merger transaction described in Note 2 were exchanged for common stock as part of that transaction. The Black-Scholes model requires the input of highly subjective assumptions including volatility, expected term, risk-free interest rate and dividend yield. As the Options were granted to non-employee consultants the resulting fair value is recorded as consulting expense on a straight-line basis over the period of service of the consultants, in this case one year. The amount of this expense charged to earnings for the three and six month periods ended June 30, 2009 and 2008 were zero, zero, $33,750 and $13,924, respectively. There will be no charge against earnings in 2009.

In December 2007, the Company’s shareholders approved its 2007 Equity Incentive Plan which provides for the granting to both employees and non-employees of up to 2,500,000 shares of the Company’s common stock pursuant to awards of options and/or restricted stock. The 2007 Plan is administered by the Company’s Board of Directors or a committee appointed by the Board. On July 28, 2008, the Board adopted our 2008 Equity Incentive Plan and on March 17, 2009 it adopted our 2009 Equity Incentive Plan.  At June 30, 2009, the Company had outstanding options granted under the 2007, 2008 and 2009 Plans to purchase an aggregate of 6,000,000 shares of the Company’s common stock. On May 1, 2008 the Company adopted the Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan, which it amended on November 12, 2008 and, pursuant to that Plan as amended, each of the non-employee directors were granted options expiring in ten years to purchase 90,000 shares, 90,000 shares and 220,000 shares at $1.30, $.2725 and $.12 per share, respectively. A summary of the Company’s stock option activity in the first six months of 2009 for employees and three non-employees is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number	Exercise	Contractual
	of	Price per	Term
	Options	Option	(Years)
Employees:
Outstanding, January 1, 2009	3,030,000	$0.99	7.40
Granted — March 17 - 2009	2,555,000	$0.12	9.02
Cancelled/forfeited	-35,000	$0.49

Outstanding, June 30, 2009	5,550,000

Non-employees:
Granted — March 17 & April 14, 2009	450,000	$0.12	10.00

Outstanding, June 30, 2009	6,000,000

The following table summarizes additional information about the assumptions used to determine the fair value of stock options granted during the three and six months ended June 30, 2009:

Risk free rate	2.00% - 2.64%
Stock price volatility	121%
Dividend yield	0
Term	4.5 - 6 years

The estimated stock price volatility was derived based on the average volatility of 34 companies that the Company considered reasonably similar to it. The risk free rate of return was based on the yield of US Treasury debt of comparable maturities on the date of issuance of the Options.

During the three and six month periods ended June 30, 2009 and 2008, the Company recorded approximately $248,000, $476,000, $294,000 and $211,000, respectively, of stock-based compensation for issuances under these Plans. The amount of compensation expense not yet recognized is $1,744,445 which will be recognized over the next three years.

On July 28, 2008 and March 17, 2009, the Company’s Board of Directors adopted the Clear Skies Solar, Inc. 2008 and 2009 Equity Incentive Plans, respectively, each of which permits the granting of up to 2,500,000 shares of the Company’s common stock pursuant to awards of incentive and non-qualified stock options and/or restricted stock. The Company no longer plans to seek shareholder approval of the 2008 Plan, as, in order for any awards thereunder to qualify as incentive stock options, the Company would have had to obtain such approval by July 27, 2009.  The Company does plan to seek shareholder approval of the 2009 Plan by March 16, 2010. Options granted under each of the 2008 and 2009 Plans must have a duration of not more than ten years and, if an incentive stock option, then it must have an exercise price of not less than the Fair Market Value (as defined in each Plan) on the date of grant.  Options granted under these Plans are included in the table above.

On July 29, 2009 the Board of Directors agreed to grant employees and non-employee directors ten year fully vested options to purchase our common stock equal to the number of shares covered by existing options with an exercise price of $.50 or higher on the condition that the holders of the existing options agree to their cancellation.  The exercise price of options that would be granted to employees would be $.09 and the exercise price of options that would be granted to non-employee directors would be $.13, in both cases the fair market value on July 29, 2009 as defined in the relevant option plans.  The maximum number of options that might be granted to employees would be 1,955,000 and to non-employee directors would be 180,000.

As of June 30, 2009, the Company’s outstanding options granted prior to July 1, 2009 had no intrinsic value due to the stock price on the date of grant.

As of June 30, 2009, options granted to non-employees may be exercised to purchase a total of 410,000 shares and options granted to employees may be exercised to purchase a total of 485,000 shares.

9. Contracts
The Company generates billings based on the fulfillment of milestones, which are set forth in the signed contract for each project. Milestones may include, but are not limited to, initial permits being obtained, delivery of materials, and when installation is subsequently complete.

As of June 30, 2009 and December 31, 2008	2009		2008

Costs incurred on contracts		$2,441,162		$2,381,574
Estimated earnings, less foreseeable losses		423,899		483,488
		2,865,061		2,865,062
Billings to date		(2,907,614)		(2,905,394)
Net costs and estimated earnings/losses in excess of billings		$(42,553)		$(40,332)

These amounts are included in the accompanying June 30, 2009 and December 31, 2008 balance sheets under the following captions:

Costs and estimated earnings in excess of billings	$		$

Billings in excess of costs and estimated earnings		(42,553)		(40,332)
		$(42,553)		$(40,332)

10. Commitments and Contingencies

Litigation

From time to time, the Company is a party to various legal matters in the normal course of business, the outcome of which, in the opinion of management, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Lease commitments

The Company occupies premises, since June 25, 2008, consisting of 3,356 square feet in a modern office building pursuant to a seven year lease. Annual fixed rent under this lease is $93,968 in the first year escalating to $115,510 in the seventh year. Additional payments are due for electricity and tax escalation in amounts to be determined in each future year. The Company has provided a letter of credit as security under this lease in the initial amount of $113,634 which reduces to $56,817 after two years and to $28,408 after four years.

Employment agreements

The Company has entered into three year employment agreements with several employees providing for severance arrangements. The severance arrangements become Company obligations if the Company terminates such contract without “cause” or if the covered employee terminates his contract with “good reason” (as such terms are defined in the relevant agreement) and vary in amount (based on the salary in effect on such termination date) and duration from three months to the remainder of the contract term.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$275.34
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$0
Miscellaneous	$250.00

Total	$25,525.34

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 15. Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All purchasers of our securities were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

Sales by BIP Oil, Inc.

BIP Oil, Inc. was incorporated in the State of Nevada in January 2007 and issued 5,000,000 shares of its common stock to its founders for $50 cash and services rendered that were valued, in the aggregate, at $5,000 by its board of directors. These shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

In March 2007, BIP Oil, Inc. completed a private placement of 1,510,000 shares of its common stock to 55 investors, at a purchase price of $0.10 per share for an aggregate offering price of $151,000. These shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Sales by Clear Skies Solar, Inc.

As of December 20, 2007, we accepted subscriptions for a total of 283.8 units in a private placement, with each unit consisting of 50,000 shares of our common stock, and as of December 24, 2007, we accepted subscriptions for another 36.2 units in such private placement. In total, we sold 320 units consisting of an aggregate of 16,000,000 shares of our common stock in the December 2007 private placement for a purchase price of $25,000 per unit, pursuant to the terms of a Confidential Private Placement Memorandum, dated November 12, 2007, as supplemented. We received gross proceeds from such closings of the private placement, including $745,000 principal amount of bridge notes that were exchanged in such private placement, of $8,000,000.

Our December 2007 private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in such private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

We agreed to pay the following placement agent fees to Westminster Securities Corporation or its designees in connection with our December 2007 private placement: (i) a cash fee of $626,650 (equal to 8% of the aggregate cash purchase price of units sold to investors in the private placement, or up to 9% for units placed through selected dealers), and (ii) three-year warrants to purchase 640,000 shares of our common stock (equal to 4% of the common stock included in units sold in the private placement) at an exercise price of $0.50 per share (subject to adjustment).

On March 24, 2008, April 3, 2008, May 2, 2008 and June 1, 2008, we issued 41,374 shares (equal to $49,648.80 based on the fair market value at the time of issuance), 3,750 shares (equal to $4,687.50 based on the fair market value at the time of issuance), 3,461 shares (equal to $4,118.59 based on the fair market value at the time of issuance) and 3,913 shares (equal to $4,499.95 based on the fair market value at the time of issuance), respectively, of our common stock to a investor relations firm for services provided to us. On April 3, 2008, we issued 200,000 shares of our common stock (equal to $250,000 based on the fair market value at the time of issuance) to a public relations firm for services provided to us in accordance with an agreement dated November 28, 2007. On April 3, 2008, we issued 105,000 shares (equal to $131,250 based on the fair market value at the time of issuance) and 43,000 shares (equal to $53,750 based on the fair market value at the time of issuance), respectively, of our common stock to an employee and a consultant, respectively, for services rendered to us. On each of April 11, 2008 and June 9, 2008, we issued 25,000 shares (equal to $39,000 and $33,500, respectively, based on the fair market value at the time of issuance) of our common stock to an investor relations consultant for services provided to us in accordance with an agreement dated March 15, 2008. On June 6, 2008, we issued 100,000 shares (equal to $122,000 based on the fair market value at the time of issuance) to a financial consultant for services provided to us in accordance with an agreement dated May 12, 2008.  These securities were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

On July 1, 2008 and August 11, 2008, we issued 3,813 shares and 6,428 shares, respectively, of our common stock to an investor relations firm as compensation for services provided to us pursuant to the Letter Agreement, dated October 7, 2007, between Clear Skies Group, Inc. and Avalanche Strategic Communications. Each issuance to Avalanche was due on the first day of each month and was valued at $4,500 based on the closing price of the Company’s common stock on the last trading day of the preceding month.

On August 12 and 18, 2008, we issued a total of 30,280 shares of our common stock upon the exercise of a warrant issued in connection with our Private Placement.

On August 14, 2008, we issued 187,991 shares of our common stock to purchasers of common stock in our Private Placement as liquidated damages due to the late filing and late effectiveness of a registration statement.

On October 7, 2008 we issued 8,333 shares of our common stock to an investor relations firm as compensation for services provided to us pursuant to the Letter Agreement, dated October 7, 2007, between Clear Skies Group, Inc. and Avalanche Strategic Communications. Each issuance to Avalanche was due on the first day of each month and was valued at $4,500 based on the closing price of the Company’s common stock on the last trading day of the preceding month.

On October 8, 2008, we issued 25,000 shares (equal to $6,225 based on the fair market value at the time of issuance) of our common stock to an investor relations consultant for services provided to us in accordance with an agreement dated March 15, 2008.

On January 6 and 13, 2009, we issued 25,000 shares and 200,000 shares, respectively, of our common stock to an investor relations firm and to a law firm, respectively, as compensation for services provided to us pursuant to agreements dated March 15, 2008, and January 5, 2009.  Each issuance was valued at the closing price of the Company’s common stock on the last trading day preceding the date of issue. Each certificate carries a restricted stock legend on its face.

On May 8, July 28 and September 16, 2009, the Company entered into subscription agreements, by and among the Company and certain “accredited investors,” as that term is defined in Regulation D under the Securities Act. The subscription agreements provided for, among other things, the sale by the Company of (i) secured convertible promissory notes in the original aggregate principal amount of $400,000, $286,000 and $275,000, respectively, (ii) warrants to purchase up to 4,000,000, 4,085,714 and 1,718,750 shares, respectively, of the Company’s common stock and (iii) 1,250,000 shares of common stock in connection with the September transaction. These securities were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. In addition, in connection with the May, July and September, 2009 private placements we issued 150,000, 550,000 and 200,000 shares, respectively, to Grushko & Mittman, PC, counsel to the investors. We also issued 300,000 and 200,000 shares, respectively, in connection with the July and September private placements, to Sichenzia Ross Friedman Ference LLP, counsel to the Company.

The notes will mature one year from the issuance date  and will accrue interest at the rate of 6% per annum, payable on the maturity date, except for the September notes that mature on October 31, 2009 and have an interest rate of 5% per annum. During an event of default (as defined in the notes), the interest rate of the notes will be increased to 18% per annum until paid in full.  In addition, upon the occurrence of an event of default, all principal and interest then remaining unpaid shall immediately become due and payable upon demand. Events of default include but are not limited to (i) the Company’s failure to make payments when due, (ii) breaches by the Company of its representations, warranties and covenants, and (iii) delisting of the Company’s common stock from the OTC Bulletin Board.

Pursuant to the terms of the notes, the subscribers have the right, so long as the notes are not fully repaid, to convert the notes into shares of the Company’s common stock at a conversion price of $.07 per share, and the September note holders at $.16 per share, as may be adjusted.  The notes contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing conversion price, the conversion price of the notes will automatically be reduced to such lower price. The notes contain limitations on conversion, including the limitation that the holder may not convert its note to the extent that upon conversion the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the subscriber to the Company, of up to 9.99%). If the Company does not consummate a sale of its common stock that nets at least $700,000 (the “Additional Funding”) within twenty-eight days after the issuance date (September 16, 2009), then the conversion price of the September Notes shall be reduced to $0.07, or if the Additional Funding is not consummated within fifty-six days after the issuance date, then the conversion price will be further reduced to $0.04.

The notes are secured by a security interest in certain assets of the Company, pursuant to a security agreement.

The warrants are exercisable for a period of three (3) years at an exercise price of $.07 per share, as may be adjusted.  The warrants contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing exercise price, the exercise price of the Warrants will automatically be reduced to such lower price.  The warrants contain limitations on exercise, including the limitation that the holders may not convert their Warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the Subscriber to the Company, of up to 9.99%). If the Company does not consummate a sale of its common stock that nets at least $700,000 (the “Additional Funding”) within twenty-eight days after the issuance date (September 16, 2009), then the exercise price of the September Warrants shall be reduced to $0.07, or if the Additional Funding is not consummated within fifty-six days after the issuance date, then the exercise price will be further reduced to $0.04.

The warrants may be exercised on a “cashless” basis commencing ninety-one (91) days after their  issuance, only with respect to underlying shares not included for unrestricted public resale in an effective registration statement on the date notice of exercise is given by the holder.

 In connection with a series of loans from the Green Energy Trust (the “Trust”), a non-affiliated third party, we issued unsecured two year notes (the “GET Notes”) in an aggregate face amount of $257,464, bearing interest at a rate of 8% per annum, payable quarterly in cash or stock at our option and, if stock, at $.15 per share.  The GET Notes are convertible into shares of our common stock with the conversion price of each note originally set at $.03 below the closing price per share of our common stock on the day before the issuance of each note.  During an event of default (as defined in the GET Notes), their interest rate will be increased to 12% per annum until paid in full.  In addition, upon the occurrence of an event of default, all principal and interest then remaining unpaid shall immediately become due and payable upon demand in an amount equal to 115% thereof. Events of default include but are not limited to (i) the Company’s failure to make payments when due and (ii) change of control of the Company as defined therein.

Simultaneously with the issuance of the GET Notes we issued warrants to the Trust.  The warrants are exercisable for a period of five (5) years at an exercise price of $.05 per share higher than the closing price per share of our common stock on the day before the issuance of each note, as may be adjusted. The Warrants contain anti-dilution provisions including in the event of a recapitalization, reclassification, subdivision or combination of shares, a stock dividend is declared or a stock and rights offering is made to shareholders.

The Warrants may be exercised on a “cashless” basis only with respect to underlying shares not included for unrestricted public resale in an effective registration statement on the date notice of exercise is given by the holder.

The dates of the loans from the Trust are: February 12, 19, 24 and 27, 2009, March 12, 20, 25, 26 and 30, 2009, April 3, 17, 27 and 29, 2009 and May 5, 2009.  On August 26, 2009 we issued  46,786 shares of our common stock in payment of interest on outstanding promissory notes held by Green Energy Trust valued in accordance with the terms of the notes at $.15 per share.  On August 26, 2009 we and the Trust entered into an agreement whereby the conversion price of the GET Notes was reduced to $.05, the Trust surrendered for cancellation warrants to purchase 1,922,957 shares of our common stock and the Trust waived its registration rights beyond two million shares of our common stock underlying the GET Notes.   The Trust then entered into agreements with two other trusts, both non-affiliated third parties, for the sale of the GET Notes.  One of those trusts has converted the GET Notes into our common stock.  On September 4, 2009 we issued 2,520,000 shares of our common stock on the conversion of outstanding convertible promissory notes with an aggregate principal amount of $126,000.

On April 1, June 8, July 24 , July 30 and August 7, 2009 we issued 177,778, 378,601,183,908, 35,714 and 171,429 shares, respectively, of our common stock to Harvey Kesner as nominee of Sichenzia Ross Friedman Ference LLP, counsel to the Company, for legal services rendered.  The shares were issued based on 75% of the average market price during the last ten trading days of each month for which services were rendered.

On April 3, 2009 we issued 3,000,000 shares of common stock to Ezra Green, our Chairman and Chief Executive Officer, as a bonus for services rendered.

On April 7, 2009 we issued 250,000 shares of common stock to a marketing consultant valued at $0.10 per share, the closing price on the day before issuance.

On May 8 and June 10, 2009 we issued 1,000,000 and 975,000 shares, respectively, of our common stock to investor relations consultants valued $.08 and $.07, respectively, per share, the closing prices on the day before issuance.

On June 9, 2009 we issued 150,500 shares of our common stock to an attorney for services rendered at the closing price on the day before issuance of $.07 per share.

On August 12, 2009 we issued 100,000 shares of our common stock to a consultant for web development services valued at $0.18 per share, the closing price on the day before issuance.

In August 2009 we issued a total of 2,228,174 shares of our common stock on the cashless exercise of warrants issued in connection with the May and July 2009 financings.

On October 20, 2009, we sold 8,003,662 shares of our common stock in a private placement for $720,329. The October 2009 offerings were made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the offerings were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2), 4(6) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. Offerings to certain October 2009 investors are also exempt under Regulation S under the Securities Act.

Sales by Clear Skies Group, Inc.

On September 30, 2005 and April 18, 2006, Clear Skies Group, Inc. sold shares of its common stock and warrants to Rudd-Klein for aggregate gross proceeds of $410,000. In addition, on April 25, 2006, Clear Skies Group, Inc. sold its common stock in a private placement transaction that raised gross proceeds of $100,000. Furthermore, on April 26, 2007 and July 26, 2007, Clear Skies Group, Inc. sold shares of its common stock and warrants in a series of private placements to two separate purchasers, for aggregate gross proceeds of $75,000 and $20,000, respectively. The offerings were made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the offerings were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

From time to time, Quixotic, Gelvin Stevenson and Ezra Green extended loans to Clear Skies Group, Inc. or agreed to defer compensation payable to them in order to fund Clear Skies Group, Inc.’s operating expenses. In consideration for the extension and maintenance of such credit and deferral of salary, on May 7, 2007, Clear Skies Group, Inc. granted Mr. Green, Quixotic and Dr. Stevenson shares of its common stock that were exchanged for 639,521, 242,242 and 77,518 shares of our common stock, respectively, in our reverse merger. Such shares of Clear Skies Group, Inc.’s common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

On August 31, 2007 and September 12, 2007, Clear Skies Group, Inc. sold an aggregate of $745,000 principal amount of 10% secured bridge notes. The purchasers of such bridge notes paid an aggregate gross purchase price of $745,000 for such bridge notes and shares of common stock of Clear Skies Group, Inc., which common stock was exchanged for an aggregate of 2,310,029 shares of our common stock in the reverse merger. Pursuant to the bridge notes, the holders had the right to exchange such bridge notes for an amount of securities that could be purchased in Clear Skies Group, Inc.’s next offering that met certain criteria for a purchase price equal to the outstanding principal and accrued interest on such bridge notes. Accordingly, each holder of bridge notes was entitled to elect whether to be repaid upon consummation of our December 2007 private placement or to exchange its bridge notes for units sold in such private placement. As a result of such elections, upon the closing of our December 2007 private placement, we issued an aggregate of 1,490,000 shares of our common stock in exchange for $745,000 principal amount of bridge notes. The bridge notes and related Clear Skies Group, Inc. common shares were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

In connection with the issuance of the bridge notes and related Clear Skies Group, Inc. common shares, we issued to designees Westminster Securities Corporation, Clear Skies Group, Inc.’s placement agent for such offering, three-year warrants to purchase an aggregate of 92,401 shares of our common stock at an exercise price of $0.50 per share (subject to adjustment).

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization, dated as of December 19, 2007, by and among Clear Skies Holdings, Inc., Clear Skies Group, Inc. and Clear Skies Acquisition Corp. (2)
2.2	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Secretary of State of the State of Delaware on December 19, 2007 (2)
2.3	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Department of State of the State of New York on December 20, 2007 (2)
3.1(a)	Certificate of Incorporation (1)
3.1(b)	Certificate of Amendment to Certificate of Incorporation (3)
3.2	By-laws (1)
5.1*	Form of Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Form of Subscription Agreement (2)
10.2	Form of Placement Warrant (2)

Exhibit No.	Description
10.3	Form of Registration Rights Agreement (2)
10.4	Form of Lock-Up Agreement (2)
10.5	Placement Agent Agreement, dated November 14, 2007, between Clear Skies Group, Inc. and Westminster Securities Corporation (2)
10.6	Form of Directors and Officers Indemnification Agreement (2)
10.7	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green (2)
10.8	Amended and Restated Executive Employment Agreement, dated November 12, 2008 by and between Clear Skies Solar, Inc. and Ezra J. Green (11)
10.9	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Robert Parker (2)
10.10	Clear Skies Holdings, Inc. 2007 Equity Incentive Plan (2)
10.11	Form of 2007 Incentive Stock Option Agreement (2)
10.12	Form of 2007 Non-Qualified Stock Option Agreement (2)
10.13	Clear Skies Solar, Inc. 2008 Equity Incentive Plan (9)
10.14	Form of 2008 Incentive Stock Option Agreement (11)
10.15	Form of 2008 Non-Qualified Stock Option Agreement (11)
10.16	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of December 20, 2007, between Clear Skies Holdings, Inc. and BIP Holdings, Inc. (2)
10.17	Stock Purchase Agreement, dated as of December 20, 2007 among Clear Skies Holdings, Inc., Bobby Stanley and Joseph I. Lewis (2)
10.18	Settlement Agreement and Mutual Release among Alpha Energy, Clear Skies Group, Inc. and Quixotic Systems, Inc., dated as of August 30, 2007 (2)
10.19	Indemnity and Guaranty Agreement, dated as of August 25, 2007, by Ezra Green and Clear Skies Group, Inc., jointly and severally, in favor of Quixotic Systems, Inc. (2)
10.20	Form of Note Purchase Agreement, dated as of November 7, 2007, between Clear Skies Group, Inc. and each purchaser of 8% Promissory Notes of Clear Skies Group, Inc. (2)
10.21	Form of 8% Promissory Notes of Clear Skies Group, Inc., dated November 7, 2007 (2)
10.22	Settlement Agreement and Release, dated as of November 8, 2007, among Clear Skies Group, Inc., Sustainable Profitability Group, Inc. and Mayur Subbarao (2)
10.23	Resignation Letter from Bobby Stanley, dated December 20, 2007 (2)
10.24	Employment Agreement, dated December 31, 2007, by and between Clear Skies Holdings, Inc. and Arthur L. Goldberg (4)
10.25	Amended and Restated Executive Employment Agreement, dated November 12, 2008 by and between Clear Skies Solar, Inc. and Arthur L. Goldberg (11)
10.26	Summary sheet of amendment, dated February 6, 2008, to the terms of Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green (4)
10.27	Employment Agreement, dated March 19 2008, by and between Clear Skies Solar, Inc. and Thomas Oliveri (5)
10.28	Amended and Restated Executive Employment Agreement, dated November 12, 2008 by and between Clear Skies Solar, Inc. and Thomas Oliveri (11)
10.29	Letter Agreement, dated October 7, 2007, between Clear Skies Group, Inc. and Avalanche Strategic Communications (6)
10.30	Client Service Agreement, dated as of November 28, 2007, between Clear Skies Group, Inc. and PR Financial Marketing, LLC (6)
10.31	Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan
10.32	Amendment Number One to the Clear Skies Solar, Inc. 2008 Non-Employee Directors Compensation Plan (11)
10.33	Form of 2008 Non-Employee Director Compensation Plan Non-Qualified Stock Option Agreement (11)
10.34	Lease between Hub Properties Trust and Clear Skies Solar, Inc., dated May 30, 2008 (8)
10.34	Lease of new office space dated May 30, 2008 (8)
10.35	Consulting Services Agreement, dated as of April 30, 2009 between the Company and Ice Cold Stocks (10)

Exhibit No.	Description
10.36	Consulting Agreement, dated as of May 8, 2009, between the Company and Barry Honig (10)
10.37	Amendment to Consulting Agreement, dated as of May 8, 2009, between the Company and Barry Honig (10)
10.38	Subscription Agreement, dated as of May 8, 2009, by and among the Company and the subscribers listed therein (10)
10.39	Form of Convertible Promissory Note (10)
10.40	Form of Warrant to Purchase Common Stock (10)
10.41	Security Agreement, dated as of May 8, 2009, by and among the Company and the signatories thereon (10)
10.42	Form of Warrant issued to Kim Davis, Nominee of Ice Cold Stocks (11)
10.43	Clear Skies Solar, Inc. 2009 Equity Incentive Plan (14)
10.44	Form of 2009 Incentive Stock Option Agreement (14)
10.45	Form of 2009 Non-Qualified Stock Option Agreement (14)
10.46	Form of Subscription Agreement, dated as of July 28, 2009, by and among the Company and the subscribers listed therein (13)
10.47	Form of Convertible Promissory Note (13)
10.48	Form of Warrant to Purchase Common Stock (13)
10.49	Form of convertible note issued to Green Energy Trust. (15)
16	Letter from J.H. Cohn, LLP, dated April 29, 2009 (12)
21.1	List of Subsidiaries (11)
23.1*	Consent of Davis Accounting Group P.C.
23.2*	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto) (14)

* Filed herewith

(1)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 19, 2007.

(2)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 26, 2007.

(3)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on January 30, 2008.

(4)	Incorporated herein by reference to the copy of such document included as an exhibit to our Registration Statement on Form S-1 filed on March 27, 2008.

(5)	Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-KSB filed on March 31, 2008.

(6)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 1 to our Registration Statement on Form S-1 filed on May 23, 2008.

(7)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 3 to our Registration Statement on Form S-1 filed on July 15, 2008.

(8)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 2 to our Registration Statement on Form S-1 filed on June 24, 2008.

(9)	Incorporated herein by reference to the copy of such document included as an exhibit to our Form 10-Q for the three months ended June 30, 2008 filed on August 12, 2008.

(10)	Incorporated herein by reference to the copy of such document included as an exhibit to our Form 8-K filed on May 13, 2009.

(11)	Incorporated herein by reference to the copy of such document included as an exhibit to our Form 10-K filed on May 15, 2009.

(12)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 1 to our Form 8-K filed on April 29, 2009.

(13)	Incorporated herein by reference to the copy of such document included as an exhibit to our Form 8-K filed on August 3, 2009.

(14)	Incorporated herein by reference to the copy of such document included as an exhibit to our Registration Statement on Form S-1 filed on June 4, 2009.

(15)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 3 to our Registration Statement on Form S-1 filed on October 23, 2009.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mineola, state of New York, on October  28 , 2009.

CLEAR SKIES SOLAR, INC.

By:	/s/ Ezra J. Green
	Name:	Ezra J. Green
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ezra J. Green	Chief Executive Officer and Chairman of the Board	October 28 , 2009
Ezra J. Green	of Directors (Principal Executive Officer)

/s/ Arthur L. Goldberg	Chief Financial Officer, Vice President, Secretary and Treasurer	October 28 , 2009
Arthur L. Goldberg	(Principal Financial and Accounting Officer)

*	Director	October 28 , 2009
Gelvin Stevenson, PhD

*	Director	October 28 , 2009
Pamela J. Newman, PhD

*  Signed by Ezra J. Green , as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization, dated as of December 19, 2007, by and among Clear Skies Holdings, Inc., Clear Skies Group, Inc. and Clear Skies Acquisition Corp. (2)
2.2	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Secretary of State of the State of Delaware on December 19, 2007 (2)
2.3	Certificate of Merger, merging Clear Skies Acquisition Corp. with and into Clear Skies Group, Inc., filed with the Department of State of the State of New York on December 20, 2007 (2)
3.1(a)	Certificate of Incorporation (1)
3.1(b)	Certificate of Amendment to Certificate of Incorporation (3)
3.2	By-laws (1)
5.1*	Form of Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Form of Subscription Agreement (2)
10.2	Form of Placement Warrant (2)
10.3	Form of Registration Rights Agreement (2)
10.4	Form of Lock-Up Agreement (2)
10.5	Placement Agent Agreement, dated November 14, 2007, between Clear Skies Group, Inc. and Westminster Securities Corporation (2)
10.6	Form of Directors and Officers Indemnification Agreement (2)
10.7	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green (2)
10.8	Amended and Restated Executive Employment Agreement, dated November 12, 2008 by and between Clear Skies Solar, Inc. and Ezra J. Green (11)
10.9	Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Robert Parker (2)
10.10	Clear Skies Holdings, Inc. 2007 Equity Incentive Plan (2)
10.11	Form of 2007 Incentive Stock Option Agreement (2)
10.12	Form of 2007 Non-Qualified Stock Option Agreement (2)
10.13	Clear Skies Solar, Inc. 2008 Equity Incentive Plan (9)
10.14	Form of 2008 Incentive Stock Option Agreement (11)
10.15	Form of 2008 Non-Qualified Stock Option Agreement (11)
10.16	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of December 20, 2007, between Clear Skies Holdings, Inc. and BIP Holdings, Inc. (2)
10.17	Stock Purchase Agreement, dated as of December 20, 2007 among Clear Skies Holdings, Inc., Bobby Stanley and Joseph I. Lewis (2)
10.18	Settlement Agreement and Mutual Release among Alpha Energy, Clear Skies Group, Inc. and Quixotic Systems, Inc., dated as of August 30, 2007 (2)
10.19	Indemnity and Guaranty Agreement, dated as of August 25, 2007, by Ezra Green and Clear Skies Group, Inc., jointly and severally, in favor of Quixotic Systems, Inc. (2)
10.20	Form of Note Purchase Agreement, dated as of November 7, 2007, between Clear Skies Group, Inc. and each purchaser of 8% Promissory Notes of Clear Skies Group, Inc. (2)
10.21	Form of 8% Promissory Notes of Clear Skies Group, Inc., dated November 7, 2007 (2)
10.22	Settlement Agreement and Release, dated as of November 8, 2007, among Clear Skies Group, Inc., Sustainable Profitability Group, Inc. and Mayur Subbarao (2)
10.23	Resignation Letter from Bobby Stanley, dated December 20, 2007 (2)
10.24	Employment Agreement, dated December 31, 2007, by and between Clear Skies Holdings, Inc. and Arthur L. Goldberg (4)
10.25	Amended and Restated Executive Employment Agreement, dated November 12, 2008 by and between Clear Skies Solar, Inc. and Arthur L. Goldberg (11)
10.26	Summary sheet of amendment, dated February 6, 2008, to the terms of Employment Agreement, dated December 20, 2007, by and between Clear Skies Holdings, Inc. and Ezra J. Green (4)
10.27	Employment Agreement, dated March 19 2008, by and between Clear Skies Solar, Inc. and Thomas Oliveri (5)

Exhibit No.	Description
10.28	Amended and Restated Executive Employment Agreement, dated November 12, 2008 by and between Clear Skies Solar, Inc. and Thomas Oliveri (11)
10.29	Letter Agreement, dated October 7, 2007, between Clear Skies Group, Inc. and Avalanche Strategic Communications (6)
10.30	Client Service Agreement, dated as of November 28, 2007, between Clear Skies Group, Inc. and PR Financial Marketing, LLC (6)
10.31	Clear Skies Solar, Inc. 2008 Non-Employee Director Compensation Plan
10.32	Amendment Number One to the Clear Skies Solar, Inc. 2008 Non-Employee Directors Compensation Plan (11)
10.33	Form of 2008 Non-Employee Director Compensation Plan Non-Qualified Stock Option Agreement (11)
10.34	Lease between Hub Properties Trust and Clear Skies Solar, Inc., dated May 30, 2008 (8)
10.34	Lease of new office space dated May 30, 2008 (8)
10.35	Consulting Services Agreement, dated as of April 30, 2009 between the Company and Ice Cold Stocks (10)
10.36	Consulting Agreement, dated as of May 8, 2009, between the Company and Barry Honig (10)
10.37	Amendment to Consulting Agreement, dated as of May 8, 2009, between the Company and Barry Honig (10)
10.38	Subscription Agreement, dated as of May 8, 2009, by and among the Company and the subscribers listed therein (10)
10.39	Form of Convertible Promissory Note (10)
10.40	Form of Warrant to Purchase Common Stock (10)
10.41	Security Agreement, dated as of May 8, 2009, by and among the Company and the signatories thereon (10)
10.42	Form of Warrant issued to Kim Davis, Nominee of Ice Cold Stocks (11)
10.43	Clear Skies Solar, Inc. 2009 Equity Incentive Plan (14)
10.44	Form of 2009 Incentive Stock Option Agreement (14)
10.45	Form of 2009 Non-Qualified Stock Option Agreement (14)
10.46	Form of Subscription Agreement, dated as of July 28, 2009, by and among the Company and the subscribers listed therein (13)
10.47	Form of Convertible Promissory Note (13)
10.48	Form of Warrant to Purchase Common Stock (13)
10.49	Form of convertible note issued to Green Energy Trust. (15)
16	Letter from J.H. Cohn, LLP, dated April 29, 2009 (12)
21.1	List of Subsidiaries (11)
23.1*	Consent of Davis Accounting Group P.C.
23.2*	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto) (14)

* Filed herewith

(1)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 19, 2007.

(2)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on December 26, 2007.

(3)	Incorporated herein by reference to the copy of such document included as an exhibit to our Current Report on Form 8-K filed on January 30, 2008.

(4)	Incorporated herein by reference to the copy of such document included as an exhibit to our Registration Statement on Form S-1 filed on March 27, 2008.

(5)	Incorporated herein by reference to the copy of such document included as an exhibit to our Annual Report on Form 10-KSB filed on March 31, 2008.

(6)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 1 to our Registration Statement on Form S-1 filed on May 23, 2008.

(7)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 3 to our Registration Statement on Form S-1 filed on July 15, 2008.

(8)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 2 to our Registration Statement on Form S-1 filed on June 24, 2008.

(9)	Incorporated herein by reference to the copy of such document included as an exhibit to our Form 10-Q for the three months ended June 30, 2008 filed on August 12, 2008.

(10)	Incorporated herein by reference to the copy of such document included as an exhibit to our Form 8-K filed on May 13, 2009.

(11)	Incorporated herein by reference to the copy of such document included as an exhibit to our Form 10-K filed on May 15, 2009.

(12)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 1 to our Form 8-K filed on April 29, 2009.

(13)	Incorporated herein by reference to the copy of such document included as an exhibit to our Form 8-K filed on August 3, 2009.

(14)	Incorporated herein by reference to the copy of such document included as an exhibit to our Registration Statement on Form S-1 filed on June 4, 2009.

(15)	Incorporated herein by reference to the copy of such document included as an exhibit to Amendment No. 3 to our Registration Statement on Form S-1 filed on October 23, 2009.